      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999



                                            REGISTRATION STATEMENT NO. 333-81341

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                               ------------------


                       WASTE SYSTEMS INTERNATIONAL, INC.
         AND THE SUBSIDIARY GUARANTORS IDENTIFIED IN FOOTNOTE (A) BELOW (Exact name of Co-Registrants as specified in their Charters)



                                    DELAWARE
                 (State or Other Jurisdiction of Organization)
       (For Co-Registrants, please see Footnote A on the following page.)


                                      6794
               (Primary Standard Industrial Classification Code)


                                   95-420366
                      (I.R.S. Employer Identification No.)
       (For Co-Registrants, please see Footnote A on the following page.)


                         420 BEDFORD STREET, SUITE 300
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 862-3000


              (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Co-Registrants' Principal Executive Office)


                               PHILIP W. STRAUSS
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       WASTE SYSTEMS INTERNATIONAL, INC.
                         420 BEDFORD STREET, SUITE 300
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 862-3000

                      (Name, Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent for Service)
                         ------------------------------

                                    COPY TO:

                             THOMAS P. STORER, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                                BOSTON, MA 02109
                                 (617) 570-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED          PROPOSED
                                                  AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
           TITLE OF EACH CLASS OF                  TO BE        OFFERING PRICE       AGGREGATE      REGISTRATION FEE
        SECURITIES TO BE REGISTERED             REGISTERED       PER NOTE (1)     OFFERING PRICE          (2)
11 1/2% Series B Senior Notes due 2006......    $77,500,000          100%           $77,500,000         $21,545
Subsidiary Guarantees.......................        --                --                --               $0 (3)


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act").


(2) The filing fee was paid June 23, 1999.



(3) Pursuant to Rule 457(n) under the Securities Act.



The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    (A) The following direct or indirect wholly owned subsidiaries of Waste Systems International, Inc. are guarantors of the notes and are co-registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated:

    WSI Medical Waste Systems, Inc., a Delaware corporation (04-3377563); Biosafe Systems, Inc., a Delaware corporation (34-4027808);
    WSI New York Holdings, Inc., a Delaware corporation (04-3428760);
    WSI of New York, Inc., a Delaware corporation (04-3434005);
    Palmer Resource Recovery Corp., a New York corporation (16-1557988);
    WSI Camden Transfer Station, Inc., a Delaware corporation (04-3457679);
    WSI Vermont Holdings, Inc., a Delaware corporation (04-0347845);
    WSI of Vermont, Inc., a Delaware corporation (04-0354296);
    WSI Moretown Landfill, Inc., a Delaware corporation (03-0355691);
    WSI Burlington Transfer Station, Inc., a Delaware corporation (04-3374689); WSI St. Johnsbury Transfer Station, Inc., a Delaware corporation (03-0356503);
    WSI Waitsfield Transfer Station, Inc., a Delaware corporation (04-3292469); WSI Massachusetts Holdings, Inc., a Delaware corporation (04-3301441);
    WSI Massachusetts Recycling, Inc., a Delaware corporation (04-3470404);
    WSI of Massachusetts Hauling, Inc., a Delaware corporation (04-3301442); WSI of South Hadley, Inc., a Delaware corporation (04-3086959);
    WSI Oxford Transfer Station, Inc., a Delaware corporation (04-3454163);
    WSI Maryland Holdings, Inc., a Delaware corporation (04-3428758);
    WSI Pennsylvania Holdings, Inc., a Delaware corporation (04-3301448);
    WSI Altoona Hauling, Inc., a Delaware corporation (04-3301449);
    WSI Hopewell Landfill, Inc., a Delaware corporation (04-3301445);
    WSI Somerset Hauling, Inc., a Delaware corporation (04-3460153);
    Community Refuse Service, Inc., a Pennsylvania corporation (23-1554822); WSI Harrisburg Hauling, Inc., a Delaware corporation (04-3301450); and Mostoller Landfill, Inc., a Pennsylvania corporation (25-1622775).

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 8, 1999


PROSPECTUS

                                     [LOGO]

                       WASTE SYSTEMS INTERNATIONAL, INC.

 OFFER TO EXCHANGE $77,500,000 PRINCIPAL AMOUNT OF ITS 11 1/2% SERIES B SENIOR
                                     NOTES
   DUE 2006 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR THE SAME
       PRINCIPAL AMOUNT OF ITS OUTSTANDING 11 1/2% SENIOR NOTES DUE 2006

    $100,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2006 outstanding.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

- We will exchange your validly tendered outstanding 11 1/2% Senior Notes for an equal principal amount of registered 11 1/2% Series B Senior Notes due 2006.

- The 11 1/2% Series B Senior Notes due 2006 we will issue in the exchange offer are substantially identical to those of the currently outstanding senior notes, except that some transfer restrictions and registration rights relating to the outstanding Senior Notes will not apply to the new 11 1/2% Series B Senior Notes due 2006.

-  The exchange offer expires at 5:00 p.m., New York City time, on [          ],
   1999.

- There is currently no established trading market for the 11 1/2% Series B Senior Notes due 2006, and we do not intend to apply to list the 11 1/2% Series B Senior Notes due 2006 on any securities exchange.

- The exchange offer is not subject to any condition other than its compliance with applicable laws, with applicable interpretations of the staff of the Securities and Exchange Commission, and other customary conditions.

- You may tender outstanding 11 1/2% Senior Notes due 2006 only in denominations of $10,000 and multiples of $10,000. You may withdraw your tender of outstanding 11 1/2% Senior Notes due 2006 at any time before the exchange offer's expiration.

-  We will not receive any cash proceeds from this offer.

- The exchange of 11 1/2% Senior Notes due 2006 should not be a taxable exchange for United States federal income tax purposes.

                CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING
                         ON PAGE 14 OF THIS PROSPECTUS.

                            ------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SENIOR NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is [          ], 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

Prospectus Summary.........................................................................................           1
  The Exchange Offer.......................................................................................           1
  The Company..............................................................................................           1
  Summary of the Terms of the Exchange Offer...............................................................           5
  Summary of Terms of the New Senior Notes.................................................................           9
  Summary Historical Financial Data........................................................................          12

Risk Factors...............................................................................................          14
  Requirements for the resale of the New Senior Notes......................................................          14
  There may be a limited market for the New Senior Notes...................................................          14
  The trading price for the Senior Notes may be volatile...................................................          15
  Payment of principal and interest on the Senior Notes is subordinated to our secured debt and our
    subsidiaries' secured debt.............................................................................          15
  A court may declare the subsidiary guarantees void, subordinated or take other actions detrimental to
    you....................................................................................................          15
  We may be unable to meet our obligations to repurchase the Senior Notes upon a change of control.........          16
  Consequences of original issue discount..................................................................          16
  Failure to exchange the Old Senior Notes may have adverse consequences to you............................          16
  Your failure to follow the exchange offer procedures may prevent you from receiving New Senior Notes in
    the exchange...........................................................................................          17
  Our history of losses make the Senior Notes a highly speculative investment..............................          17
  Our high level of indebtedness could adversely affect our financial health...............................          17
  Incurring more debt could further exacerbate the risks of our high level of indebtedness.................          18
  We may not generate enough cash to service our indebtedness or our other liquidity needs.................          18
  We have no control over many factors in our ability to finance planned growth............................          19
  Our future success depends upon our ability to manage rapid growth in operations and personnel...........          19
  Our future success depends upon our ability to identify, acquire and integrate acquisition targets.......          19
  Loss of key executives could affect Waste Systems' ability to achieve our business objectives............          20
  Failed acquisitions or projects may adversely affect our results of operations and financial condition...          20
  Our business may not succeed due to the highly competitive nature of the solid waste management
    industry...............................................................................................          20
  Seasonal revenue fluctuations may negatively impact our operations.......................................          21
  The geographic concentration of our operations magnifies the risks to our success........................          21
  Potential difficulties in acquiring landfill capacity could increase our costs...........................          21
  Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our
    business...............................................................................................          22
  Estimated accruals for landfill closure and post-closure costs may not meet our actual financial
    obligations............................................................................................          22
  Environmental and other government regulations impose costs and uncertainty on our operations............          22
  We are exposed to potential liability for environmental damage and regulatory
    noncompliance..........................................................................................          23
  Our environmental liability insurance may not cover all risks of loss....................................          23

                                                                                                                PAGE
                                                                                                                -----
  Addressing local community concerns about our operations may adversely affect
    our business...........................................................................................          23
  Year 2000 problems could have an adverse impact on our business..........................................          23

Use of Proceeds............................................................................................          24

Capitalization.............................................................................................          25

Selected Consolidated Financial Data.......................................................................          26

Forward-Looking Statements.................................................................................          28

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          28

Business...................................................................................................          40

Management.................................................................................................          54

Principal Stockholders.....................................................................................          60

Certain Relationships and Related Transactions.............................................................          62

The Exchange Offer.........................................................................................          63

Description of Senior Notes................................................................................          74
  Summary of General Terms of the Senior Notes.............................................................          74
  Subsidiary Guarantees....................................................................................          77
  Redemption...............................................................................................          79
  Ranking..................................................................................................          79
  Change of Control........................................................................................          79
  Certain Covenants........................................................................................          81
  Merger, Consolidation or Sale of Assets..................................................................          92
  Events of Default........................................................................................          92
  Defeasance...............................................................................................          94
  Satisfaction and Discharge of the Indenture..............................................................          96
  Transfer and Exchange....................................................................................          96
  Amendments and Waivers...................................................................................          96
  Concerning the Trustee...................................................................................          97
  Governing Law............................................................................................          98
  Certain Definitions......................................................................................          98

Book-Entry; Delivery and Form..............................................................................         109

Certain United States Federal Income Tax Consequences......................................................         112

Plan of Distribution.......................................................................................         117

Legal Matters..............................................................................................         118

Experts....................................................................................................         118

Where You May Find More Information........................................................................         118

Documents Incorporated by Reference........................................................................         119

Index to Financial Statements..............................................................................         F-1

                               PROSPECTUS SUMMARY

    This summary highlights selected information from this prospectus, but does not contain all the information that may be important to you. This prospectus includes or incorporates by reference specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to review the detailed information and data appearing elsewhere or incorporated by reference in this prospectus. Except in discussing our business and results of operations and where the context requires otherwise, references in this prospectus to "we," "us," "our," "WSI," "Waste Systems" or "Company" refer to Waste Systems International, Inc., and not to any of our subsidiaries. The term "Old Senior Notes" refers to the 11 1/2% Senior Notes due 2006 originally issued on March 2, 1999 and currently outstanding. The term "New Senior Notes" refers to the 11 1/2% Series B Senior Notes due 2006 offered by this prospectus. The term "Senior Notes" refers to the Old Senior Notes and the New Senior Notes collectively.

                               THE EXCHANGE OFFER

    On March 2, 1999, we completed the private offering and sale of $100,000,000 principal amount of the Old Senior Notes to the initial purchaser, First Albany Corporation. The Senior Notes are guaranteed by all of our current subsidiaries.

    At the time of that private sale, Waste Systems and the guarantors of the Senior Notes entered into a registration rights agreement with the initial purchaser in which we agreed to deliver to you this prospectus and to complete the exchange offer on or before October 28, 1999. As a holder of outstanding Old Senior Notes, you are entitled in the exchange offer to exchange your Old Senior Notes for a like principal amount of New Senior Notes which will be registered under the Securities Act of 1933 but otherwise have substantially identical terms as the Old Senior Notes. We are obligated to pay additional interest on the Old Senior Notes if the Securities and Exchange Commission does not declare the registration statement, of which this prospectus forms a part, effective on or before September 28, 1999. You should read the discussion under the heading "Summary of Terms of the New Senior Notes" and "Description of Senior Notes" for further information regarding the New Senior Notes.

    We believe that the New Senior Notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provision of the Securities Act, subject to conditions described in this prospectus. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the resale of Senior Notes.

                                  THE COMPANY

    We are an integrated non-hazardous solid waste management company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and mid-Atlantic states where we operate. We are achieving significant growth by implementing an active acquisition strategy, and plan to contribute to our growth by generating increased sales from existing operations and achieving greater operating efficiencies. Waste Systems is a Delaware corporation. Our principal executive offices are located at 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420, and our telephone number is
(781) 862-3000.

CURRENT INTEGRATED OPERATIONS

    We currently operate, and intend to expand, regional networks of integrated waste collection and disposal operations. These integrated networks consist of operating landfills, waste transfer stations, and waste collection operations.

    - WASTE COLLECTION OPERATIONS

    We own multiple waste collection operating subsidiaries which serve as conduits of waste flow to our transfer stations and landfill operations. As of June 9, 1999, our waste collection operations serve a total of approximately 72,000 commercial, industrial, residential and municipal customers in the Vermont, central Pennsylvania, central Massachusetts and upstate New York markets. We have also announced, but not completed, the acquisition of an established waste collection operation in southern New Hampshire and eastern Massachusetts.

    - LANDFILL OPERATIONS

    We currently own four landfills, one in Vermont and three in central Pennsylvania. Two of these were operating in 1998, and generated approximately 20% of our 1998 revenues. Of the remaining two, one began operating in March 1999 with the acquisition of Community Refuse Service, Inc. and we expect to begin operating the other in the fourth quarter of 1999. The aggregate remaining estimated permitted capacity of our four owned landfills is approximately 24 million cubic yards. In addition, we have a 16-year contract with the Town of South Hadley, Massachusetts to operate that town's landfill, subject to receipt of required permits, which we expect to begin operating in the first quarter of 2000. The South Hadley landfill has an estimated capacity of 2.0 million cubic yards available for future disposal.

    - TRANSFER STATION OPERATIONS

    We provide transfer station services supporting one of our landfills and have acquired another transfer station that is permitted and has begun construction. We have announced, but not completed, the acquisition of two additional transfer stations. The transfer stations serve as gateways of waste streams by receiving and compacting solid waste collected by us and by third parties, which we then transfer by long-haul trucks for disposal at landfills we operate.

THE MOVEMENT OF THE SOLID WASTE MANAGEMENT INDUSTRY TOWARD CONSOLIDATION AND
  INTEGRATION

    The solid waste management industry is undergoing general trends toward significant consolidation and integration. We believe these trends are due primarily to the following factors:

    - stringent environmental regulations which require increased capital to maintain regulatory compliance;

    - the inability of many smaller operators to achieve the competitive economies of scale enjoyed by larger operators;

    - the competitive and economic benefits of providing integrated collection, recycling, transfer and disposal services; and

    - the privatization of solid waste landfills, transfer stations, and collection services by municipalities.

    Although significant consolidation has occurred within the solid waste management industry, we believe the industry remains highly fragmented and that a substantial number of potential acquisition and privatization opportunities remain, including in the Northeast and mid-Atlantic states where we operate.

OUR STRATEGY TO CAPITALIZE ON INDUSTRY CONSOLIDATION AND INTEGRATION

    We seek to acquire independent collection, transfer station and landfill operations in appropriate locales to integrate those acquisitions into our current operations. Our objective is to expand the geographic scope of our operations and to become one of the leading non-hazardous solid waste management companies in each local market that we serve. The primary elements of our strategy for achieving these objectives are:

    - EXECUTING OUR ACQUISITION PROGRAM. Our acquisition program consists of identifying regional markets and acquiring non-hazardous solid waste disposal assets in those targeted markets that we can operate as part of a fully integrated solid waste management operation. To establish ourselves within a selected market, we seek acquisitions that are consistent with our plan to acquire long-term disposal capacity in targeted regional markets, collection companies and transfer stations in the targeted regions to secure a stable long-term waste flow, and small but complementary "tuck-in" collection companies to increase a regional operation's profitability.

    - GENERATING INTERNAL GROWTH. We plan to generate internal growth from existing operations by increasing sales penetration in our current and adjacent markets, soliciting new commercial, industrial and residential customers, marketing upgraded services to existing customers and, where appropriate, raising prices.

    - INCREASING OPERATING EFFICIENCY. We expect to increase our operating efficiency through implementation of an organizational system that sets operating standards and measures and analyzes operating criteria of our collection, transfer, disposal and other services.

    In connection with our growth strategy, Waste Systems currently is and at any given time will be involved in potential acquisitions that are in various stages of exploration and negotiation, ranging from initial discussions to the execution of letters of intent and the preparation of definitive agreements. Some of these potential acquisitions may be material. No assurance can be given, however, that we will be successful in completing further acquisitions in accordance with our growth strategy, or that acquisitions, if completed, will be successful. For a description of the risks involved in our growth strategy, please refer to the subsections of the "Risk Factors" section of this prospectus beginning on page 19.

OUR KEY STRENGTHS

    Through the implementation of our growth strategy, we believe we demonstrate the following key strengths:

    - DEVELOPMENT OF FULLY INTEGRATED OPERATIONS

    We continue to develop more fully integrated operations in our targeted market areas. During 1998, over 95% of the solid waste from our Vermont operations was delivered for disposal at our Moretown, Vermont landfill, and approximately 40% of the solid waste delivered for disposal at the Moretown landfill during this period was collected by us. During 1998, approximately 59% of the solid waste from our central Pennsylvania operations was delivered for disposal at the Sandy Run landfill in Hopewell, Pennsylvania, and approximately 60% of the solid waste delivered for disposal at the Sandy Run landfill during this period was collected by us. We expect to begin integration of our waste collection operations and transfer station services in central Massachusetts once the South Hadley landfill is operational. We recently acquired our upstate New York waste collection and transfer station operations in anticipation of landfill privatization opportunities in that market area.

    - OPERATING EFFICIENCIES

    We are achieving significant operating efficiencies and reducing costs through consolidation and elimination of redundant corporate and service functions in acquired businesses.

    - SIGNIFICANT DISPOSAL CAPACITY

    We have approximately 26.0 million cubic yards of landfill capacity in landfills we own or operate, of which 9.9 million cubic yards are fully permitted and operating. We recently began construction on an additional 14.2 million cubic yards of landfill capacity, and 2.0 million cubic yards are engaged in the final permitting process. This significant disposal capacity gives us the opportunity to achieve a high degree of integration by allowing room for disposal of the waste streams generated by our growing collection and transfer operations.

    - SUCCESSFUL ACQUIROR AND CONSOLIDATOR

    We believe that we have demonstrated our ability to realize value in the fragmented solid waste management industry by completing acquisitions of three landfills, four transfer stations, and 40 solid waste collection operations since January 1998. We have been effective in executing our acquisition program to expand our solid waste assets in our targeted regional markets at prices we believe will provide opportunities for increased profits and flexibility in operations.

    As a result of executing our acquisition program, we have realized significant growth in revenue and earnings before interest, taxes, depreciation and amortization or EBITDA. Our revenues have grown from approximately $3.5 million in the twelve months ended December 31, 1997 to approximately $21.0 million in the twelve months ended December 31, 1998. Over the same time period, EBITDA has grown from approximately $(2.5) million to approximately $2.1 million, while Adjusted EBITDA has grown from approximately $(0.4) million to approximately $4.2 million. In addition, for the three months ended March 31, 1999 compared to the same period of 1998, EBITDA has grown from $(0.3) million to $0.9 million and Adjusted EBITDA has grown from $39,000 to $1.4 million. Adjusted EBITDA is EBITDA after adjustment to exclude non-recurring write-offs of project development costs and acquisition integration costs. For a more detailed description of EBITDA and Adjusted EBITDA, please see Notes 4 and 5 to the section of this prospectus entitled "Selected Consolidated Financial Data."

    - STRONG MANAGEMENT TEAM

    Our management team has a demonstrated track record of identifying, acquiring, integrating and operating non-hazardous solid waste disposal assets. Our executives and operation managers average 13.2 years of experience in the solid waste disposal industry. In addition, senior management owns a significant equity stake in Waste Systems, which motivates them to achieve our objectives to maximize the value of their Waste Systems stock.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER................  We are offering to exchange $10,000 principal amount of
                                    New Senior Notes of Waste Systems for each $10,000
                                    principal amount of our outstanding Old Senior Notes
                                    issued in the March 1999 private sale that is not held
                                    by affiliates or other persons ineligible to participate
                                    in the exchange offer. Old Senior Notes must be properly
                                    tendered and accepted to be exchanged. All Old Senior
                                    Notes that are validly tendered and not validly
                                    withdrawn will be exchanged for a like principal amount
                                    of New Senior Notes. As of this date, there is
                                    $77,500,000 principal amount of Old Senior Notes
                                    outstanding and not held by our affiliates which we
                                    expect to exchange in the exchange offer. We will issue
                                    the New Senior Notes on or promptly after the expiration
                                    of the exchange offer.

EXPIRATION DATE...................  The exchange offer will expire at 5:00 p.m., New York
                                    City time, on October 28, 1999, unless extended, in
                                    which case the term "expiration date" shall mean the
                                    latest date and time to which we extend the exchange
                                    offer.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The exchange offer is subject to customary conditions including: that the exchange offer does not violate any
                                    applicable law or applicable interpretation of law of
                                    the staff of the Securities and Exchange Commission;
                                    that no litigation materially impairs our ability to
                                    proceed with the exchange offer; and that we obtain all
                                    the governmental approvals we deem necessary to conduct
                                    and complete the exchange offer.

                                    We may terminate the exchange offer if, after using our
                                    best efforts, we fail to meet all of the conditions to
                                    the exchange offer. While we do not expect this to
                                    happen, we cannot assure you that we will meet all of
                                    the conditions to the exchange offer. Should we fail to
                                    complete the exchange offer, holders of Old Senior Notes
                                    will have specified rights against us under a
                                    registration rights agreement.

REGISTRATION RIGHTS AGREEMENT.....  You are entitled, under a registration rights agreement, to exchange your Old Senior Notes for New Senior Notes,
                                    with substantially identical terms, that have been
                                    registered with the Securities and Exchange Commission.
                                    This exchange offer is intended to satisfy this right.
                                    Under the registration rights agreement, we are obliged
                                    to use our best efforts to complete the exchange offer
                                    by October 28, 1999; failure to meet this deadline will
                                    result in the interest rate payable on the Senior Notes
                                    increasing by 0.50% per annum until the exchange offer
                                    is completed. After the exchange offer is completed for
                                    your Senior Notes, you will no longer be entitled to any
                                    exchange or registration rights accorded by your Senior
                                    Notes.

                                    We will likely file a shelf registration statement under
                                    the Securities Act to register the Old Senior Notes held
                                    by an

                                    affiliate of Waste Systems. In addition, under some
                                    other limited circumstances, we may have to include
                                    other holders' Old Senior Notes in the shelf
                                    registration statement that we may file. These limited
                                    circumstances may include a holder's inability to
                                    participate in the exchange offer, or a change in
                                    applicable laws which prohibits us from conducting the
                                    exchange offer as described in this prospectus. A shelf
                                    registration statement for the Old Senior Notes would
                                    register the Old Senior Notes for direct resale by the
                                    holder, in lieu of participating in the exchange offer
                                    and receiving New Senior Notes that are registered under
                                    the Securities Act.

RESALE OF NEW SENIOR NOTES........  We believe that the New Senior Notes issued in the exchange offer may be offered for resale, resold and
                                    otherwise transferred by you without compliance with the
                                    registration and prospectus delivery provisions of the
                                    Securities Act, provided that:

                                    - the New Senior Notes issued in the exchange offer are
                                      being acquired by you in the ordinary course of
                                      business;

                                    - you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                      with any person to participate, in the distribution of
                                      the New Senior Notes issued to you in the exchange
                                      offer; and

                                    - you are not an "affiliate" of Waste Systems as that
                                    term is defined in Rule 405 under the Securities Act.

                                    If our belief is inaccurate and you transfer any New
                                    Senior Note issued to you in the exchange offer without
                                    delivering a prospectus meeting the requirements of the
                                    Securities Act or without an exemption from the
                                    registration requirements of the Securities Act, you may
                                    incur liability under the Securities Act. We will not
                                    assume or indemnify you against this liability.

                                    Each broker-dealer that is issued New Senior Notes in
                                    the exchange offer for its own account, in exchange for
                                    Old Senior Notes which were acquired by the
                                    broker-dealer as a result of market-making or other
                                    trading activities, must acknowledge that it will
                                    deliver a prospectus meeting the requirements of the
                                    Securities Act in connection with any resale of the New
                                    Senior Notes issued to it in the exchange offer. A
                                    broker-dealer may use this prospectus for an offer to
                                    resell, resale or other transfer of the New Senior Notes
                                    issued to it in the exchange offer.

PROCEDURES FOR TENDERING OLD
  SENIOR NOTES....................  If you wish to tender your Old Senior Notes for exchange in the exchange offer, you must transmit to the exchange
                                    agent, IBJ Whitehall Bank & Trust Company, on or before
                                    the expiration date, either:

                                    - a properly completed and duly executed letter of
                                      transmittal, which accompanies this prospectus, or a
                                      facsimile of the letter of transmittal, together with
                                      your Old Senior Notes and any other required
                                      documentation, to the exchange agent at the address
                                      set forth in this prospectus under the heading "The
                                      Exchange Offer--Exchange Agent," and on the front
                                      cover of the letter of transmittal; or

                                    - a computer generated message transmitted by means of
                                    The Depository Trust Company's Automated Tender Offer
                                      Program system and received by the exchange agent and
                                      forming a part of a confirmation of book entry
                                      transfer in which you acknowledge and agree to be
                                      bound by the terms of the letter of transmittal.

                                    By executing the letter of transmittal, each holder of
                                    Senior Notes will make those representations to us
                                    described under "The Exchange Offer--Procedures for
                                    Tendering."

                                    If either of these procedures cannot be satisfied on a
                                    timely basis, then you should comply with the guaranteed
                                    delivery procedures described below.

                                    The exchange offer is not being made to, nor will we
                                    accept tenders for exchange from, the following:

                                    - holders of Old Senior Notes in any jurisdiction in
                                    which this exchange offer or its acceptance would not be
                                      in compliance with the applicable securities or "blue
                                      sky" laws of that jurisdiction; and

                                    - holders of Senior Notes who are "affiliates" of Waste
                                      Systems as that term is defined in Rule 405 under the
                                      Securities Act.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  If you are a beneficial owner whose Old Senior Notes are registered in the name of a broker, dealer, commercial
                                    bank, trust company or other nominee and you wish to
                                    tender your Old Senior Notes in the exchange offer, you
                                    should contact the registered holder promptly and
                                    instruct the registered holder to tender your Old Senior
                                    Notes on your behalf. Alternatively, if you wish to
                                    tender on your own behalf, you must, before completing
                                    and executing the letter of transmittal and delivering
                                    your Old Senior Notes, either make appropriate
                                    arrangements to register ownership of the Old Senior
                                    Notes in your name or obtain a properly completed bond
                                    power from the registered holder. The transfer of
                                    registered ownership may take considerable time and may
                                    not be completed before the expiration date.

GUARANTEED DELIVERY PROCEDURES....  If you wish to tender your Old Senior Notes and time will not permit the documents required by the letter of
                                    transmittal to

                                    reach the exchange agent before the exchange offer's
                                    expiration date, or the procedure for book entry
                                    transfer cannot be completed on a timely basis, you must
                                    tender your Old Senior Notes according to the guaranteed
                                    delivery procedures described in this prospectus under
                                    the heading "The Exchange Offer--Guaranteed Delivery
                                    Procedures."

ACCEPTANCE AND DELIVERY...........  Subject to the conditions described in "The Exchange
                                    Offer-- Conditions to the Exchange Offer," we will
                                    accept for exchange any and all Old Senior Notes which
                                    are validly tendered in the exchange offer and not
                                    withdrawn, before midnight, New York City time, on the
                                    expiration date.

WITHDRAWAL RIGHTS.................  You may withdraw the tender of your notes at any time before midnight, New York City time, on the expiration
                                    date, subject to compliance with the procedures for
                                    withdrawal described in this prospectus under the
                                    heading "The Exchange Offer-- Withdrawal of Tenders."

FEDERAL INCOME TAX CONSEQUENCES...  We believe that the exchange of the Old Senior Notes for
                                    New Senior Notes will not be a taxable exchange for
                                    United States federal income tax purposes, but you
                                    should consult your tax adviser about tax consequences
                                    of the exchange and see the section in this prospectus
                                    entitled "Certain United States Federal Income Tax
                                    Consequences."

EXCHANGE AGENT....................  IBJ Whitehall Bank & Trust Company, the trustee under the indenture governing the Senior Notes, is serving as
                                    the exchange agent. The address, telephone number and
                                    facsimile number of the exchange agent are set forth in
                                    this prospectus under the heading "The Exchange
                                    Offer--Exchange Agent."

CONSEQUENCES OF FAILURE TO
  EXCHANGE OLD SENIOR NOTES.......  If you do not exchange your Old Senior Notes for New
                                    Senior Notes in the exchange offer, you will continue to
                                    be subject to the restrictions on transfer provided in
                                    the Old Senior Notes and in the indenture governing the
                                    Senior Notes. In general, the Old Senior Notes may not
                                    be offered or sold, unless registered under the
                                    Securities Act, except according to an exemption from,
                                    or in a transaction not subject to, the Securities Act
                                    and applicable state securities laws.

USE OF PROCEEDS...................  We will not receive any proceeds from the issuance of the New Senior Notes. We are making this exchange offer
                                    solely to satisfy our obligations under our registration
                                    rights agreement. Please refer to the sections in this
                                    prospectus entitled "Use of Proceeds" and "Management's
                                    Discussion and Analysis of Financial Condition and
                                    Results of Operations" for a discussion of our use of
                                    the proceeds from the sale of the Old Senior Notes.

                    SUMMARY OF TERMS OF THE NEW SENIOR NOTES

SECURITIES OFFERED................  $77,500,000 aggregate principal amount of 11 1/2% Series
                                    B Senior Notes due 2006 of Waste Systems, which we are
                                    registering under the Securities Act.

MATURITY DATE.....................  January 15, 2006.

INTEREST ON THE NEW SENIOR
  NOTES...........................  The New Senior Notes will accrue interest at the rate of
                                    11 1/2% per annum. Interest will accrue on the New
                                    Senior Notes from the most recent date on which interest
                                    has been paid on the Old Senior Notes. We will pay
                                    interest on the New Senior Notes semi-annually in
                                    arrears on January 15 and July 15 of each year,
                                    commencing July 15, 1999.

                                    If we do not achieve an "Adjusted Stockholders' Equity"
                                    of at least $40 million by the dates in the column
                                    below, we must increase the interest rate payable on the
                                    Senior Notes to the interest rate in the corresponding
                                    column.
                                    Date            Interest rate
                                    December 31, 1999                13%
                                    June 30, 2000                     14%
                                    December 31, 2000                15%
                                    For a definition of "Adjusted Stockholders' Equity,"
                                    please refer to the section of this prospectus entitled
                                    "Description of the Senior Notes--Summary of General
                                    Terms of the Senior Notes--Changes in Interest Rate."

RANKING...........................  The New Senior Notes and the subsidiary guarantees:

                                    - are senior unsecured obligations;

                                    - rank equally in right of payment with all other
                                    existing and future senior obligations of Waste Systems
                                      and the subsidiary guarantors; and

                                    - are effectively subordinated to all of Waste Systems'
                                    and our subsidiary guarantors' secured debt, including
                                      amounts outstanding under our credit facility and
                                      capital lease obligations, to the extent of the value
                                      of the assets securing that debt.

SUBSIDIARY GUARANTEES.............  The New Senior Notes are guaranteed on a senior unsecured basis by all of our current subsidiaries,
                                    which are wholly owned by Waste Systems and which
                                    conduct substantially all of the operations of our
                                    business. The subsidiary guarantees are joint and
                                    several obligations of the subsidiary guarantors. The
                                    Senior Notes indenture permits Waste Systems, in some
                                    circumstances, to establish "unrestricted subsidiaries"
                                    which will not guarantee the Senior Notes.

OPTIONAL REDEMPTION...............  Except as described below, we may not redeem the New
                                    Senior Notes before March 2, 2003. After March 2, 2003,
                                    we may redeem the New Senior Notes, in whole or in part,
                                    at any time at the redemption price described in this
                                    prospectus under the heading "Description of Senior
                                    Notes-- Redemption," together with accrued and unpaid
                                    interest, if any, to the date of redemption.

CHANGE OF CONTROL.................  Upon the occurrence of an event considered a "change of control" of Waste Systems, you will have the right to
                                    sell back to us all of your New Senior Notes at a price
                                    equal to 101% of the aggregate principal amount,
                                    together with accrued and unpaid interest, if any, to
                                    the date of sale. Please refer to the section in the
                                    prospectus entitled "Description of Senior Notes--Change
                                    of Control."

CERTAIN COVENANTS.................  The indenture under which the New Senior Notes will be issued limits our ability and the ability of our
                                    subsidiary guarantors to, among other things:

                                    - incur additional indebtedness,

                                    - pay dividends on or redeem our capital stock,

                                    - issue capital stock of our subsidiaries,

                                    - make investments,

                                    - create liens,

                                    - issue guarantees,

                                    - engage in transactions with affiliates,

                                    - sell assets, and

                                    - conduct certain mergers and consolidations.

                                    All of the limitations and prohibitions described above,
                                    as well as the other limitations and prohibitions
                                    applicable under the indenture, are subject to a number
                                    of important qualifications and exceptions. Please refer
                                    to the sections in this prospectus entitled "Description
                                    of Senior Notes--Certain Covenants."

FORM AND DENOMINATION.............  The New Senior Notes are in registered form without coupons, in denominations of $10,000. The New Senior
                                    Notes will be represented by one or more permanent
                                    global securities in bearer form deposited on behalf of
                                    The Depository Trust Company with IBJ Whitehall Bank &
                                    Trust Company, as custodian. You will not receive the
                                    New Senior Notes in registered form unless one of the
                                    events described in the section of this prospectus
                                    entitled "Book Entry; Delivery and Form" occurs.
                                    Instead, beneficial interests in the New

                                    Senior Notes will be shown on, and transfers of these
                                    will be effected only through, records maintained in
                                    book-entry form by The Depository Trust Company for its
                                    participants.

ABSENCE OF A PUBLIC MARKET FOR THE
  NEW SENIOR NOTES................  The New Senior Notes are new securities and there is currently no established market for them. We cannot
                                    assure you that a market for the New Senior Notes will
                                    develop or be liquid. The Old Senior Notes are currently
                                    eligible for trading in the Private Offering, Resales
                                    and Trading through Automated Linkages or "PORTAL"
                                    market. Following commencement of the exchange offer,
                                    you may continue to trade the Old Senior Notes in the
                                    PORTAL market. The New Senior Notes will not be eligible
                                    for trading in the PORTAL market and we do not intend to
                                    register the New Senior Notes on any securities
                                    exchange.

                       SUMMARY HISTORICAL FINANCIAL DATA

    In the table below we provide you with summary historical financial data for Waste Systems and its subsidiaries. The statement of operations data presented for each of the years in the three years ended December 31, 1998 and the balance sheet data as of December 31, 1998, 1997 and 1996 have been derived from our audited financial statements for those periods. The audited financial statements as of December 31, 1998 and 1997 and for each of the years in the three years ended December 31, 1998 are included in this prospectus.

    We encourage you to review the audited financial statements and the accompanying notes, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is also contained in this prospectus.

                                              QUARTER ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                                            ---------------------------  ----------------------------------------
                                                    (UNAUDITED)

                                                1999           1998          1998          1997          1996
                                            -------------  ------------  ------------  ------------  ------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATION DATA:
Revenues..................................  $       8,862  $      1,528  $     21,045  $      3,458  $      1,496
Operating expenses........................          5,571           864        12,400         1,718           921
Depreciation and amortization.............          1,753           374         4,501           692           370
Acquisition integration costs.............            544           320         1,865            --            --
Write-off of project development costs....             --            --           235         1,496         6,652
                                            -------------  ------------  ------------  ------------  ------------
    Total cost of operations..............          7,868         1,558        19,001         3,906         7,943
                                            -------------  ------------  ------------  ------------  ------------
Selling, general and administrative
  expenses................................          1,914           657         4,483         2,139         2,443
Other.....................................             --            --            --           596         2,576
                                            -------------  ------------  ------------  ------------  ------------
Loss from operations......................           (920)         (687)       (2,439)       (3,183)      (11,466)
                                            -------------  ------------  ------------  ------------  ------------
Loss from continuing operations...........         (8,473)       (1,107)       (6,206)       (5,449)      (11,652)
Net loss..................................         (8,697)       (1,107)       (6,496)       (5,589)      (13,890)
Preferred stock dividends.................             --           243           888            --            --
                                            -------------  ------------  ------------  ------------  ------------
Net loss available for common
  shareholders............................  $      (8,697) $     (1,350) $     (7,384) $     (5,589) $    (13,890)
                                            -------------  ------------  ------------  ------------  ------------
                                            -------------  ------------  ------------  ------------  ------------
Basic net loss per share..................  $       (0.74) $      (0.35) $      (1.00) $      (1.55) $      (4.90)
                                            -------------  ------------  ------------  ------------  ------------
                                            -------------  ------------  ------------  ------------  ------------
Weighted average number of shares used in
  computation of basic net loss per
  share...................................     11,737,727     3,904,969     7,389,547     3,612,623     2,834,841
                                            -------------  ------------  ------------  ------------  ------------
                                            -------------  ------------  ------------  ------------  ------------
OTHER FINANCIAL DATA:
EBITDA....................................  $         857  $       (281) $      2,130  $     (2,469) $     (9,909)
Adjusted EBITDA...........................          1,401            39         4,230          (378)       (1,516)
Capital expenditures (excluding
  acquisitions)...........................          2,179           343         9,032           998         6,599
Cash flow from operations.................          1,734        (1,020)          592        (4,586)       (3,912)
Cash flow from investing activities.......        (39,071)       (7,280)      (71,939)          706        (7,641)
Cash flow from financing activities.......         73,959         6,231        68,576         6,579         6,581
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.................         36,817           894           194         2,964           265
Working capital...........................         34,140        (6,921)       (6,520)        1,532        (4,508)
Total assets..............................        173,884        23,878        96,117        18,560        16,858
Long-term debt, less current portion......        151,801         6,970        74,861         7,201         9,450
Total stockholders' equity (deficit)......          5,892         4,800         1,739         5,972        (1,849)

(a) See notes 4 and 5 to "Selected Consolidated Financial Data" on page 27 for definitions of EBITDA and Adjusted EBITDA.

                                  RISK FACTORS

    You should consider carefully all of the information set forth in this prospectus and, in particular, the specific factors set forth under the "Risk Factors" section beginning on page 14 before deciding to tender your outstanding notes in the exchange offer.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS IN ADDITION TO THE OTHER INFORMATION AND DATA SET FORTH IN THIS PROSPECTUS BEFORE TENDERING YOUR OLD SENIOR NOTES IN THE EXCHANGE OFFER AND MAKING AN INVESTMENT IN THE NEW SENIOR NOTES. THE RISK FACTORS DESCRIBED BELOW ARE GENERALLY APPLICABLE TO THE OLD SENIOR NOTES AS WELL AS THE NEW SENIOR NOTES, WITH THE EXCEPTION OF "REQUIREMENTS FOR THE RESALE OF THE NEW SENIOR NOTES" AND "THERE MAY BE A LIMITED MARKET FOR THE NEW SENIOR NOTES."

REQUIREMENTS FOR THE RESALE OF THE NEW SENIOR NOTES.

    Based on prior interpretations by the staff of the Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the New Senior Notes without compliance with the registration and prospectus delivery requirements of the Securities Act if you are:

    - acquiring the New Senior Notes in the ordinary course of your business;

    - not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the "distribution" of the New Senior Notes within the meaning of the Securities Act; and

    - not an affiliate of Waste Systems, in other words, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Waste Systems.

    If any of the above statements is not true and you transfer any New Senior Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Senior Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume responsibility for or indemnify you against this liability. If you want to exchange your Old Senior Notes in the exchange offer for the purpose of participating in a distribution of the New Senior Notes, you may be deemed to have received restricted securities, and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, the New Senior Notes may not be offered or sold in specified states unless they are registered or qualified for sale in compliance with the securities laws of such jurisdictions or an exemption from registration or qualification is available.

    Any broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes which were acquired by the broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act. Each broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Senior Notes.

THERE MAY BE A LIMITED MARKET FOR THE NEW SENIOR NOTES.

    The Old Senior Notes have been designated for trading by qualified buyers in the PORTAL Market. However, there is currently no existing trading market for the New Senior Notes, and we cannot assure you that a market for the New Senior Notes will develop in the future, or that the holders of the New Senior Notes will be able to sell their New Senior Notes at prices they deem reasonable. If a trading market were to develop, the New Senior Notes could trade at prices that may be higher or lower than the initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and other factors beyond our control, including general economic conditions. We do not intend to register the New Senior Notes on any securities exchange.

THE TRADING PRICE FOR THE SENIOR NOTES MAY BE VOLATILE.

    The trading price of the Senior Notes could be subject to significant fluctuations in response to changes in our prospects and financial condition. In addition, factors such as announcements of fluctuations in our competitors' operating results, changes in interest rates and general market conditions could have a significant impact on the future trading prices of the Senior Notes. Any of these factors may have an adverse effect on the level and stability of the trading prices of the Senior Notes. Historically, the market for non-investment grade debt, such as the Senior Notes, has been subject to disruptions that have caused substantial volatility in the prices of non-investment grade debt.

PAYMENT OF PRINCIPAL AND INTEREST ON THE SENIOR NOTES IS SUBORDINATED TO OUR SECURED DEBT AND OUR SUBSIDIARIES' SECURED DEBT.

    The Senior Notes are senior unsecured obligations of Waste Systems and the subsidiary guarantors, and rank equal in right of payment with all other existing and future senior indebtedness of Waste Systems and the subsidiary guarantors. As unsecured obligations, however, the Senior Notes are effectively subordinated to all of Waste Systems' and our subsidiaries' secured debt, [including loans outstanding under our bank credit facility,] our capital lease obligations and all liabilities, including trade payables, of our subsidiaries that do not guarantee the Senior Notes. Currently all of our subsidiaries guarantee the Senior Notes, but the indenture permits subsidiary guarantors to be released from the guarantees in some circumstances and permits Waste Systems to establish, in some circumstances, new subsidiaries that have no obligation to guarantee the Senior Notes. Please refer to the section of this prospectus entitled "Description of Senior Notes---Subsidiary Guarantees" for a detailed discussion of the subsidiary guarantees.

    In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of Waste Systems, the assets of Waste Systems will be available to satisfy obligations of our and our subsidiaries' secured debt before any payment may be made on the Senior Notes. In addition, to the extent the secured assets cannot fully satisfy the secured indebtedness, the secured creditors would have a claim for any shortfall that would rank equal in right of payment with the Senior Notes.

A COURT MAY DECLARE THE SUBSIDIARY GUARANTEES VOID, SUBORDINATED OR TAKE OTHER ACTIONS DETRIMENTAL TO YOU.

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the subsidiary guarantees. A court may void or subordinate a subsidiary guarantee if it were to find that:

    - the subsidiary guarantor incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor;

    - the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

    -   the subsidiary guarantor

       (1) did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantee; and

       (2) at the time the subsidiary guarantee was issued,

           -- was insolvent or rendered insolvent by the issuance of the subsidiary guarantee;

           -- was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

           -- intended to incur, or believed that it would incur, debts beyond its ability to pay them as they matured.

    If this happened, your claims as a holder of the Senior Notes against the issuer of an invalid subsidiary guarantee would be subordinated to the prior payment of all liabilities, including trade payables, of the subsidiary guarantor.

    A court's method for determining insolvency for purposes of the above considerations will vary depending upon the law applied in each case. In most cases, however, a court may find a subsidiary guarantor insolvent if the sum of its debts, including contingent liabilities, is greater than the fair value of all of its assets or if the amount required to pay its probable liability on its existing debts, as they mature, is greater than the present fair saleable value of its assets.

    We cannot assure you, however, that a court passing on these issues will find that the subsidiary guarantees were not fraudulent conveyances. Please refer to the section in this prospectus entitled "Description of Senior Notes--Subsidiary Guarantees" for further discussion of this important issue.

WE MAY BE UNABLE TO MEET OUR OBLIGATIONS TO REPURCHASE THE SENIOR NOTES UPON A
  CHANGE OF CONTROL.

    In the event of a change of control of Waste Systems, the indenture requires us to make an offer to repurchase all outstanding Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. However, if a change of control occurs, we cannot assure you that we will have the sufficient funds available to make any required repurchases of the Senior Notes, or that restrictions in our other indebtedness will allow us to make any required repurchases. Please refer to the section in this prospectus entitled "Description of Senior Notes-- Change of Control" for a more detailed description of the events constituting a change of control under the Senior Notes indenture.

CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT.

    Because the Senior Notes have contingent interest, they have been issued with original issue discount for federal income tax purposes. Therefore, holders of Senior Notes are required to include amounts in gross income for federal income tax purposes before they receive the cash payments to which the income is attributable. Please refer to the section of this prospectus entitled "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of original issue discount.

FAILURE TO EXCHANGE THE OLD SENIOR NOTES MAY HAVE ADVERSE CONSEQUENCES TO YOU.

    The Old Senior Notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Old Senior Notes for New Senior Notes in the exchange offer, the Old Senior Notes you continue to hold will still be subject to these transfer restrictions.

    In addition, because of the registration of the New Senior Notes, we will not be required to register the Old Senior Notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. The trading market, if any, for the Old Senior Notes that remain outstanding after the exchange is completed, would be adversely affected because the exchange offer reduces the number of Old Senior Notes outstanding and available for trading and provides potential purchasers with the opportunity to invest in registered New Senior Notes.

YOUR FAILURE TO FOLLOW THE EXCHANGE OFFER PROCEDURES MAY PREVENT YOU FROM RECEIVING NEW SENIOR NOTES IN THE EXCHANGE.

    We will issue New Senior Notes to you in conformity with the exchange offer only after the timely receipt of your Old Senior Notes, or a properly completed and duly executed notice of guaranteed delivery, a properly completed and duly executed letter of transmittal, and all other required documents. Please allow sufficient time for the delivery to us of the required exchange offer documents. We are under no duty to give notification of defects or irregularities regarding any holder's tender of Old Senior Notes for exchange. Any defect or irregularity in a holder's tender may prevent that holder from receiving New Senior Notes. Please refer to the section in this prospectus entitled "The Exchange Offer--Procedures for Tendering" for a detailed explanation of exchange offer procedures.

OUR HISTORY OF LOSSES MAKE THE SENIOR NOTES A HIGHLY SPECULATIVE INVESTMENT.

    From Waste Systems' inception through March 31, 1999, we have had aggregate net losses of approximately $43.9 million on aggregate revenues of approximately $36.2 million and had an accumulated loss from operations of $26.0 million. Following Waste Systems' restructuring in 1996, we directed our focus on becoming an integrated solid waste management company by implementing a business strategy based on aggressive growth through acquisitions. Our ability to become profitable and to maintain profitability as we pursue our business strategy will depend upon several factors, including our ability to:

    - execute our acquisition strategy and expand our revenue generating operations while maintaining or reducing our proportionate administrative expenses;

    - locate sufficient financing to fund acquisitions; and

    - adapt to changing conditions in the competitive market in which we operate.

External factors, such as the economic and regulatory environments in which we operate will also have an effect on our business and its profitability. However, continued losses and negative cash flow may not only prevent us from achieving our strategic objectives, it may also limit our ability to meet financial obligations, including our obligations under the Senior Notes.

OUR HIGH LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We currently have a high level of indebtedness relative to stockholders' equity. The following table illustrates our level of indebtedness:

                                                                             AS OF MARCH 31,
                                                                                  1999
                                                                           -------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Long-term Indebtedness...................................................      $   152,057
Stockholders' Equity.....................................................      $     5,892
Debt to Equity ratio.....................................................             25.7

    Our high level of indebtedness could:

    - limit our flexibility in planning for, or reacting to, changes in business, industry and economic conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

    - place us at a competitive disadvantage compared to our competitors with lower levels of indebtedness; and

    - limit our ability to borrow additional funds, either because of restrictive covenants in the Senior Notes indenture or because of a potential lender's limits on borrower indebtedness.

    Our high level of indebtedness may have a direct negative impact on our operations. It may also result in an event of default under our debt instruments which, if not cured or waived, could have a material adverse effect on our finances. Please refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for further discussion of this important issue.

                                                            FOR THE THREE
                                                            MONTHS ENDED      FOR THE YEARS ENDED
                                                              MARCH 31,           DECEMBER 31,
                                                           ---------------  ------------------------
                                                                1999           1998         1997
                                                           ---------------  -----------  -----------
Ratio of Earnings to Fixed Charges.......................        N/A            N/A          N/A

    For the three months ended March 31, 1999, we incurred net losses that did not cover fixed charges by approximately $8.8 million; for the year ended December 31, 1998, we incurred net losses that did not cover fixed charges by approximately $6.6 million; and for the year ended December 31, 1997, we incurred net losses that did not cover fixed charges by approximately $5.5 million. For purposes of computing this financial relationship of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and financing costs, including capitalized interest and amortization of deferred financing costs, and an estimated portion of rentals representing interest costs.

INCURRING MORE DEBT COULD FURTHER EXACERBATE THE RISKS OF OUR HIGH LEVEL OF
  INDEBTEDNESS.

    Despite our current high level of indebtedness, the indenture does not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. We may increase the amount of available borrowing under our bank credit facility or obtain additional bank financing. Borrowings and other indebtedness which Waste Systems or our subsidiaries may incur may be secured and therefore would rank senior to the Senior Notes and the subsidiary guarantees. If new debt is added to our current level of debt, the related risks of indebtedness could intensify both for us and for the holders of the Senior Notes.

WE MAY NOT GENERATE ENOUGH CASH TO SERVICE OUR INDEBTEDNESS OR OUR OTHER
  LIQUIDITY NEEDS.

    Our ability to make payments on and to refinance our indebtedness, including the Senior Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability depends in part on our operating performance and the execution of our business strategy. It is also subject to influence by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize anticipated cost savings from operating efficiency improvements, or that we will be able to obtain future financing in amounts sufficient to enable us to pay our indebtedness, including the Senior Notes, or to fund our other liquidity needs.

    The following table outlines the schedule of our required debt amortization payments:

                                                BALANCE AT                    PRINCIPAL PAYMENTS DUE DURING
                                                 MARCH 31,   ----------------------------------------------------------------
                                                   1999        1999       2000       2001       2002       2003       2004
                                                -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Long-Term Debt
Bank Credit Facility..........................   $      --          --         --         --         --         --         --
Capital Leases, Equipment and Other Notes
  Payable.....................................       2,106         216        281        306        334        282        139
Senior Notes..................................     100,000          --         --         --         --         --         --
10% Convertible Subordinated Debentures.......         400          --        400         --         --         --         --
7% Convertible Subordinated Notes.............      49,551          --         --         --         --         --         --
                                                -----------  ---------  ---------  ---------  ---------  ---------  ---------
      Total...................................   $ 152,057         216        681        306        334        282        139
                                                -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                -----------  ---------  ---------  ---------  ---------  ---------  ---------


                                                  2005       2006       REMAINDER      TOTAL
                                                ---------  ---------  -------------  ---------

Long-Term Debt
Bank Credit Facility..........................         --         --           --           --
Capital Leases, Equipment and Other Notes
  Payable.....................................        153        169          226        2,106
Senior Notes..................................         --    100,000           --      100,000
10% Convertible Subordinated Debentures.......         --         --           --          400
7% Convertible Subordinated Notes.............     49,551         --           --       49,551
                                                ---------  ---------       ------    ---------
      Total...................................     49,704    100,169          226      152,057
                                                ---------  ---------       ------    ---------
                                                ---------  ---------       ------    ---------

    We may need to refinance all or a portion of our indebtedness, including the Senior Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including [our bank credit facility and] the Senior Notes, on commercially reasonable terms or at all. Please refer to the section in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for further discussion of this important issue.

WE HAVE NO CONTROL OVER MANY FACTORS IN OUR ABILITY TO FINANCE PLANNED GROWTH.

    We require substantial funds to complete and bring to commercial viability all of our currently planned projects. We also anticipate that future business acquisitions will be financed not only through cash from operations and the proceeds from the Old Senior Notes offering, but also by future [borrowings under our bank credit facility,] offerings of Waste Systems stock as consideration for acquisitions, or from the proceeds of additional equity or debt financings. Therefore, our ability to satisfy our future capital and operating requirements for planned growth is dependent on a number of pending or future financing activities, and we cannot assure you that any of these financing activities will be successfully completed.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO MANAGE RAPID GROWTH IN OPERATIONS AND PERSONNEL.

    Our objective is to continue to grow by expanding our services in selected markets where we can be one of the largest and most profitable fully-integrated solid waste management companies. Accordingly, we may experience periods of substantial rapid growth. This growth could place a significant strain on our operational, financial and other resources. Any failure to expand our operational and financial systems and controls in an efficient manner at a pace consistent with our growth could have a material adverse effect on our business, financial condition and results of operations.

    Our future success is also highly dependent upon our continuing ability to identify, hire, train and motivate a sufficient number of highly qualified personnel for our planned growth. We face competition for recruiting qualified personnel from our competitors, other companies not in the waste management industry, government entities and other organizations. We cannot assure you that we will be successful in attracting and retaining qualified personnel as required for our present and future planned operations. Our inability to attract and retain a sufficient number of qualified personnel could have a material negative impact on our business, financial condition and results of operations.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO IDENTIFY, ACQUIRE AND INTEGRATE ACQUISITION TARGETS.

    Our future success is highly dependent upon our continued ability to successfully identify, acquire and integrate additional solid waste collection, recycling, transfer and disposal businesses. As the solid waste management industry continues to consolidate, competition for acquisition candidates within the industry increases and the availability of suitable candidates on terms favorable to us may decrease. We compete for acquisition candidates with larger, more established companies that may have significantly greater capital resources than we do, which can further decrease the availability of suitable acquisition candidates at prices affordable to us. We cannot assure you that we will be able to identify suitable acquisition candidates, to successfully negotiate acquisitions on terms reasonable to us given our resources, to obtain financing for those targets on favorable terms, or to successfully integrate any acquired targets with our current operations.

    We believe that a significant factor in our ability to consummate acquisitions will be the attractiveness of our common stock as consideration for potential acquisition targets. This attractiveness may be, in large part, dependent upon the relative market price and capital prospects of our equity securities as compared to the equity securities of our competitors. Our stock is traded on the Nasdaq Stock Market, Inc.'s SmallCap Market, while some of our competitors' stock is traded on larger, more recognized markets. In addition, some of our competitors have a significantly larger capitalization than we do, which generally results in a more liquid market for their publicly traded securities. If the market price of our common stock were to decline, we might be unable to use our common stock as consideration for future acquisitions.

LOSS OF KEY EXECUTIVES COULD AFFECT WASTE SYSTEMS'S ABILITY TO ACHIEVE ITS BUSINESS OBJECTIVES.

    We depend to a high degree on the services of Philip Strauss, Chairman, Chief Executive Officer and President, and Robert Rivkin, Executive Vice President--Acquisitions, Chief Financial Officer, Secretary and Treasurer, in planning to achieve our business objectives. We have obtained $1 million key executive insurance policies for each of Messrs. Strauss and Rivkin. However, if we lost the services of either of these executives, our business, financial condition and results of operations could suffer material adverse effects.

FAILED ACQUISITIONS OR PROJECTS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    In accordance with generally accepted accounting principles, we record some expenditures and advances relating to acquisitions, pending acquisitions and landfill projects as assets on our balance sheet, then amortize or depreciate these capitalized expenditures and advances over time, usually matching an asset's depreciation against the revenues it generates. We also have an accounting policy to record as an expense in the current accounting period all unamortized capital expenditures and advances relating to any operation that is permanently shut down, any acquisition that will not be consummated, and any landfill project that is terminated. As a result of these accounting practices, we may have to record the entire capitalized expenditure of any failed acquisition or terminated project as a charge against earnings in the accounting period in which the failure or termination occurs. A large, unexpected expense against typical earnings could have a material adverse effect on our results of operations, financial condition and our business.

OUR BUSINESS MAY NOT SUCCEED DUE TO THE HIGHLY COMPETITIVE NATURE OF THE SOLID WASTE MANAGEMENT INDUSTRY.

    The solid waste management industry is highly competitive and very fragmented, and requires substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal service customers, as well as for acquisition targets. The markets we compete in or are likely to compete in usually are served by one or more national, regional or local solid waste companies who may have a respected market presence, and who may have greater financial, marketing or technical resources than those available to us. Competition for waste collection and disposal business is based on price, the quality of service and geographical location. From time to time, competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts.

    We also compete with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to public sector competitors in solid waste management. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for the landfill-based solid waste disposal services that we provide and on which our strategy is based. We cannot assure you that we will be able to remain competitive with our larger and better capitalized private competitors or with tax-advantaged public sector operators.

SEASONAL REVENUE FLUCTUATIONS MAY NEGATIVELY IMPACT OUR OPERATIONS.

    Our revenues and results of operations tend to vary seasonally. We tend to have lower revenues in the winter months of the fourth and first quarters of the calendar year than in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include:

    - harsh winter weather conditions may interfere with collection and transportation activities;

    - the volume of winter month waste in our operating regions is generally lower than that which occurs in warmer months; and

    - the construction and demolition activities which generate landfill waste are primarily performed in the warmer seasons.

We believe that the seasonality of the revenue stream will not have a material adverse effect on our business, financial condition and results of operations on an annualized basis. Still, higher warm weather revenues may not offset lower cold season revenues, and seasonal revenue fluctuations may make it more difficult to manage and finance our business successfully.

THE GEOGRAPHIC CONCENTRATION OF OUR OPERATIONS MAGNIFIES THE RISKS TO OUR
  SUCCESS.

    Waste Systems has established solid waste management operations in central Pennsylvania, Vermont, upstate New York and central Massachusetts. Since our current primary source of revenues will be concentrated in these geographic locations, our business, financial condition and results of operations could be materially affected by downturns in these local economies, severe weather conditions in these regions, and Pennsylvania, Vermont, New York and Massachusetts state and local regulations. Factors that have a greater impact on our selected markets than on other regions of the country are more likely to have a negative effect on our business than on our larger regional and national competitors in the waste management industry.

    Industry consolidation in our operating regions has also increased the competition for customers who generate waste streams. This may make it increasingly difficult to expand operations within our selected markets. We cannot assure you that we will be able to continue to increase the local waste streams to our operating landfills or be able to expand our geographic markets to mitigate the effects of adverse economic events that may occur in these regions. As a result of our geographic concentration, we are exposed to a higher degree of risks than our geographically more diverse competitors.

POTENTIAL DIFFICULTIES IN ACQUIRING LANDFILL CAPACITY COULD INCREASE OUR COSTS.

    Our operations depend on our ability to expand the landfills we own or operate and to develop or acquire new landfill sites. We cannot assure you that we will be successful in obtaining new landfill sites or expanding the permitted capacity of our existing landfills. The process of obtaining required permits and approvals to open new landfills, and to operate and expand existing landfills has become increasingly difficult and expensive. The process can take several years and involves hearings and compliance with zoning, environmental and other requirements. We cannot assure you that we will be successful in obtaining and maintaining required permits to open new landfills or expand the existing landfills we own or operate.

    Even when granted, final permits to expand landfills are often not approved until the remaining capacity of a landfill is very low. In the event we exhaust our permitted capacity at one of our landfills, our ability to expand internally will be limited and we will be required to cap and close that landfill. Furthermore, as the solid waste management industry continues to consolidate, there will be greater competition for potential landfill acquisitions. As a result of insufficient landfill capacity, we could be forced to transport waste greater distances to our own landfills that have capacity, or to dispose of waste locally at landfills operated by our competitors. In either case, the additional costs we would incur could have a material adverse effect on our business.

FAILURE TO OBTAIN LANDFILL CLOSURE PERFORMANCE BONDS AND LETTERS OF CREDIT MAY ADVERSELY AFFECT OUR BUSINESS.

    We may be required to post a performance bond, surety bond or letter of credit to ensure proper closure and post-closure monitoring and maintenance at some of our landfills and transfer stations. Our failure to obtain performance bonds, surety bonds or letters of credit in sufficient amounts or at acceptable rates may have a material adverse effect on our business, financial condition and results of operations.

ESTIMATED ACCRUALS FOR LANDFILL CLOSURE AND POST-CLOSURE COSTS MAY NOT MEET OUR ACTUAL FINANCIAL OBLIGATIONS.

    The closure and post-closure costs of our existing landfills and any landfill we may own or operate in the future represent material financial obligations. To meet these future obligations, we estimate and accrue closure and post-closure costs based on engineering estimates of landfill usage and remaining landfill capacity. We cannot assure you that the amount of funds estimated and accrued for landfill closure and post-closure costs will be enough to meet these future financial obligations. Any failure to meet these obligations when they become due, or any use of significant funds to cover a gap between such accruals and actual landfill closure and post-closure costs incurred, may have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS IMPOSE COSTS AND UNCERTAINTY ON OUR OPERATIONS.

    We and our customers operate in a highly regulated environment, and our landfill projects in particular usually will require federal, state and local government permits and environmental approvals. Maintaining awareness of and attempting to comply with applicable environmental legislation and regulations require substantial expenditures of our personnel and financial resources. These efforts, however, do not guarantee that we will meet all of the applicable regulatory criteria necessary to obtain required permits and approvals.

    Government regulators generally have broad discretion to deny, revoke, or modify regulatory permits or approvals under a wide variety of circumstances. In addition, government regulators may adopt new environmental legislation or regulations or amend existing legislation, and may interpret or enforce existing legislation in new ways. All of these circumstances may require us or our customers to obtain additional permits or approvals.

    Any delay in obtaining required regulatory permits or approvals may delay our ability to obtain project financing, thereby increasing our need to invest working capital in projects before obtaining more permanent financing. These delays may also reduce our project returns by deferring the receipt of project revenues to a later project completion date. If we are required to cancel any planned project because we were unable to obtain required permits or as a result of any other regulatory impediments, we may lose any investment we have made in the project up to that point. The cancellation, or any substantial delay in completion, of any project may have a significant negative effect on our financial condition and results of operations.

WE ARE EXPOSED TO POTENTIAL LIABILITY FOR ENVIRONMENTAL DAMAGE AND REGULATORY NONCOMPLIANCE.

    We are engaged in the collection, transfer and disposal of waste described as non-hazardous, and we believe that we are currently in material compliance with all applicable environmental laws. Despite these circumstances, if harmful substances escape into the environment and cause damages or injuries as a result of our operating activities, we are exposed to the risk that we will be held liable for any damages and injuries, as well as for significant fines for regulatory noncompliance.

OUR ENVIRONMENTAL LIABILITY INSURANCE MAY NOT COVER ALL RISKS OF LOSS.

    We maintain environmental impairment liability insurance covering particular claims for the sudden or gradual onset of environmental damage to the extent of $5 million per landfill. If we were to incur liability for environmental damage in excess of our insurance limits, our financial condition could be adversely affected. We also carry a comprehensive general liability insurance policy, which management considers adequate at this time to protect our assets and operations from other risks.

ADDRESSING LOCAL COMMUNITY CONCERNS ABOUT OUR OPERATIONS MAY ADVERSELY AFFECT
  OUR BUSINESS.

    Members of the public in the communities where we do business could raise concerns with government regulators and others about the effects on their communities of our existing or planned operations and, in some areas, the proposed development of solid waste facilities. These concerns cannot always be anticipated, and our attempts to address these concerns may result in unforseen delays, costs and litigation that could adversely affect our ability to achieve our business objectives.

YEAR 2000 PROBLEMS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

    We utilize and are dependent upon general accounting and industry-specific customer information and billing software to conduct our business that are likely to be affected by the date change in the year 2000. This purchased software is run on in-house computer networks. In addition, embedded technology that is contained in a substantial number of our items of hauling, disposal and communications equipment may be affected by the date change in the year 2000. We have initiated a review and assessment of all hardware, software and related technologies to determine whether it will function properly in the year 2000. We currently believe that costs associated with the compliance efforts will not have a significant impact on our ongoing results of operations, although we cannot assure you in this regard. Computer software and related technologies used by our customers, service providers, vendors and suppliers are also likely to be affected by the year 2000 date change. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet our requirements. We have also initiated communications with our significant suppliers regarding the year 2000 issue. However, we cannot assure you that the systems of such suppliers, or of customers, will be year 2000 compliant. Failure by us or any of the parties mentioned above, to properly process dates for the year 2000 and thereafter could result in unanticipated expenses and delays to us, including delays in the payment by our customers for services provided and our ability to make payments on the Senior Notes.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the New Senior Notes in exchange for the outstanding Old Senior Notes. We are making this exchange offer solely to satisfy our obligations under our Senior Notes registration rights agreement. In consideration for issuing the New Senior Notes, we will receive Old Senior Notes in like aggregate principal amount.

    The net proceeds to Waste Systems from the original issuance of the Old Senior Notes and warrants to purchase an aggregate of 1,500,000 shares of Waste Systems common stock, after deducting the original offering expenses, were approximately $97.3 million. We have used and intend to use the net proceeds as follows:

      APPORTIONED AMOUNT                                                INTENDED USE
-------------------------------  ------------------------------------------------------------------------------------------

           $   20.0     million  -  repayment of all outstanding 13% Short Term Notes due June 30, 1999

                2.7              -  repayment of capital leases and other notes payable

                2.8              -  repurchase of approximately 500,000 shares of common stock from the Federal Deposit
                                    Insurance Company

                1.45             -  redemption of $1.45 million principal amount of 10% Convertible Subordinated Debentures due October 6, 2005

               70.35             -  the acquisition of Cumberland Waste Service, Inc. and Cumberland Refuse Service, Inc.
                                    and future acquisitions, as well as general corporate purposes, including working capital
           ---------
           ---------

Total      $   97.3     million

                                 CAPITALIZATION

    The following table sets forth the capitalization of Waste Systems as of March 31, 1999. Please refer to the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." This table should be read in conjunction with the Consolidated Financial Statements.

                                                                                                 MARCH 31, 1999
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
Long-term debt:
  11 1/2% Senior Notes......................................................................        $ 100,000
  10% Convertible Subordinated Debentures...................................................        $     400
  Capital leases, equipment and other notes payable.........................................            2.107
  7% Convertible Subordinated Notes.........................................................           49,551
                                                                                                     --------
                                                                                                      152,058

  Less current portion......................................................................              257
                                                                                                     --------
Long-term debt, less current portion........................................................          151,801
                                                                                                     --------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 30,000,000 shares; 13,465,094(1) shares
    issued and outstanding;.................................................................              135
  Additional paid-in capital................................................................           50,643
  Accumulated deficit.......................................................................          (44,886)
                                                                                                     --------
  Total stockholders' equity................................................................            5,892
                                                                                                     --------
  Total capitalization......................................................................        $ 157,693
                                                                                                     --------
                                                                                                     --------

------------------------------

(1) Excludes 43,649 shares of common stock issuable upon conversion of outstanding 10% Convertible Subordinated Debentures. Excludes 4,955,143 shares of common stock issuable upon conversion of outstanding 7% Convertible Subordinated Notes. Excludes 1,500,000 shares of common stock issuable upon exercise of outstanding warrants. Excludes 2,341,793 and 77,480 shares of common stock issuable upon exercise of stock options outstanding at December 31, 1998 under our 1995 Stock Option and Incentive Plan and 1995 Stock Option Plan for Non-Employee Directors, respectively, of which 340,573 and 22,370 shares, respectively, were vested at such date.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following selected consolidated financial data for the five years ended December 31, 1998 have been derived from our Consolidated Financial Statements, which have been audited by KPMG LLP. The unaudited selected consolidated financial data for the periods March 31, 1999 and 1998 reflect, in the opinion of management, all adjustments, including only normal recurring adjustments, considered necessary for a fair presentation of the financial information presented. The selected consolidated financial data presented below should be read in conjunction with our Consolidated Financial Statements and notes included herein or incorporated by reference in this prospectus, and in the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                        THREE MONTHS ENDED                   FISCAL YEAR ENDED
                                                      -----------------------  ----------------------------------------------
                                                       MARCH 31,   MARCH 31,    DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,
                                                         1999         1998        1998        1997        1996        1995
                                                      -----------  ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues..........................................  $     8,862  $    1,528  $   21,045  $    3,458  $    1,496  $    1,344
  Cost of operations:
    Operating expenses..............................        5,571         864      12,400       1,719         921         766
    Depreciation and amortization...................        1,752         374       4,501         692         370          72
    Acquisition integration costs(1)................          544         320       1,865          --          --          --
    Write-off of landfill development costs.........           --          --         235       1,495       6,652          --
                                                      -----------  ----------  ----------  ----------  ----------  ----------
      Total cost of operations......................        7,868       1,558       1,901       3,906       7,943         838
                                                      -----------  ----------  ----------  ----------  ----------  ----------

      Gross profit (loss)...........................          994         (30)      2,044        (448)     (6,447)        506

  Selling, general and administrative expenses......        1,914         657       4,482       2,138       2,843       3,286
  Amortization of prepaid consulting fees...........           --          --          --          --         834         501
  Restructuring(2)..................................           --          --          --         596       1,741          --
                                                      -----------  ----------  ----------  ----------  ----------  ----------
    Loss from operations............................         (919)       (687)     (2,439)     (3,182)    (11,465)     (3,281)

  Other income (expense):
    Royalty and related income (expense), net.......         (132)        (14)       (134)       (516)        935         852
    Interest expense and financing costs............       (2,006)       (434)     (4,074)     (1,183)     (1,004)       (182)
    Write-off of accounts and notes receivable......           --          --          --        (568)         --      (2,975)
    Other income (expense)..........................       (5,416)         28         441          --        (118)        (91)
                                                      -----------  ----------  ----------  ----------  ----------  ----------
    Total other income (expense)....................       (7,554)       (420)     (3,767)     (2,266)       (186)     (2,396)
                                                      -----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes, discontinued
    operations and extraordinary item...............       (8,474)     (1,107)     (6,206)     (5,449)    (11,652)     (5,677)
  Federal and state income tax expense (benefit)....           --          --          43           6         (23)       (110)
  Discontinued operations...........................           --          --          --          --      (2,261)     (2,303)
  Extraordinary item--loss on extinguishment of
    debt............................................         (223)         --        (247)       (134)         --          --
                                                      -----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss).................................  $    (8,697) $   (1,107) $   (6,496) $   (5,589) $  (13,890) $   (7,870)
                                                      -----------  ----------  ----------  ----------  ----------  ----------
                                                      -----------  ----------  ----------  ----------  ----------  ----------
  Preferred stock dividend..........................           --         243         888          --          --          10
                                                      -----------  ----------  ----------  ----------  ----------  ----------
    Net income (loss) available for common
      stockholders(3)...............................  $    (8,697) $   (1,350) $   (7,384) $   (5,589) $  (13,890) $   (7,880)
                                                      -----------  ----------  ----------  ----------  ----------  ----------
                                                      -----------  ----------  ----------  ----------  ----------  ----------
  Basic net income (loss) per share--continuing
    operations......................................  $     (0.72) $    (0.35) $    (0.97) $    (1.51) $    (4.10) $    (2.88)

  Weighted average number of shares used in
    computation of basic net income (loss) per
    share...........................................   11,737,727   3,904,969   7,389,547   3,612,623   2,834,841   1,932,809

  EBITDA (4)........................................  $       857  $     (281) $    2,130  $   (2,469) $   (9,909) $   (2,592)
  Adjusted EBITDA(5)................................  $     1,401  $       39  $    4,230  $     (378) $   (1,516) $   (2,592)
  Capital expenditures (excluding acquisitions).....  $     2,179  $      343  $    9,032  $      998  $    6,599  $    9,749
  Cash flow from operating activities...............  $     1,734  $   (1,020) $      592  $   (4,586) $   (3,912) $   (3,083)
  Cash flow from investing activities...............  $   (39,071) $   (7,280) $  (71,939) $      706  $   (7,641) $  (10,267)
  Cash flow from financing activities...............  $    73,959  $    6,231  $   68,576  $    6,579  $    6,581  $   18,416

  Ratio of Earnings to Fixed Charges(6).............           --          --          --          --          --          --


                                                      DEC. 31,
                                                        1994
                                                      ---------

STATEMENT OF OPERATIONS DATA:
  Revenues..........................................  $       0
  Cost of operations:
    Operating expenses..............................         --
    Depreciation and amortization...................         --
    Acquisition integration costs(1)................         --
    Write-off of landfill development costs.........         --
                                                      ---------
      Total cost of operations......................         --
                                                      ---------
      Gross profit (loss)...........................         --
  Selling, general and administrative expenses......      1,485
  Amortization of prepaid consulting fees...........         --
  Restructuring(2)..................................         --
                                                      ---------
    Loss from operations............................     (1,485)
  Other income (expense):
    Royalty and related income (expense), net.......      1,850
    Interest expense and financing costs............       (152)
    Write-off of accounts and notes receivable......         --
    Other income (expense)..........................        214
                                                      ---------
    Total other income (expense)....................      1,912
                                                      ---------
  Income (loss) before income taxes, discontinued
    operations and extraordinary item...............        427
  Federal and state income tax expense (benefit)....        185
  Discontinued operations...........................         --
  Extraordinary item--loss on extinguishment of
    debt............................................         --
                                                      ---------
  Net income (loss).................................  $     242
                                                      ---------
                                                      ---------
  Preferred stock dividend..........................        108
                                                      ---------
    Net income (loss) available for common
      stockholders(3)...............................  $     134
                                                      ---------
                                                      ---------
  Basic net income (loss) per share--continuing
    operations......................................  $    0.15
  Weighted average number of shares used in
    computation of basic net income (loss) per
    share...........................................    899,727
  EBITDA (4)........................................  $  (1,476)
  Adjusted EBITDA(5)................................  $  (1,476)
  Capital expenditures (excluding acquisitions).....  $     807
  Cash flow from operating activities...............  $    (209)
  Cash flow from investing activities...............  $  (1,588)
  Cash flow from financing activities...............  $   1,965
  Ratio of Earnings to Fixed Charges(6).............       3.26

                            (BALANCE SHEET DATA AND FOOTNOTES ON FOLLOWING PAGE)

                                                                      MARCH 31,     DEC. 31,     DEC. 31,     DEC. 31,
                                                                         1999         1998         1997         1996
                                                                     ------------  -----------  -----------  -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents........................................   $   36,817    $     194    $   2,964    $     265
  Working capital..................................................       34,140       (6,520)       1,532       (4,508)
  Total assets.....................................................      173,884       96,117       18,560       16,858
  Long-term debt, less current portion.............................      151,801       74,861        7,201        9,450
  Total stockholders' equity (deficit).............................        5,892        1,739        5,972       (1,849)

                                                                      DEC. 31,     DEC. 31,
                                                                        1995         1994
                                                                     -----------  -----------

BALANCE SHEET DATA:
  Cash and cash equivalents........................................   $   5,237    $     171
  Working capital..................................................       2,393          659
  Total assets.....................................................      23,508        4,369
  Long-term debt, less current portion.............................      12,266        1,263
  Total stockholders' equity (deficit).............................       3,292          597

----------------------------------

(1) Acquisition integration costs consist of one-time, non-recurring costs, which we believe have no future value and, therefore, are expensed. Such costs include severance and other termination and retention costs, as well as specific costs related to integrating the acquired companies (I.E., truck painting, sign changes, lease terminations, integration of information systems, etc.) into Waste Systems's operations.

(2) Before March 27, 1996, we had been actively developing environmental technologies with potential application in a number of business areas. On March 27, 1996, we announced our intention to take meaningful actions to conserve cash and working capital, including restructuring our operations to focus our resources and activities on developing an integrated solid waste management operation instead of developing environmental technologies.

(3) In May and July 1998 we met the mandatory conversion trading requirements and elected to convert all of the remaining shares of Waste Systems's preferred stock into shares of common stock and the board of directors declared and paid cash dividends of approximately $888,000.

(4) EBITDA is defined as operating income or loss from continuing operations excluding depreciation and amortization, which includes depreciation and amortization included in selling, general and administrative expenses. EBITDA does not represent, and should not be considered as an alternative to, net income or cash flows from operating activities, each as determined in accordance with GAAP. Moreover, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in the solid waste management industry or to the economy in general. We believe that EBITDA is a measure commonly used by lenders and some investors to evaluate a company's performance in our industry. We also believe that EBITDA data may help investors understand our performance because such data may reflect our ability to generate cash flows, which is an indicator of its ability to satisfy our debt service, capital expenditures and working capital requirements. Because EBITDA is not calculated by all companies and analysts in the same fashion, the EBITDA measures presented by Waste Systems may not be comparable to the similarly-titled measures reported by other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA, actual cash flows, the actual availability of funds for debt service, capital expenditures and working capital, and the comparability of our EBITDA data to similarly-titled measures reported by other companies.

(5) Adjusted EBITDA is EBITDA after adjusting for one-time charges for write-off of landfill development costs, acquisition integration costs and restructuring charges.

(6) For the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996 and 1995 we incurred net losses that did not cover fixed charges by approximately $(8,809,000), $(1,107,000), $(6,566,000), $(5,473,000), $(11,694,000) and $(5,746,000) respectively. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and financing costs, including capitalized interest and amortization of deferred financing costs, and an estimated portion of rentals representing interest costs.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes both historical and forward-looking statements. These forward-looking statements are not facts; rather, they are intentions and expectations relating to our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." The forward-looking statements in these sections of the prospectus can generally be identified by our use of words such as "plan," "intend," "believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such we will achieve such plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. Such factors are described in the section entitled "Risk Factors" and elsewhere in this prospectus. We make all the forward-looking statements in this prospectus only as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WASTE SYSTEMS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED "SELECTED CONSOLIDATED FINANCIAL DATA." PLEASE REFER TO THE PRECEDING SECTION OF THIS PROSPECTUS ENTITLED "FORWARD-LOOKING STATEMENTS" FOR IMPORTANT INFORMATION REGARDING THE FORWARD-LOOKING STATEMENTS IN THIS SECTION.

INTRODUCTION

    Waste Systems is an integrated non-hazardous solid waste management company. Waste Systems provides solid waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within particular regional markets in the Northeast and mid-Atlantic states where we operate. Waste Systems operates an integrated non-hazardous solid waste management business, including the ownership and operation of landfills, transfer stations and solid waste collection services. Waste Systems' acquisition strategy is to acquire substantial collection operations and transfer stations in association with its landfills to enhance our overall profitability and to increase our control over revenue sources. See the section of this prospectus entitled "Business-- Our business strategy is to achieve growth by capitalizing on industry consolidation and integration."

    From January 1998 through June 9, 1999, Waste Systems acquired or entered into agreements to acquire a total of 40 companies including three landfills, four transfer stations and 40 collection companies, two of which included a transfer station. Due to the significance of the acquired business operations to Waste Systems' financial performance, we do not believe that our historical financial statements are necessarily indicative of future performance and, as a result of our substantial growth, the comparability of the financial information included in this prospectus.

REVENUES

    Revenues represent fees charged to customers for solid waste collection, transfer, recycling and disposal services provided. Arrangements with customers include both long-term contractual arrangements and as-received disposal at prices quoted by Waste Systems. Revenues for the periods presented in the consolidated statements of operations on a percentage basis were derived from the following sources:

                                                  THREE MONTHS
                                                     ENDED
                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                              --------------------  -------------------------------
                                                1999       1998       1998       1997       1996
                                              ---------  ---------  ---------  ---------  ---------
Collection..................................       85.5%      40.7%      73.5%      12.8%        --%
Landfill....................................       10.4       27.8       20.1       78.1      100.0
Transfer....................................        4.1       31.5        6.4        9.1         --
                                              ---------  ---------  ---------  ---------  ---------
Total Revenue...............................      100.0%     100.0%     100.0%     100.0%     100.0%

    For purposes of this table, revenue is fully attributed to the operation where Waste Systems first receives the waste. For example, revenue received from waste collected by Waste Systems and disposed in its own landfill is entirely attributed to collection. The increase in our collection revenues as a percentage of total revenues during 1998 compared to 1997 is due primarily to the impact of the collection companies acquired during 1998. The decrease in landfill and transfer station revenue as a percentage of revenues in 1998 compared to 1997 is due primarily to the acquisition of collection companies that had been disposing of their waste at Waste Systems' transfer stations and landfills. These acquired revenues are now being recorded as collection revenue.

    The increase in Waste Systems' collection revenues as a percentage of revenues in the three months ended March 31, 1999 compared to the same period in 1998 is due primarily to the impact of the collection companies acquired during 1998 and the first quarter of 1999. During 1998 and three months ended March 31, 1999, Waste Systems acquired 31 and 5 collection companies, respectively. The decrease in landfill and transfer station revenue as a percentage of revenues in the three months ended March 31, 1999 compared to the same period in 1998 is due primarily to the acquisition of collection companies that had been disposing of their waste at Waste Systems' transfer stations and landfills. These acquired revenues are now being recorded as collection revenue.

RECENT BUSINESS DEVELOPMENTS

    SENIOR NOTES OFFERING AND DEBT REPAYMENT. On March 2, 1999, Waste Systems completed a private placement of $100.0 million principal amount of the Old Senior Notes and warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share. Please refer to the section of this prospectus entitled "Description of Senior Notes" for an explanation of the material terms of the Old Senior Notes. The warrants are exercisable from September 2, 1999, through March 2, 2004. The number of shares for which, and the price per share at which, a warrant is exercisable, are subject to adjustment upon the occurrence of events specified in the warrant agreement. The net proceeds to Waste Systems from the offering, after deducting the discount to the initial purchaser and related issuance costs, was approximately $97.3 million. Waste Systems used a portion of the proceeds from the offering to repay the $20.0 million of Waste Systems' 13% short term notes due June 30, 1999. In addition, the $10.0 million BankNorth Group, N.A. credit facility and approximately $1.7 million of capital leases and other notes payable were paid with the proceeds. Also, Waste Systems redeemed approximately $1.45 million principal amount of Waste Systems' 10% Convertible Subordinated Debentures due October 6, 2000 and completed several acquisitions as described below. Waste Systems intends to use the balance of the proceeds for general corporate purposes, including possible future acquisitions and working capital.

    CONVERSION OF DEBT INTO EQUITY. On March 3, 1999, Waste Systems offered to exchange up to 2,244,109 shares of common stock for a portion of the outstanding 7% Convertible Subordinated Notes due May 13, 2005 previously issued in a private offering. The exchange price per share of $4.63 was equal to the closing price of our common stock on the Nasdaq SmallCap Market as reported by

NASDAQ for the date of the first interim closing of this private exchange offer. Accrued but unpaid interest on the notes was paid in cash. As a result of the private exchange offer, Waste Systems retired $10,449,000 of its 7% Convertible Subordinated Notes. The remaining 7% Convertible Subordinated Notes are convertible by holders into common stock at $10.00 per share.

    STOCK REPURCHASE. With the proceeds from the private offering of Old Senior Notes, Waste Systems repurchased 497,778 shares of its common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price of approximately $2.8 million.

    ACQUISITIONS. From January 1, 1999 to May 1, 1999, Waste Systems completed ten acquisitions, consisting of eight collection operations, one transfer station and one landfill. The aggregate purchase price for these acquisitions was approximately $42.1 million which was paid in cash and the assumption of approximately $3 million of debt. These acquisitions have combined annual revenue of approximately $35.3 million. The acquisitions have all been recorded using the purchase method of accounting.

    On June 4, 1999, we announced the acquisition of a collection operation, located in eastern Massachusetts, as well as two transfer stations in Londonderry, New Hampshire and Lynn, Massachusetts. The total purchase price for these combined operations was approximately $35.2 million, which will be paid in cash. The acquisition is expected to add annualized revenues of approximately $21.6 million. Upon completion, the acquisition will be recorded using the purchase method of accounting. Completion of the transaction is subject to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    The following table sets forth, for the periods indicated, specific data derived from Waste Systems' Consolidated Statements of Operations, expressed as a percentage of revenues:

                                                                        QUARTER ENDED
                                                                          MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1999       1998       1998       1997       1996
                                                                     ---------  ---------  ---------  ---------  ---------
Revenues...........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses.................................................       62.9       56.5       58.9       49.7       61.6
Depreciation and amortization......................................       19.8       24.5       21.4       20.0       24.7
Acquisition integration costs......................................        6.1       20.9        8.9         --         --
Write-off of project development costs.............................         --         --        1.1       43.3      444.7
                                                                     ---------  ---------  ---------  ---------  ---------
    Total cost of operations.......................................       88.8      101.9       90.3      113.0      531.0
                                                                     ---------  ---------  ---------  ---------  ---------
Gross profit (loss)................................................       11.2       (1.9)       9.7      (13.0)    (431.0)
Selling, general and administrative expenses.......................       21.6       43.0       21.3       61.8      163.3
Restructuring......................................................         --         --         --       17.2      116.5
Amortization of prepaid consulting fees............................         --         --         --         --       55.8
                                                                     ---------  ---------  ---------  ---------  ---------
    Loss from operations...........................................      (10.4)     (44.9)     (11.6)     (92.0)    (766.6)
Royalty and other income (expense), net............................       (1.5)      (0.9)      (0.6)     (14.9)      62.5
Interest income....................................................        1.9        1.8        2.1        5.0       11.9
Interest expense and financing costs...............................      (22.6)     (28.4)     (19.4)     (39.2)     (79.0)
Equity in loss of affiliate........................................         --         --         --         --       (6.4)
Write off of assets................................................         --         --         --         --       (1.5)
Write off of accounts receivable...................................         --         --         --      (16.4)        --
Non cash charge for debt conversion................................      (63.0)        --         --         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
    Total other income (expense)...................................      (85.2)     (27.5)     (17.9)     (65.5)     (12.5)
Income tax expense.................................................         --         --        0.2        0.2       (1.6)
                                                                     ---------  ---------  ---------  ---------  ---------
    Loss from continuing operations................................      (95.6)     (72.4)     (29.7)    (157.7)    (777.5)
Discontinued operations............................................         --         --         --         --     (151.2)
                                                                     ---------  ---------  ---------  ---------  ---------
    Loss before extraordinary item.................................      (95.6)     (72.4)     (29.7)    (157.7)    (928.7)
Extraordinary item.................................................       (2.5)        --       (1.2)      (3.9)        --
                                                                     ---------  ---------  ---------  ---------  ---------
    Net loss.......................................................      (98.1)%     (72.4)%     (30.9)%    (161.6)%    (928.7)%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
EBITDA.............................................................        9.7%     (18.4)%      10.1%     (71.4)%    (662.0)%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA....................................................       15.8%       2.6%      20.9%     (10.9)%    (101.3)%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    REVENUES. Revenues increased $7,334,000, or 480%, to $8,862,000 for the three month period ended March 31, 1999 compared with $1,528,000 for the same period in 1998. The increase was primarily due to the impact of operations acquired during 1998 and the first quarter ended March 31, 1999. Revenue from acquisitions totaled approximately $7,150,000. The balance of the increase is the result of the internal growth within the Vermont operation, which was the only existing operation in the first quarter of 1998. The growth in the Vermont operations was due to increased volume and prices at the landfill and internal growth at Waste Systems' collection operation.

    COST OF OPERATIONS. Operating expenses increased $4,708,000, or 545% to $5,571,000 from $864,000 for the three months ended March 31, 1999, compared with the same period in 1998. As a percentage of revenues, operating expenses increased from 56.5% in the first quarter of 1998 to 62.9% in the first quarter of 1999. Operating expenses increased primarily due to the acquisitions. The increase in operating expenses as a percentage of revenues was primarily due to the change in revenue mix, with a much larger portion of the revenue coming from collection operations, which typically experience much higher operating expenses than landfill operations. Waste Systems internalizes a significant portion of the waste collected in Vermont and central Pennsylvania, which substantially reduces costs of operations as a percentage of revenue. Waste Systems' upstate New York and central Massachusetts operations consist of only collection and transfer station operations at this time.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense includes depreciation of property and equipment over their useful lives using the straight-line method, amortization of goodwill and other intangible assets over their useful lives using the straight-line method, and amortization of landfill development costs using the units-of-production method. Depreciation and amortization expense increased $1,378,000 or 368% to $1,753,000 for the three months ended March 31, 1999 from $374,000 for the comparable period in 1998. The increase is the result of increased depreciation costs of the additional assets acquired through acquisition and increased amortization due to the substantial increases in intangible assets related to acquisitions. Additionally, amortization of landfill development costs increased as a result of the increase in the amount of waste accepted at Waste Systems' Vermont landfill and the additions of the Sandy Run and Community Refuse, Inc. landfills in central Pennsylvania. As a percentage of revenues, depreciation and amortization expense decreased to 19.8% in the first quarter of 1999 from 24.5% in the first quarter of 1998. The decrease in depreciation and amortization expense as a percentage of revenues is primarily attributable to higher 1999 revenues.

    ACQUISITION INTEGRATION COSTS. Acquisition integration costs consist of one-time, non-recurring costs, which in the opinion of management have no future value and, therefore, are expensed. Such costs include termination and retention of employees, lease termination costs, costs related to the integration of information systems and costs related to the change of name of the acquired company or business. These charges are estimated and accrued at the time the acquisition is closed. The estimates are reviewed frequently by Waste Systems management and the related operation teams integrating the new acquisitions and adjusted as required. Acquisition integration costs totaled approximately $544,000 and $320,000 for the three months ended March 31, 1999 and 1998, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist of corporate development activities, marketing and public relations costs, administrative compensation and benefits, legal and accounting and other professional fees as well as other administrative costs and overhead. Selling, general and administrative costs increased $1,256,000, or 191%, to $1,914,000 for the three month period ended March 31, 1999 from $657,000 in the comparable period in 1998. As a percentage of revenue, selling, general and administrative expenses decreased to 21.6% for the three months ended March 31, 1999 from 43.0% for the same period in 1998. The dollar increase was due to efforts by Waste Systems to build an infrastructure to sustain our significant growth through acquisition and to support the several corporate initiatives designed to implement our strategy. Waste Systems expects spending growth to continue moderately through 1999 as Waste Systems continues to implement our growth through acquisition strategy. The decrease as a percentage of revenue was primarily due to the expanded revenue base and related efficiencies, as Waste Systems is able to purchase "tuck-in" acquisitions that increase revenues and improve margins without adding significant administrative costs. Waste Systems anticipates that in future periods our selling, general and administrative expenses should continue to decrease as a percentage of revenue as it leverages our current corporate overhead to revenue growth primarily through acquisitions.

    INTEREST INCOME. Interest income increased $140,000, or 502% to $168,000 for the three months ended March 31, 1999, from $28,000 in the comparable period in 1998. The increase was the result of higher average cash and investment balances due to the proceeds from the 11 1/2% Senior Notes that closed on March 2, 1999.

    INTEREST EXPENSE AND FINANCING COSTS. Interest expense and financing costs, net of capitalized interest costs increased $1,572,000, or 362%, to $2,006,000 for the three month period ended March 31, 1999, from $434,000 for comparable period in 1998. The increase resulted primarily from increased indebtedness incurred in connection with the 11 1/2% Senior Notes, the 7% Convertible Subordinated Notes, and other debt. Interest is capitalized on landfill development costs related to permitting, site preparation, and facility construction during the period that these assets are undergoing activities necessary for their intended use. For the three months ended March 31, 1999 and 1998, Waste Systems capitalized $335,692 and $0 of interest costs, respectively.

    ROYALTY AND OTHER INCOME (EXPENSE). Royalty and other income (expense) was ($132,000) and ($14,000) for the three month periods ended March 31, 1999 and 1998, respectively. Royalty and other income (expense) primarily relates to Waste Systems' medical waste treatment proprietary technologies. The increase in 1999 was due to travel and professional fees related to an ongoing patent infringement lawsuit discussed in Note 15 to Waste Systems' Consolidated Financial Statements for the year ended December 31, 1998.

    The net loss for the three months ended March 31, 1999 includes a non-cash charge of $5,584,000 in connection with the conversion of debt into equity.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 increased by $17,587,000 or 509% to $21,045,000 from $3,458,000 in 1997. The 34 completed acquisitions in 1998 accounted for approximately $15.8 million or 90% of the increase. The balance of the increase is the result of the internal growth within our Vermont operations during 1998. The growth in our Vermont operations was due to the full year's operation of the Chittenden Solid Waste District or "CSWD" transfer station, which was acquired in the fourth quarter of 1997, increased volume and prices at the Moretown landfill and internal growth at our collection operations.

    COST OF OPERATIONS. Operating expenses for 1998 was approximately $12,400,000 compared to $1,719,000 for 1997. The increase of $10,681,000 was primarily due to the 34 acquisitions completed in 1998 and the related increase in revenue. As a percentage of sales, operating expenses increased to approximately 59% in 1998 from approximately 50% in 1997. This increase was primarily due to the change in revenue mix, with a much larger portion of the revenue coming from collection operations, which typically have much higher operating expenses than landfill operations. Waste Systems disposes of a significant portion of the waste collected in Vermont and Pennsylvania in our landfills, which significantly reduces costs of operations as a percentage of revenue. Waste Systems' upstate New York and central Massachusetts operations do not yet have operating landfills where waste can be disposed.

    Operating costs, disposal costs, and collection fees vary widely throughout the geographic areas in which Waste Systems operates. The prices that Waste Systems charges are determined locally, and

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
typically vary by the volume or weight, type of waste collected, frequency of collections, distance to final disposal sites, labor costs and amount and type of equipment furnished to the customer.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $4,501,000 and $692,000 for the years ended 1998 and 1997, respectively. The increase of $3,809,000 was primarily due to the additional depreciation and amortization related to Waste Systems' 34 completed acquisitions. During 1998, Waste Systems purchased property and equipment of approximately $24,298,000 related to the acquisitions and $7,522,000 of this amount was for assets under development but not placed into service in 1998. Goodwill and other intangible assets totaling approximately $35,171,000 were also recorded in connection with the acquisitions. In addition, Waste Systems purchased approximately $3,094,000 of property and equipment necessary for its ongoing operations, including costs to improve efficiencies at several of the acquired companies. Finally, landfill amortization costs in Vermont increased due to increased usage of the Moretown landfill in 1998. Waste Systems had costs of approximately $5,456,000 for construction of Cell 2 at the Moretown landfill and other development costs related to the Mostoller and South Hadley landfill and the transfer station in Oxford, Massachusetts totaling approximately $480,000. These costs did not impact operating results as they were not placed into service in 1998.

    ACQUISITION INTEGRATION COSTS. Acquisition integration costs consist of one-time, non-recurring costs, which in the opinion of management have no future value and, therefore, are expensed. These costs include termination and retention of employees, lease termination costs, costs related to the integration of information systems and costs related to the change of name of the acquired company or business. These costs are estimated and accrued at the time the acquisition is closed. The estimates are reviewed frequently by management and the related operation teams integrating the new acquisitions and adjusted as required. Acquisition integration costs totaled $1,864,000 for 1998.

    WRITE-OFF OF LANDFILL DEVELOPMENT COSTS. Write-off of landfill development costs were $236,000 and $1,495,000 for 1998 and 1997, respectively. The write-off of landfill development costs is related to the termination of Waste Systems's contract for remodeling and operation of a landfill in Fairhaven, Massachusetts. Waste Systems had previously entered into a contract with the Town of Fairhaven, Massachusetts to operate and remodel the town's existing 26-acre landfill. However, litigation against Waste Systems and others over the project extensively delayed the landfill's continued operation and remodeling, which caused uncertainty over the long-term economic viability of the project. As a result, Waste Systems agreed with the town to terminate the project. Waste Systems wrote off our capital investment in the project at December 31, 1996, and completed termination of this project in 1998. Waste Systems' write-off of project development costs in 1998 and 1997 primarily represent our cost to liquidate project equipment and to close the landfill as Waste Systems had agreed with the town. The 1998 expense of $236,000 represents the final charges related to the termination of the project. There were no remaining accruals at December 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $2,344,000 in 1998 to $4,482,000 from $2,138,000 in 1997. As a percentage of revenue, selling, general and administrative expenses decreased to 21.3% in 1998 from 61.8% in 1997. The dollar increase was due to efforts by Waste Systems to build infrastructure to sustain our significant growth through acquisition and to support the several corporate initiatives designed to implement our strategy. Waste Systems expect spending growth to continue moderately into 1999 as Waste Systems continues to implement our growth through acquisition strategy. The decrease as a percentage of revenue was primarily due to the expanded revenue base and related efficiencies, as Waste Systems is able to purchase "tuck-in" acquisitions that increase revenues and improve margins without adding significant administrative costs. Waste Systems anticipates that in future periods our selling, general and administrative expenses should continue to decrease as a percentage of revenue as Waste Systems leverages our current corporate overhead to revenue growth primarily through acquisitions.

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
    RESTRUCTURING. During 1996, we announced our intention to restructure Waste Systems' operations to focus our resources and activities on developing an integrated solid waste management operation. For a detailed description of the restructuring, please see the subsection below entitled "Year Ended December 31, 1997 Compared to Year Ended December 31, 1996." The restructuring was completed in 1997. At December 31, 1998 and 1997, Waste Systems had reserves and liabilities associated with restructuring activities and discontinued operations of $0 and $778,609, respectively. Restructuring charges for 1997 totaled $596,000 which consisted of costs incurred for employee severance, non-cancelable lease commitments, professional fees and litigation costs. No charges were recorded in 1998.

    ROYALTY AND OTHER INCOME (EXPENSE). Royalty and other income (expense) was approximately ($134,000) and ($516,000) in 1998 and 1997, respectively. Royalty and other income (expense) relates to Waste Systems's proprietary medical waste treatment technologies.

    INTEREST EXPENSE AND FINANCING COSTS, NET. Interest expense for 1998 was approximately $3,633,000, net of interest income of $441,000 as compared to approximately $1,182,000 net of interest income of $172,000 for 1997. The increase resulted primarily from significant increases in debt necessary to finance the acquisitions and capital needs of Waste Systems. During 1998 and 1997, Waste Systems capitalized interest expense of $360,000 and $24,000, respectively related to construction costs for the Mostoller and South Hadley landfills and the transfer station in Oxford, Massachusetts discussed above.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for 1997 increased by $1,962,000 to $3,458,000 from $1,496,000 in 1996. The increase of 131% was due primarily to the increased waste volume accepted at the Moretown landfill, in its first full year of operation, the acquisition through a lease/purchase arrangement on October 6, 1997 of the CSWD transfer station located in Williston, Vermont and the internal growth of Waste Systems' collection operations. All 1997 revenues were generated from Waste Systems' Vermont operations, as compared to 1996, where approximately $1,157,000 or 77% was generated from Waste Systems' operations at the Fairhaven landfill, which has since ceased operations.

    COST OF OPERATIONS. Operating expense for 1997 was approximately $1.7 million compared to $921,000 in 1996. The increase of $797,000 was primarily due to the growth of Waste Systems' Vermont operations. During 1997, Waste Systems' Vermont operations expanded as a result of Waste Systems' purchase of a collection company and our acquisition through a lease/purchase arrangement of the CSWD transfer station.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $692,000 and $370,000 for the years ended 1997 and 1996, respectively. The increase of $322,000 or 87% was due primarily to the growth in the operation at the Moretown landfill which resulted in increased amortization of capitalized landfill costs and to a substantial increase in capital equipment used in Waste Systems' other Vermont operations.

    WRITE-OFF OF LANDFILL DEVELOPMENT COSTS. Write-off of landfill development costs was $1,495,000 and $6,652,000 for the years ended 1997 and 1996, respectively. The write-off of landfill development costs is related to the termination of operations at the Fairhaven landfill as described above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1997 were approximately $2.1 million, a decrease of 12.5% from 1996. The decrease was due to the restructuring undertaken in March of 1996 and to the cessation of operations at the Fairhaven landfill. The decrease was partially offset by increases in selling, general and administrative expenses at Waste Systems' Vermont operations and general corporate expenses due to the building of an infrastructure necessary to support increases in acquisition, operating and administrative activities.

    RESTRUCTURING. Prior to March 27, 1996, Waste Systems had been actively developing environmental technologies with potential application in a number of business areas. On March 27, 1996, Waste Systems announced our intention to take meaningful actions to conserve cash and working capital, including restructuring Waste Systems' operations to focus our resources and activities on developing an integrated solid waste management operation. As part of the restructuring, Waste Systems ceased operations at our technology center in Woburn, Massachusetts, and discharged all employees and consultants previously engaged in developing technologies with potential application in particular environmental related activities, including the manufacture of useful materials from tires and other recycled materials, contaminated soil cleanup and recycling, industrial sludge disposal, size reduction equipment design and manufacture. Waste Systems also ceased operations of a subsidiary engaged in a business unrelated to the environmental industry. No substantial revenues were received from the technology center operations or the discontinued subsidiary's activities. Restructuring charges for 1997 and 1996 were $596,000 and $1,742,000, respectively, which consisted of costs incurred for employee severance, non-cancelable lease commitments, professional fees and litigation costs.

    ROYALTY AND OTHER INCOME (EXPENSE). Royalty and other income (expense) decreased approximately $1,451,000 in 1997 to ($516,000) from $935,000 in 1996.
The decrease in 1997 was due to the termination of one of Waste Systems' licensing agreements with ScotSafe Limited. Waste Systems had entered into a licensing and royalty agreement in 1996 with ScotSafe, a Glasgow, Scotland based company, for ScotSafe to have exclusive rights to use specific Waste Systems' medical waste processing technology throughout Europe. During the fourth quarter of 1997, Waste Systems terminated our licensing agreement with ScotSafe and wrote off the receivable due from ScotSafe of approximately $568,000 because ScotSafe was in default for failure to pay Waste Systems royalties due under the terms of the agreement.

    INTEREST EXPENSE AND FINANCING COSTS. Interest expense for 1997 was approximately $1,182,000 net of interest income of $172,000 as compared to approximately $1,004,000 net of interest income of $178,000 for 1996. The increase resulted primarily from additional indebtedness incurred in connection with acquisitions and capital expenditures for Waste Systems' Vermont operations. During 1997 and 1996, Waste Systems capitalized interest expense of $24,000 and $42,000, respectively related to construction costs.

    WRITE-OFF OF ACCOUNTS RECEIVABLE. During the fourth quarter of 1997, Waste Systems wrote-off the uncollectible receivable due from ScotSafe of approximately $568,000.

LIQUIDITY AND CAPITAL RESOURCES

    Waste Systems' business is capital intensive. Waste Systems' capital requirements, which are substantial, include acquisitions, property and equipment purchases and capital expenditures for landfill cell construction, landfill development and landfill closure activities. Principally due to these factors, Waste Systems may incur working capital deficits. Waste Systems plans to meet our capital needs through various financing sources, including internally generated funds, equity securities and debt. On May 13, 1998, Waste Systems closed on an offering of $60.0 million 7% Convertible Subordinated Notes which resulted in net proceeds to Waste Systems of approximately $58.3 million. On March 2, 1999, Waste Systems completed a private offering of the Old Senior Notes in the aggregate principal amount of $100 million which resulted in net proceeds to Waste Systems of approximately $97.3 million. Waste Systems has used the proceeds from these debt offerings to complete various acquisitions during 1998 and 1999. In addition, Waste Systems has repaid other outstanding debt obligations, repurchased 497,778 shares of Waste Systems' common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price of approximately $2.8 million, and funded Waste Systems' growth, including infrastructure. Waste Systems intends to use the balance of the proceeds for general corporate purposes, including possible future acquisitions and working capital. In addition, approximately $10.4 million of the 7% Convertible Subordinated Notes were exchanged into

2,244,109 shares of common stock during March 1999 through a private exchange offering. Waste Systems intends to continue our strategy to aggressively pursue and develop an integrated solid waste management company, primarily through acquisitions. There can be no assurance that additional debt or equity financing will be available, or available on terms acceptable to Waste Systems. Any failure of Waste Systems to obtain required financing would have a material adverse effect on Waste Systems' financial condition and results of operations. Please see the section of this prospectus entitled "Risk Factors" for a description of the various risks related to, among other things, Waste Systems' growth strategy.

    Waste Systems maintains an acquisitions department that is responsible for the identification, due diligence, negotiation and closing of acquisitions. Waste Systems believes that a combination of internally generated funds, additional debt and equity financing and the proceeds from the Old Senior Notes offering will provide adequate funds to support Waste Systems' cost structure, acquisition strategy and working capital requirements for the foreseeable future.

    During the three months ended March 31, 1999, Waste Systems acquired three collection companies and a landfill in central Pennsylvania, one collection company in central Massachusetts, and one collection company in upstate New York. The aggregate cost of the acquisitions was approximately $37.9 million consisting of $36.0 million in cash and $1.9 million in assumed liabilities.

    During 1998, Waste Systems acquired a total of 34 companies, including eleven collection companies and one transfer station in Vermont, five collection companies and two landfills in central Pennsylvania, three collection companies and a transfer station in central Massachusetts and twelve collection companies and one transfer station in upstate New York. The aggregate cost of these acquisitions was approximately $63.2 million consisting of approximately $58.3 million in cash, $3.4 million in common stock and approximately $1.5 million in assumed liabilities. Integration costs for the year ended December 31, 1998, related to the acquisitions in central Pennsylvania, Vermont, upstate New York and central Massachusetts were approximately $1.9 million.

    Waste Systems generated net cash from operating activities for the three months ended March 31, 1999 of $1,735,000. During the same period in 1998, Waste Systems used ($1,020,000) for operating activities. The improved cash flow from operations in 1999 was due primarily to the increased revenues which were offset by related increases in cost of operations, acquisition integration costs and selling, general and administrative expenses. The remainder of the cash flow increases was due to changes in the operating assets and liabilities including increases in accounts payable, accrued expenses and deferred revenue. These were offset by an increase in accounts receivable.

    Waste Systems generated net cash from operating activities for 1998 of approximately $592,000. In 1997, Waste Systems used approximately $4.6 million for operating activities. The improved cash flow from operating activities in 1998 was due primarily to the increased revenues which were offset by related increases in cost of operations, integration costs and selling, general and administrative expenses. The remainder of the cash flow increase was due to changes in the operating assets and liabilities including increases in accounts payable, accrued expenses and deferred revenue. These were offset by an increase in accounts receivable.

    EBITDA increased by $1,138,000 during the first quarter of 1999 to $857,000 from negative EBITDA of ($281,000) during the same period in 1998. As a percentage of revenue, EBITDA increased to 9.7% during the first quarter of 1999 from (18.4%) in the first quarter of 1998. Adjusted EBITDA increased by $1,362,000 during the first quarter of 1999 to $1,401,000 from $39,000 during the same period of 1998. As a percentage of the revenue, Adjusted EBITDA increased to 15.8% during the first quarter of 1999 from 2.6% in the first quarter of 1998.

    EBITDA increased by approximately $4,599,000 during 1998 to approximately $2,130,000 from negative EBITDA of approximately $2.5 million in 1997. As a percentage of revenue, EBITDA increased to 10.1% during 1998 from (71.4%) in 1997. Adjusted EBITDA increased by approximately $4.6 million during 1998 to approximately $4.2 million from negative Adjusted EBITDA of approximately $378,000 in 1997. As a percentage of revenue, Adjusted EBITDA increased to 20.9% in 1998 compared to (10.9%) in 1997.

    Net cash used by investing activities during the first three months of 1999 was $39,071,000 compared to $7,280,000 in the same period of 1998. Of the net cash used by investing activities in 1999, approximately $36.0 million was used for the acquisition of landfill, collection and transfer operations. Additional capital expenditures of approximately $2.2 million were made to increase operating efficiencies at Waste Systems existing operations. Other investing activity included the acquisition of various long-term permits necessary to operate the landfills and for long-term prepaid disposal costs.

    Net cash used by investing activities during 1998 was approximately $71.9 million compared to cash generated of approximately $706,000 in 1997. Of the net cash used by investing activities in 1998, approximately $58.3 million was used for the acquisition of landfill, collection and transfer operations in central Pennsylvania, Vermont, upstate New York and central Massachusetts. In addition, Waste Systems placed deposits for future acquisitions totaling $2.2 million. Additional capital expenditures of approximately $9.0 million were made to develop Cell 2 at Waste Systems' Moretown landfill and to increase operating efficiencies at Waste Systems' central Pennsylvania, Vermont, upstate New York and central Massachusetts operations. Other investing activity included the acquisition of various long-term permits necessary to operate the landfills and for long-term prepaid disposal costs. The net cash generated by investing activities for 1997 was primarily due to the reduction in collateral requirements on the Vermont landfill closure and post-closure performance bond of approximately $1.0 million and the proceeds from the sale of the Fairhaven equipment for approximately $800,000. These were offset by capital expenditures at Waste Systems' Vermont operations.

    Waste Systems' capital expenditures and capital needs for acquisitions have increased significantly, reflecting Waste Systems' rapid growth by acquisition and development of revenue producing assets, and will increase further as Waste Systems continues to complete acquisitions. Total capital expenditures are expected to further increase during 1999 due to acquisitions, ongoing construction of Cell 2 at the Moretown landfill, the development and construction of the Mostoller and South Hadley landfills and construction of the transfer station in central Massachusetts.

    Net cash provided by financing activities during the first three months of 1999 was approximately $74.0 million. The primary source of cash was due to the proceeds of approximately $97.3 million, net of expenses, from the $100 million Senior Notes offering. The proceeds were offset by repayment of existing debt of approximately $20.6 million. In addition, Waste Systems repurchased 497,778 shares of our common stock from the FDIC for approximately $2.8 million.

    Net cash provided by financing activities during 1998 was approximately $68.6 million compared to $6.6 million in 1997. The increase in 1998 was due primarily to the receipt of the net proceeds of $58.3 million related to the 7% Convertible Subordinated Notes, borrowings under Waste Systems' bank credit facility of $10 million, $7.5 million in additional short-term financing from a related party stockholder and borrowings for equipment purchases of approximately $9.0 million. The proceeds were offset by principal repayments of debt of approximately $15.2 million and dividend payments on the preferred stock of approximately $888,000.

    At December 31, 1998 Waste Systems had a $10.0 million line of credit facility with The BankNorth Group, N.A. which was fully drawn as of December 31, 1998. The entire balance was repaid on March 2, 1999 with the proceeds from the Senior Notes. Waste Systems is currently negotiating a new larger credit facility with The BankNorth Group, N.A. that it expects to close in the second quarter of 1999.

    We had combined short-term and long-term debt of approximately $152.1 million at March 31, 1999 and $83.1 million at December 31, 1998.

    Based upon our current operating plan, Waste Systems believes that our cash and cash equivalents, available borrowings, future cash flow from operations and the proceeds of future debt and equity

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
financings will satisfy Waste Systems' working capital needs for the foreseeable future. However, it remains uncertain. Please refer to "Factors Affecting Future Operating Results."

FACTORS AFFECTING FUTURE OPERATING RESULTS

    Waste Systems' future operating results will be affected by various factors. Some of these factors will be internal and some will be external and beyond our control. For a more detailed description of these factors, please refer to the section in this prospectus entitled "Risk Factors" under the following subheadings: "--Our history of losses make the Senior Notes a highly speculative investment;" "--Our high level of indebtedness could adversely affect our financial health;" "--We have no control over many factors in our ability to finance planned growth;" "--Our future success depends upon our ability to manage rapid growth in operations and personnel;" "--Our future success depends on our ability to identify, acquire and integrate acquisition targets;" "--Potential difficulties in acquiring landfill capacity could increase our costs;" "--Loss of key executives could affect Waste Systems' ability to achieve our business objectives;" "--Our business may not succeed due to the highly competitive nature of the solid waste management industry;" "--The geographic concentration of our operations magnifies the risks to our success;" "--Seasonal revenue fluctuations may negatively impact our operations;" "--Environmental and other government regulations impose costs and uncertainty on our operations;" "--We are exposed to potential liability for environmental damage and regulatory noncompliance;" "--Addressing local community concerns about our operations may adversely affect our business;" "--Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our business;" "--Our environmental liability insurance may not cover all risks of loss;" "--Estimated accruals for landfill closure and post-closure costs may not meet our actual financial obligations;" and "--Year 2000 problems could have an adverse impact on our business."

INFLATION

    Waste Systems does not believe its operations have been materially affected by inflation.

SEASONALITY

    Waste Systems revenues and results of operations tend to vary seasonally. The winter months of the fourth and first quarters of the calendar year tend to yield lower revenues than those experienced in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include harsh winter weather conditions which can interfere with collection and transportation, the construction and demolition activities which generate waste are primarily performed in the warmer seasons and the volume of waste in the region is generally lower than that which occurs in warmer months. Waste Systems believes that the seasonality of the revenue stream will not have material adverse effect on our business, financial condition and results of operations on an annualized basis.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Although Waste Systems does not presently have a credit facility in place, we are currently in negotiations to secure one. It is likely that any credit agreement that we enter will provide for an adjustable interest rate that will fluctuate on a based on fluctuations in the overall credit market. Waste Systems does not believe that our market risk is material to our financial condition and results of operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The financial statements and financial statement schedules filed as part of this prospectus are listed on the Index to Financial Statements on page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURE

    None.

YEAR 2000 COMPLIANCE

    Please refer to the section of this prospectus entitled "Risk
Factors"--"Year 2000 problems could have an adverse impact on our business."

                                    BUSINESS

THE COMPANY

    OVERVIEW. We are an integrated non-hazardous solid waste management company that provides solid waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within particular regional markets in the Northeast and Mid-Atlantic states where we operate. We are achieving significant growth by implementing an active acquisition strategy, and plan to contribute to our growth through generating increased sales from existing operations and achieving greater operating efficiencies.

    We focus on the operation of an integrated non-hazardous solid waste management business, including the ownership and operation of landfills, transfer stations and collection operations, including collection routes and equipment. We derive revenue from collecting waste from our customers which we dispose of in our own landfills, and also from unaffiliated waste collection companies who pay to dispose of waste in our landfills. Arrangements with customers include both long-term contractual arrangements and as-received disposal at our quoted prices. We seek through our acquisition strategy to acquire substantial collection operations in association with our landfills to enhance overall profitability and to increase our control over sources of revenue.

    CURRENT INTEGRATED OPERATIONS. Our current operations consist of regional networks of integrated waste collection and disposal services, consisting of landfills, transfer stations and collection services.

    We own four landfills, one in Vermont and three in central Pennsylvania. The fourth landfill, which we acquired in March of 1999, is located in the city of Shippensburg in central Pennsylvania and significantly increased our disposal capacity in that region. Our Moretown landfill in Moretown, Vermont and Sandy Run landfill in Hopewell, Pennsylvania are currently operating and permitted to accept 120,000 and 86,000 tons per year, respectively. Our Mostoller landfill in Somerset, Pennsylvania is permitted to accept 624,000 tons per year and is scheduled to commence operations in the fourth quarter of 1999. As of March 31, 1999, the aggregate remaining estimated permitted capacity of our four owned landfills was approximately 24.0 million cubic yards. In addition, we have contracted with the Town of South Hadley, Massachusetts to operate that town's landfill which has estimated capacity of approximately 2.0 million cubic yards available for future disposal, subject to receipt of required permits.

    We provide transfer station services supporting one landfill and have acquired another transfer station facility that has the necessary permits and is ready for construction. Transfer stations serve as gateways to our landfill facilities by receiving and compacting solid waste collected by us and by third parties for transfer by long-haul trucks for disposal at landfills we operate.

    We own and operate multiple waste collection subsidiaries in each of our regional markets. Each of these collection services helps to provide our landfill facilities with an adequate waste flow. As of June 9, 1999, our waste collection operations serve a total of approximately 72,000 commercial, industrial, residential and municipal customers in the central Pennsylvania, Vermont, upstate New York and central Massachusetts markets. We have also announced, but not completed, the acquisition of an established waste collection and transfer station operation in eastern Massachusetts and southern New Hampshire.

    GOALS AND STRATEGIES. Our objective is to expand the current geographic scope of our operations primarily in the Northeast and mid-Atlantic regions of the United States, and to become one of the leading providers of non-hazardous solid waste management services in each local market that we serve. Our primary growth strategy is to acquire landfills in or near urban areas within targeted markets, and to secure dedicated waste streams for such landfills by acquisition or development of collection operations and transfer stations. To complement this growth strategy, we plan to increase operating efficiencies at existing and acquired businesses through the application of an organizational system that sets operating standards, then measures and analyzes the performance of our collection, transfer, disposal and other functions.

    RECENT DEVELOPMENTS AND OUTLOOK. We believe that we have demonstrated our ability to realize value in the fragmented solid waste management industry by completing acquisitions of three landfills, four transfer stations, and 40 solid waste collection operations since January 1998. During 1998, we completed 34 acquisitions within 4 states in the Northeast and Mid-Atlantic regions.

    We have completed ten acquisitions since January 1, 1999 which have significantly increased our presence within the geographic regions in which we operate. Included in these acquisitions are Community Refuse Services, Inc., which is a landfill located in the city of Shippensburg in central Pennsylvania, and Cumberland Waste Service, Inc., a collection operation serving over 2,300 customers in the geographical area surrounding the landfill. The Shippensburg landfill will add approximately 6.0 million cubic yards of capacity for the region and is permitted to accept 306,000 tons of municipal solid waste per year. In addition, we have announced, but not yet completed, the acquisition of the assets of C&J Trucking, Inc. and its affiliates. This acquisition will add a transfer station in Lynn, Massachusetts and a transfer station in Londonderry, New Hampshire, as well as an established collection operation. The acquisition is intended to allow us further usage of our central Massachusetts operations. As a result, we believe that we are poised to continue our growth in these areas and to enhance our profitability through the implementation of operating efficiencies.

AT PRESENT, THE SOLID WASTE MANAGEMENT INDUSTRY IS UNDERGOING SIGNIFICANT
  CONSOLIDATION AND INTEGRATION.

    OVERVIEW. Based on published industry information, the solid waste management industry generated approximately $38 billion in revenue during 1997. Of this $38 billion aggregate revenue, approximately 44% was generated by public companies, approximately 33% was generated by municipal governments, and the remaining 23% was generated by numerous private solid waste operators.

    INDUSTRY TRENDS. The solid waste management industry is experiencing general trends toward significant consolidation and integration. We believe that these trends are due in part to the following factors: stringent environmental regulations which require increased capital to maintain regulatory compliance; the inability of many smaller operators to achieve the economies of scale enjoyed by larger operators; the competitive and economic benefits of providing integrated collection, recycling, transfer and disposal services; and the privatization of solid waste landfills, transfer station, and collection services by municipalities. Although significant consolidation has occurred within the solid waste management industry, we believe the industry remains highly fragmented and that a substantial number of potential acquisition and privatization opportunities remain, including the Northeast and mid-Atlantic states where we operate.

    ENVIRONMENTAL REGULATIONS. Stringent environmental regulations have resulted in rising costs for owners of landfills while permits required for landfill development, expansion or construction have also become increasingly difficult to obtain. These ongoing costs are coupled with increased financial reserve requirements for landfill closure and post-closure monitoring. Some of the smaller industry participants have found these costs and regulations burdensome and have decided either to close their operations or to sell them to larger operators. As a result, the number of operating landfills has decreased while the size of landfills has increased.

    ECONOMIES OF SCALE AND INTEGRATION. Economies of scale, driven by the high fixed costs of landfill assets and the associated profitability of each incremental ton of waste, have led to the development of higher volume, regional landfills. Integrated operators achieve economies of scale in the solid waste collection and disposal industry through vertical integration of their operations that may generate a significant waste stream for these high-volume landfills. Integrated companies gain further competitive advantage over non-integrated operators by being able to control the waste stream. The ability of larger integrated companies to internalize the collected solid waste (i.e., collecting the waste at the source, transferring it through their own transfer stations and disposing of it at their own disposal facility), coupled with access to significant capital resources to make acquisitions, has created an environment in which large integrated companies can operate more cost effectively and competitively than smaller and less integrated operators.

    PRIVATIZATION. The trend toward consolidation in the solid waste services industry is further supported by the increasing tendency of a number of municipalities to privatize their waste disposal operations. Privatization is often an attractive alternative for municipalities for several reasons. For example, the ability of integrated operators to leverage their economies of scale to provide the community with a broader range of services while enabling the municipality to reduce its own capital asset requirements. We believe that the financial ability of municipalities to own and operate landfills was adversely affected by the 1994 United States Supreme Court decision which declared "flow control" laws unconstitutional, particularly in the northeastern states. These laws had required waste generated in counties or districts to be disposed of at the respective county or district-owned landfills or incinerators. The reduction in the captive waste stream to these facilities, resulting from the invalidation of such flow control laws, forced the counties that owned them to increase their per ton tipping fees to meet municipal bond payments. As county or district owned landfills increase their per ton tipping fees, they are less competitive in an open market in attracting waste streams from price conscious customers who may freely choose any waste disposal company. We believe that these market dynamics are factors causing municipalities throughout the northeastern states to consider the privatization of public facilities.

OUR BUSINESS STRATEGY IS TO ACHIEVE GROWTH BY CAPITALIZING ON INDUSTRY
  CONSOLIDATION AND INTEGRATION.

    Our objective is to expand the geographic scope of our operations primarily within the Northeast and mid-Atlantic regions of the United States, and to become one of the leading non-hazardous solid waste management companies in each local market that we serve. The primary elements of our business strategy are:

    - executing our acquisition program,

    - generating internal growth from existing operations by increasing sales to new and existing customers, and

    - increasing our organizational and operating efficiency.

    EXPANSION THROUGH ACQUISITIONS. We intend to continue to expand by identifying regional markets and acquiring non-hazardous solid waste disposal assets in those targeted markets that we can operate as part of a fully integrated solid waste management operation. In considering new markets, we evaluate the opportunities to acquire or otherwise control sufficient landfills, transfer stations and collection operations which would enable us to generate an integrated waste stream and achieve the disposal economies of scale necessary to meet our market share and financial objectives. We have established criteria which enable us to evaluate prospective acquisition opportunities and target markets. Historically, we have entered new markets which are contiguous to our existing markets; however, we are considering new markets in non-contiguous geographic areas which meet our criteria.

    INTERNAL GROWTH. In order to generate continued internal growth, we have focused on increasing sales penetration in our current and adjacent markets, soliciting new commercial, industrial and residential customers, marketing upgraded services to existing customers and, where appropriate, raising prices. As customers are added in existing markets, our revenue per routed truck is improved, which generally increases our collection efficiency and profitability. We use transfer stations, which serve to link disparate collection operations with our landfills, as an important part of our internal growth strategy.

    OPERATING ENHANCEMENTS FOR ACQUIRED AND EXISTING BUSINESSES. We have implemented a system that establishes standards for each of our markets and tracks operating criteria for our collection, transfer, disposal and other services to facilitate improved profitability in existing and acquired operations. These measurement criteria include collection and disposal routing efficiency, equipment utilization, cost controls, commercial weight tracking and employee training and safety procedures. We believe that by establishing standards and closely monitoring compliance, we are able to improve existing and acquired operations. Moreover, where we are able to internalize the waste stream of acquired operations, we are further able to increase operating efficiencies and improve capacity utilization.

WE ARE EXECUTING AN ACTIVE ACQUISITION PROGRAM IN OUR REGIONAL MARKETS.

    We are pursuing an active acquisition strategy to achieve our objective of expanding the current geographical scope of our operations and becoming a leading provider of integrated solid waste management services in each of the regional markets we serve. We seek acquisitions that are consistent with our three-step acquisition program designed to acquire long-term disposal capacity in targeted regional markets, acquire collection companies and transfer stations which will serve as platforms in the targeted regions to secure a stable long-term waste flow, and secure "tuck-in acquisitions" of small but complementary collection companies to increase a regional operation's profitability.

    The following table sets forth acquisitions completed by Waste Systems through June 3, 1999:

CENTRAL PENNSYLVANIA REGION

ACQUISITION                              MONTH ACQUIRED             PRINCIPAL BUSINESS             LOCATION
----------------------------------  -------------------------  ----------------------------  --------------------
Pro-Disposal......................  April 1999                 Collection                    Bellwood, PA
Cumberland Waste Service, Inc. ...  March 1999                 Collection                    Cumberland, PA
Community Refuse Service, Inc. ...  March 1999                 Landfill                      Cumberland, PA
Koontz Disposal...................  January 1999               Collection                    Boswell, PA
Jim's Hauling, Inc. ..............  January 1999               Collection                    Duncansville, PA
Mostoller Landfill, Inc. .........  August 1998                Landfill                      Somerset, PA
Worthy's Refuse Service...........  August 1998                Collection                    McVey Town, PA
Sandy Run Landfill................  July 1998                  Landfill                      Hopewell, PA
Patterson's Hauling...............  May 1998                   Collection                    Altoona, PA
Pleasant Valley Hauling...........  May 1998                   Collection                    Altoona, PA
Horvath Sanitation, Inc./
  Eagle Recycling, Inc. ..........  May 1998                   Collection                    Altoona, PA
McCardle Refuse Company...........  May 1998                   Collection                    Burham, PA

VERMONT REGION

ACQUISITION                              MONTH ACQUIRED             PRINCIPAL BUSINESS             LOCATION
----------------------------------  -------------------------  ----------------------------  --------------------
B.B. & B. Trucking................  April 1999                 Collection                    Burlington, VT
Grady Majors Rubbish Removal......  September 1998             Collection                    St. Albans, VT
Cota Sanitation...................  June 1998                  Collection                    Newport, VT
Vincent Moss......................  June 1998                  Collection                    Newport, VT
Austin Rubbish Removal............  June 1998                  Collection                    Newport, VT
Surprenant Rubbish, Inc. .........  June 1998                  Collection                    Newport, VT
Fortin's Trucking of Williston....  May 1998                   Collection                    Williston, VT
John Leo & Sons, Ltd. ............  March 1998                 Collection                    Burlington, VT
Rapid Rubbish Removal, Inc. ......  February 1998              Collection/Transfer Station   St. Johnsbury, VT
Greenia Trucking..................  February 1998              Collection                    St. Albans, VT
Doyle Disposal....................  January 1998               Collection                    Barre, VT
Perkins Disposal..................  January 1998               Collection                    St. Johnsbury, VT
CSWD Transfer Station.............  October 1997               Transfer Station              Williston, VT
The Hartigan Company..............  January 1997               Collection                    Stowe, VT
Waitsfield Transfer Station.......  November 1995              Transfer Station              Waitsfield, VT
Moretown Landfill.................  July 1995                  Landfill                      Moretown, VT

UPSTATE NEW YORK REGION

ACQUISITION                              MONTH ACQUIRED             PRINCIPAL BUSINESS             LOCATION
----------------------------------  -------------------------  ----------------------------  --------------------
Palmer Resource Recovery Corp. ...  May 1999                   Transfer Station              Syracuse, NY
Tri-Valley Sanitation, Inc. ......  April 1999                 Collection                    Whitesboro, NY
Santaro Trucking Co., Inc. .......  January 1999               Collection                    Syracuse, NY
Richard A. Bristol, Sr. ..........  November 1998              Collection                    Rome, NY
Bristol Trash and Recycling II ...  November 1998              Collection                    Rome, NY
Shepard Disposal Service..........  October 1998               Collection                    Oneida, NY
Emmons Trash Removal..............  October 1998               Collection                    Sherill, NY
Wayne Wehrle......................  September 1998             Collection                    Clinton, NY
Phillip Trucking..................  September 1998             Collection                    Wampsville, NY
Mary Lou Mauzy....................  September 1998             Collection                    Cazenovia, NY
Costello's Trash Removal..........  September 1998             Collection                    Cazenovia, NY
Bliss Rubbish Removal, Inc. ......  September 1998             Collection/Transfer Station   Camden, NY
Besig & Sons......................  September 1998             Collection                    Westmoreland, NY
Larry Baker Disposal, Inc. .......  September 1998             Collection                    Oneida, NY

CENTRAL MASSACHUSETTS REGION

ACQUISITION                              MONTH ACQUIRED             PRINCIPAL BUSINESS             LOCATION
----------------------------------  -------------------------  ----------------------------  --------------------
Troiano Trucking, Inc. ...........  March 1999                 Collection                    Worcester, MA
Steve Provost Rubbish Removal.....  December 1998              Collection                    Rochdale, MA
Sunrise Trucking..................  December 1998              Collection                    Spencer, MA
Trashworks........................  November 1998              Collection                    Worcester, MA
Mattei-Flynn Trucking, Inc. ......  August 1998                Collection                    Auburn, MA
Mass Wood Recycling, Inc. ........  July 1998                  Transfer Station              Oxford, MA

SOUTHERN NEW HAMPSHIRE/EASTERN MASSACHUSETTS REGION

ACQUISITION                              MONTH ACQUIRED             PRINCIPAL BUSINESS             LOCATION
----------------------------------  -------------------------  ----------------------------  --------------------
C&J Trucking Company, Inc.........  (subject to completion)    Collection/Transfer Station   Hookset, NH

    In connection with our growth strategy, we are currently, and at any given time will be, involved in potential acquisitions that are in various stages of exploration and negotiation. The stages of the acquisitions range from initial discussions to the execution of letters of intent and the preparation of definitive agreements. Some of the acquisitions, if consummated, may be material. No assurance can be given, however, that we will be successful in completing further acquisitions in accordance with our growth strategy, or that such acquisitions, if completed, will be successful.

OUR SOLID WASTE MANAGEMENT OPERATIONS ARE BECOMING INCREASINGLY INTEGRATED.

    Our operations include the ownership or operation, or both, of solid waste collection services, transfer stations and landfills. As we execute our acquisition strategy and integrate the solid waste management assets acquired, our rate of internalization of our operations is increasing. Since January 1998, and for each successive quarter more of the waste we have collected has been disposed at our own landfills, and more of the waste we have disposed of at our own landfills has been collected by us.

    Operating costs, disposal costs, and collection fees vary widely throughout the geographic areas in which we operate. The prices that we charge are determined locally, and typically vary by the volume or weight, type of waste collected, frequency of collections, distance to final disposal sites, labor costs and amount and type of equipment furnished to the customer.

    LANDFILLS. The Moretown landfill in Moretown, Vermont, the Sandy Run landfill in Hopewell, Pennsylvania, and Community Refuse Service, Inc. in Shippensburg, Pennsylvania are Waste Systems' currently operating landfills and each includes leachate collection systems, groundwater monitoring systems and, where required, active methane gas extraction and recovery systems.

    During 1998, over 95% of the solid waste from our Vermont waste collection operations was disposed of at the Moretown landfill, which represented approximately 40% of the solid waste disposed of at the Moretown landfill during this period. During 1998, approximately 59% of the solid waste from our central Pennsylvania waste collection operations was disposed of at the Sandy Run Landfill, which represented approximately 60% of the solid waste disposed of at the Sandy Run landfill during this period. Revenue from landfill operations accounted for approximately 20.1% of our revenues for the year ended December 31, 1998.

    The following table provides certain information regarding the landfills that we operate. All information is provided as of March 31, 1999.

Remaining Estimated Permitted Capacity

                                                                                     ESTIMATED
                                                                                  TOTAL REMAINING    CAPACITY IN
                                                                                     PERMITTED       PERMITTING
                                                                                     CAPACITY          PROCESS
LANDFILL                                                   LOCATION                (CUBIC YARDS)    (CUBIC YARDS)
----------------------------------------------  -------------------------------  -----------------  -------------
Mostoller.....................................  Somerset, PA                          14,200,000              --
Sandy Run.....................................  Hopewell, PA                           2,835,000              --
Community Refuse Service, Inc.................  Cumberland, PA                         5,600,000
Moretown......................................  Moretown, VT                           1,425,000              --
South Hadley..................................  South Hadley, MA                              --       2,000,000

    The South Hadley landfill will be operated according to an operating agreement expiring in 2015.

    The landfill capacity figure given for South Hadley represents capacity for which we have begun the permitting process, and omits additional available capacity at the site for which we have not sought permits.

    Once the permitted capacity of a landfill is reached, the landfill must be closed and capped if additional capacity is not authorized. We establish reserves for the estimated costs associated with such closure and post-closure costs over the anticipated useful life of such landfill. Please refer to the section of this prospectus entitled "Risk Factors--Estimated accruals for landfill closure and post-closure costs may not meet our actual financial obligations."

    SOLID WASTE COLLECTION. A majority of our commercial and industrial collection services are performed under service agreements with terms ranging from one to three years, and fees are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the solid waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. Our residential collection and disposal services are performed either on a subscription basis with no underlying contract with individuals, or under contracts with municipalities, homeowners associations, apartment owners or mobile home park operators. Revenues from collection operations accounted for approximately 73.5% of our revenues for the year ended December 31, 1998.

    TRANSFER STATION SERVICES. The transfer stations receive, compact and transfer solid waste collected from our various collection operations and from third parties to long-haul vehicles for transport to landfills. We believe that transfer stations increase the amount of waste that has access to our landfills and reduce our costs through improved utilization of our collection personnel and equipment. Revenues from transfer station services accounted for approximately 6.4% of our revenues for the year ended December 31, 1998.

OUR REGIONAL OPERATIONS ARE CENTRAL PENNSYLVANIA, VERMONT, UPSTATE NEW YORK,
  CENTRAL MASSACHUSETTS, AND SOUTHERN NEW HAMPSHIRE/EASTERN MASSACHUSETTS.

    Our current or planned solid waste management operations are as follows:

    CENTRAL PENNSYLVANIA OPERATIONS. In May 1998, we commenced operations in Central Pennsylvania, through the acquisition of Horvath Sanitation, Inc. and Eagle Recycling, Inc. ("Eagle"), which are based in Altoona, Pennsylvania. Subsequently, we completed six tuck-in collection operation acquisitions that have been integrated with Eagle's operations. The central Pennsylvania operations serve approximately 24,000 residential customers and 2,500 other customers, including commercial, industrial and municipal customers. In July 1998, we acquired the Sandy Run landfill in Hopewell, Pennsylvania that is currently permitted to receive approximately 86,000 tons per year and had remaining estimated permitted capacity at March 31, 1999 of approximately 2.8 million cubic yards. In August 1998, we acquired the Mostoller landfill in Somerset County, Pennsylvania that, subject to receiving certain pending incidental permits and the requirement that it commence operation before December 31, 1999, is permitted to receive approximately 624,000 tons of waste per year. Construction has begun and we expect to begin operations at Mostoller during the third quarter of 1999.

    On March 11, 1999, we acquired the Community Refuse Services, Inc. landfill, located in Cumberland, and Cumberland Waste Service, Inc., a collection operation serving over 2,300 customers in the Harrisburg area. The landfill acquisition adds approximately 6.0 million cubic yards of capacity for the region and is permitted to accept 306,000 tons of municipal solid waste per year.

    VERMONT OPERATIONS. We established our first integrated solid waste management operations in the geographical area surrounding our landfill in Moretown, Vermont. In addition to the Moretown landfill, we own and/or operate three transfer stations and collection operations serving commercial, industrial, residential and municipal customers in the Burlington, St. Albans, St. Johnsbury, Newport and Barre-Montpelier, Vermont areas. The Vermont operations serve approximately 6,200 residential customers and approximately 2,600 other customers, including commercial, industrial and municipal customers. Currently, the Moretown Landfill is currently permitted to receive approximately 120,000 tons per year and had remaining estimated permitted capacity at December 31, 1998 of approximately 78,000 cubic yards. On June 14, 1999, the permitted capacity was increased by an estimated additional 1.4 million cubic yards.

    UPSTATE NEW YORK OPERATIONS. During the four months ended December 31, 1998, we entered the upstate New York market with the acquisition of eleven collection operations and a transfer station in the general area between Syracuse and Utica, New York, and two additional collection companies have been acquired thus far in 1999. These waste collection operations serve approximately 11,300 residential customers and 2,000 other customers, including commercial, industrial and municipal customers. We selected the upstate New York market for acquisition of collection operations and transfer stations in anticipation of the opportunity to acquire nearby municipal landfills that may be privatized. We are currently evaluating opportunities for expansion and integration of our New York operations.

    CENTRAL MASSACHUSETTS OPERATIONS. Waste Systems and the town of South Hadley, Massachusetts have entered into a contract whereby we will operate the town's 30-acre municipal solid waste landfill. The town of South Hadley will retain full ownership of the South Hadley landfill while we operate the facility. The South Hadley landfill is currently expected to have approximately
2.0 million cubic yards of new capacity for disposal when we begin operations in the second half of 1999. In July 1998, we acquired Mass Wood Recycling, Inc. in Oxford, Massachusetts. This is a permitted transfer station facility which is ready for construction, and we expect to commence operations there during the second half of 1999. Since August 1998, we have acquired Mattei-Flynn Trucking, Inc. in Auburn, Massachusetts and four tuck-in acquisitions. These waste collection operations have an established customer base of over 1,500 residential customers and 2,300 other customers, including commercial, industrial and municipal customers. We intend to integrate these collection operations with the Oxford transfer station and to eventually dispose of their collected waste at the South Hadley landfill. In addition, we have a long-term disposal agreement with a third party landfill in Southbridge, Massachusetts at favorable rates through the year 2019. As a part of the agreement, we have a right of first refusal to purchase the landfill.

    SOUTHERN NEW HAMPSHIRE/EASTERN MASSACHUSETTS OPERATIONS. We do not have any current operations in this region. However, on June 3, 1999, we entered an agreement to acquire the assets of C&J Trucking, Inc. and certain affiliated entities. The acquisition, which is subject to a Hart-Scott-Rodino Antitrust Improvement Acts filing, includes a well-established commercial and industrial collection operation as well as two transfer stations - one located in Londonderry, New Hampshire and one located in Lynn, Massachusetts. On a combined basis, the two transfer stations are expected to initially accept in excess of 1,000 tons of solid waste per day.

OUR COMPETITORS ARE NATIONAL AND LOCAL, AND INCLUDE PRIVATE COMPANIES AND PUBLIC
  OPERATORS.

    Though the solid waste management industry has become substantially consolidated in particular markets, it generally is highly competitive and fragmented and requires substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal services. The markets in which we compete or are likely to compete are usually served by one or more national, regional or local solid waste companies who may have already established a respected market presence, who may have greater financial, marketing or technical resources than us and who may be able to achieve greater economies of scale than we can. We also compete with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to the public sector operations. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for landfill disposal.

    We compete for waste collection and disposal business on the basis of price, quality of service and geographical location. Competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts. Competition also exists within the industry for acquisition targets where we will usually compete with publicly-owned national or regional solid waste management companies.

OUR MARKETING AND SALES EFFORTS ARE FOCUSED ON ACHIEVING OUR STRATEGIC
  OBJECTIVES.

    We have a coordinated marketing and sales strategy to obtain solid waste streams, which is formulated at the corporate level and implemented through regional management. We market our services locally through regional managers and direct sales representatives who focus on commercial, industrial, municipal and residential customers. We also obtain new customers from referral sources, our general reputation and local market print advertising. Leads are also developed from new building permits, business licenses and other public records. Additionally, each regional operation generally advertises in the yellow pages and other local business print media that cover our service area.

    Maintenance of a local presence and identity is an important aspect of our marketing plan, and many of our managers are involved in local governmental, civic and business organizations. Our name and logo, or, where appropriate, that of our regional operations, are displayed on all of our containers and trucks. In addition, we attend and make presentations at municipal and state conferences and advertise in governmental associations' membership publications.

    We market our commercial, industrial and municipal services through our sales representatives who visit customers on a regular basis and make sales calls to potential new customers. These sales representatives receive a significant portion of their compensation based upon meeting specific incentive targets. We emphasize customer satisfaction and retention, and believe that our focus on quality service will help retain existing and attract additional customers.

    No single customer of Waste Systems individually accounted for more than 10% of our revenues in the year ended December 31, 1998.

WE MUST COMPLY WITH EXTENSIVE GOVERNMENT REGULATIONS.

    Waste Systems and our customers are subject to extensive and evolving environmental laws and regulations that have been enacted in response to increased concern over environmental issues and technological advances for the disposal of waste. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental, transportation and health and safety agencies. We believe that such laws and regulations have the effect of enhancing the potential market in which we operate by allowing us to offer economical solutions for regulatory problems to our customers and acquisition candidates. On the other hand, such laws and regulations represent a potential constraint on, and added expense to, our operation of projects for our customers or for our own account.

    We must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals, to develop and operate a landfill project. These permits and zoning or land use approvals are difficult and time consuming to obtain and may be opposed by various local authorities, abutters, and AD HOC citizens' groups. In connection with our preliminary development of landfill projects, we will expend considerable time, effort and resources in complying with the governmental review and permitting process necessary to develop or increase the capacity of these landfills. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. Furthermore, landfill operations are subject to challenge under statutory and common law regulation of "nuisances," in addition to statutes and regulations concerning permits and other approvals. Similar permits and approvals are required for the development and operation of transfer stations, although the regulatory reviews of applications pertaining to transfer stations are generally less costly and time-consuming than the procedures conducted regarding the permitting of landfills.

    Our landfill operations and transfer stations subject us to laws and regulations governing operational, monitoring, site maintenance, closure and post-closure, and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with our operation of landfills and transfer stations, we will expend considerable time, effort and resources in complying with these laws and regulations. Governmental authorities have the power to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. Failure to correct the problems to the satisfaction of the authorities could lead to curtailed operations, additional costs or even closure of a landfill or transfer station.

    The principal federal, state, and local statutes and regulations applicable to Waste Systems's operations are as follows:

    THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA"). RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes are generally classified as hazardous wastes if they (1) either (a) are specifically included on a list of hazardous wastes or (b) exhibit specific hazardous characteristics and (2) are not specifically designated as non-hazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as non-hazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of non-hazardous waste.

    Among the wastes that are specifically designated as non-hazardous waste are household waste and "special" waste, including items such as petroleum contaminated soils, asbestos, shredder fluff and most non-hazardous industrial waste products.

    The EPA regulations issued under Subtitle C of RCRA (the "Subtitle C Regulations") impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous waste, and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional or more stringent obligations.

    We are not involved with transportation or disposal of hazardous wastes, except for the occasional collection, at some transfer stations, of hazardous wastes generated by "conditionally exempt small quantity generators," as defined by RCRA. These hazardous wastes are then transported by properly permitted hazardous waste transporters for disposal at properly permitted hazardous waste disposal facilities that are owned by third parties.

    In October 1991, the EPA adopted new regulations pursuant to Subtitle D of RCRA (the "Subtitle D Regulations"). Except for specific municipal solid waste landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which became effective April 9, 1997, the new regulations became generally effective in October 1993. These regulations include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, these regulations require that new landfills meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to control leachate for treatment before disposal. Groundwater wells must also be installed at virtually all landfills to monitor groundwater quality. The regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D criteria. Many states, including Massachusetts, have adopted regulations or programs more stringent than the Subtitle D Regulations.

    THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972 (THE "CLEAN WATER
ACT"). The Clean Water Act establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into waters of the United States. If runoff or collected leachate from our landfills and transfer stations are discharged into streams, rivers or other surface waters of the United States, the Clean Water Act would require us to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with federal storm water regulations, which are designed to prevent possibly contaminated storm water from flowing into surface waters. We are working with the appropriate regulatory agencies to ensure that our facilities are in compliance with Clean Water Act requirements, particularly as they apply to treatment and discharge of leachate and storm water. We have secured or have applied for the required discharge permits under the Clean Water Act or comparable state-delegated programs. To ensure compliance with the Clean Water Act pretreatment and discharge requirements, we have either installed wastewater treatment systems at our facilities to treat our effluent to acceptable levels before discharge or have arranged to discharge our effluent to municipal wastewater treatment facilities.

    THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980 ("SUPERFUND" OR "CERCLA"). CERCLA establishes a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be based upon the existence of even very small amounts of the numerous "hazardous substances" listed by the EPA, many of which can be found in household waste. If, for example, we were found to be a responsible party for a CERCLA cleanup at one of our owned or operated facilities, the enforcing agency could hold us completely responsible for all investigative and remedial costs even if others may also have been liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to or affected by a remedial action for all costs for which a party is liable. Waste Systems's ability to obtain reimbursement from others for their allocable share of such costs would be limited by our ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In the past, legislation has been introduced in Congress to limit the liability of municipalities and others under CERCLA as generators and transporters of municipal solid waste. Although such legislation has not been enacted, if it were to pass it would limit our ability to seek full contribution from municipalities for CERCLA cleanup costs even if the hazardous substances that were released and caused the need for cleanup at one of our facilities were generated by or transported to the facility by a municipality.

    THE CLEAN AIR ACT. The Clean Air Act provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from particular landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has recently promulgated new source performance standards regulating air emissions of specific regulated pollutants, such as methane and non-methane organic compounds, from solid waste landfills. The EPA may also issue regulations controlling the emissions of particular regulated air pollutants from solid waste landfills. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the removal, handling and disposal of asbestos-containing materials.

    Each of the federal statutes described above contains provisions authorizing, under certain circumstances, the bringing of lawsuits by private citizens to enforce the requirements of the statutes.

    THE HAZARDOUS MATERIALS TRANSPORTATION ACT. The transportation of hazardous waste is regulated both by the EPA in conformity with RCRA and by the federal Department of Transportation ("DOT") according to the Hazardous Materials Transportation Act ("HMTA"). Pursuant to the HMTA, DOT has enacted regulations governing the transport of hazardous waste. These regulations govern, among other things, packaging of the hazardous waste during transport, labeling and marking requirements, and reporting of and response to spills of hazardous waste during transport. In addition, under both the HMTA and RCRA, transporters of hazardous waste must comply with manifest and record keeping requirements, which are designed to ensure that a shipment of hazardous waste is properly identified and can be tracked from its point of generation to point of disposal at a permitted hazardous waste treatment, storage or disposal facility.

    THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970 ("OSHA"). OSHA authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of those promulgated standards, including standards for notices of hazards, safety in all aspects of the workplace, and specific standards relating to excavation, and the handling of asbestos, may apply to some of our operations. OSHA regulations set forth requirements for the training of employees handling, or who may be exposed in the workplace to, concentrations of asbestos-containing materials that exceed specified action levels. The OSHA regulations also set standards for employee protection, including medical surveillance, the use of respirators, protective clothing and decontamination units, during asbestos demolition, removal or encapsulation as well as its storage, transportation and disposal. In addition, OSHA specifies a maximum permissible exposure level for airborne asbestos in the workplace. Apart from receiving asbestos waste at our landfills and transfer stations, we have no direct involvement in asbestos removal or abatement projects.

    STATE AND LOCAL REGULATION. Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid and hazardous waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. Some state laws also contain provisions authorizing, under certain circumstances, the bringing of lawsuits by private citizens to enforce the requirements of those laws. In addition, many states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put out for bid for the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a municipality.

    Some permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, particular permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict importing out-of-state waste or otherwise discriminate against out-of-state waste. In general, restrictions on importing out-of-state waste have not withstood judicial challenge. However, proposed federal legislation would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. If this or similar legislation is enacted, states in which we operate landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

    In addition, some states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, some state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, we may elect not to challenge such restrictions based upon various considerations. In addition, the previously mentioned proposed federal legislation would allow states and localities to impose specific flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in particular areas, which may adversely affect our ability to operate our landfills at their full capacity or affect the prices that can be charged for landfill disposal services, or both.

    There has been an increasing trend at the federal, state and local level to mandate and encourage waste reduction at the source and waste recycling and to prohibit the disposal of certain types of solid wastes, such as yard wastes, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect our ability to operate our facilities at their full capacity.

    We believe that we are in material compliance with federal, state and local regulations based on our internal review process which has not identified any material non-compliance and we have not received any verbal or written notification from any governmental agency to the contrary. Please refer to the following paragraphs of the "Risk Factors" section of this prospectus for a description of some important risks to Waste Systems resulting from environmental regulations:

    "Environmental and other government regulations impose costs and uncertainty on our operations."

    "We are exposed to potential liability for environmental damage and regulatory noncompliance."

    "Our environmental liability insurance may not cover all risks of loss."

    "Addressing local community concerns about our operations may adversely affect our business."

OUR EMPLOYEES ARE A KEY FACTOR IN OUR SUCCESS.

    As of March 31, 1999, we had 357 full time employees. We believe our future success will depend in part on our continued ability to recruit and retain highly qualified technical and managerial personnel. Please refer to the following paragraphs of the "Risk Factors" section of this prospectus for a description of some important risks relating to our employees:

    "Our future success depends upon our ability to manage rapid growth in operations and personnel."

    "Loss of key executives could affect Waste Systems's ability to achieve our business objectives."

    Our employees are not subject to any collective bargaining agreement. We consider relations with our employees to be good.

WE OWN AND LEASE PROPERTIES IN CONNECTION WITH OUR BUSINESS OPERATIONS.

    We own or lease, and operate landfills, transfer stations, offices and other facilities in connection with our integrated solid waste management operations as described under the subsection entitled "Current integrated operations." In addition, we lease our corporate headquarters, located at 420 Bedford Street, Suite 300, Lexington, Massachusetts. We occupy approximately 11,000 square feet at the Lexington location under the terms of a lease expiring in March 2003, with annual rent of approximately $200,000 subject to escalation in future years.

WE BELIEVE THE LEGAL PROCEEDINGS INVOLVING US WILL NOT IMPAIR OUR POTENTIAL FOR
  SUCCESS.

    MARTIN S. STOLZOFF. Martin S. Stolzoff, along with other former shareholders of Waste Systems, commenced an action against Waste Systems, and other named defendants, in Middlesex County Superior Court. The plaintiffs allege that from January 1995 to February 1997, defendants disseminated false and misleading statements about Waste Systems' operations amounting to common law fraud, negligent misrepresentation and violations of state securities laws. Plaintiffs claim that this course of conduct resulted in losses totaling close to $1.0 million. Specifically, their complaint alleges that between March 28, 1995 and August 9, 1996, plaintiffs purchased Waste Systems stock in reliance upon representations made by the various defendants concerning the future prosperity of Waste Systems. In particular, the complaint points to specific representations made by Stanley Hollander, Jay Matulich, Richard Rosen and Robert Davis. Further, plaintiffs claim they relied upon false and misleading information contained in our 1995 private placement prospectus and other documents disseminated to the public, including press releases and brochures, in purchasing the stock. We intend to vigorously defend against these claims.

    ROBERT DAVIS. Robert Davis, a former officer and director of Waste Systems, commenced an action against Waste Systems in Middlesex County Superior Court. His action alleges that Waste Systems breached certain contractual obligations by failing to pay royalties owed to him in connection with the licensing of medical waste disposal and landfill remodeling processes purportedly developed by the plaintiff, to provide him with the $100,000 in proceeds derived from the sale of his common stock in Waste Systems by Sachem Investments in August 1995, and to reimburse him for certain out-of-pocket expenses incurred on behalf of Waste Systems. The plaintiff has not attached any specific dollar amount to the damages he purportedly sustained as a result of our alleged failure to pay the royalties, and seeks interest, costs and attorneys' fees in connection with each of his claims. We intend to vigorously defend against these claims.

    In addition to the matters set forth above, from time to time, in the ordinary course of our business, we are subject to legal proceedings and claims arising from the conduct of our business operations. In our opinion, the ultimate disposition of such matters on an aggregate basis will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

    The following table sets forth information regarding the directors and executive officers of Waste Systems:

NAME                               AGE      POSITION WITH WASTE SYSTEMS
-----------------------------      ---      ---------------------------------------------------------

Philip W. Strauss............          50   Chairman, Chief Executive Officer and President

Robert Rivkin................          40   Director, Executive Vice President--Acquisitions, Chief
                                            Financial Officer, Secretary and Treasurer

Michael J. Leannah...........          46   Senior Vice President and Chief Operating Officer

Joseph E. Motzkin............          56   Vice President--Acquisitions

Mark Popham..................          44   Vice President--Capital Project Development and Director
                                            of Engineering and Operations

Arthur Streeter..............          38   Vice President and General Counsel

David J. Breazzano...........          42   Director

Charles Johnston.............          64   Director

Jay J. Matulich..............          44   Director

Judy K. Mencher..............          42   Director

William B. Philipbar.........          73   Director

    PHILIP W. STRAUSS has been the Chief Executive Officer and President since March 27, 1996 and Chairman of the Board since June 24, 1996. Previously, Mr. Strauss had been Executive Vice President and Chief Operating Officer of Waste Systems since September 19, 1995. He has 24 years of experience in project, business and corporate development. Mr. Strauss was co-founder of BioMedical Waste Systems, Inc., a publicly-held waste management firm, where he served as Executive Vice President from its inception in 1987 until May 1992 and as a director from inception until May 1993.

    ROBERT RIVKIN, a Certified Public Accountant, has been Executive Vice President--Acquisitions of Waste Systems since April 1998, Vice President and Chief Financial Officer since March 1995, Secretary since May 1995 and Treasurer since June 1996. Mr. Rivkin was first elected to the board of directors in June 1997. For the six years before joining Waste Systems, Mr. Rivkin was a principal at The Envirovision Group Inc., a full service environmental engineering, consulting and contracting company, where he was responsible for finance, marketing and strategic planning. Previously, Mr. Rivkin practiced public accounting in New York, where he specialized in mergers and acquisitions, initial public offerings and SEC reporting.

    MICHAEL J. LEANNAH has been a Senior Vice President and the Chief Operating Officer of Waste Systems since July 1998. Prior to joining Waste Systems, he was an Operating Vice President at Superior Services, Inc. From 1986 to 1997 he held various management positions at Waste Management, Inc., most recently serving as Vice President--Operations and State President.

    JOSEPH E. MOTZKIN has been a Vice President of Waste Systems since August 1996. From 1994 to 1996, Mr. Motzkin was a General Manager at Prins Recycling Corporation where he established recycling programs, and directed sales programs and customer service activities. From 1989 to 1994, he was a General manager at Laidlaw Waste Systems where he was responsible for their New England operations. Mr. Motzkin has 26 years in the solid waste management business.

    MARK POPHAM has been Vice President--Capital Project Development since April 1999 and Director of Engineering and Operations since 1995. From 1988 to 1993, he was Vice President/Director at United Waste Systems, Inc.

    ARTHUR STREETER has been Vice President and General Counsel since February 1998. Before Waste Systems he was a Partner at Goldstein & Manello, P.C., a law firm based in Boston, Massachusetts, where he gained 12 years of experience representing both private and public companies.

    DAVID J. BREAZZANO has been a member of the board of directors since June 1997. Mr. Breazzano is one of the two principals at DDJ Capital Management, LLC, which was established in 1996. He has over 18 years of investment experience and served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. Mr. Breazzano also serves as a director of Key Energy Group, Inc. and Samuels Jewelers, Inc.

    CHARLES JOHNSTON has been a member of the board of directors since June 1997. During the past 10 years he has served on various boards. Mr. Johnston is currently Chairman of Ventex Technology in Riviera Beach, Florida and has held that position since 1993. He is also currently Chairman of AFD Technologies in Jupiter, Florida. He was previously founder, Chairman, and CEO of ISI Systems, a public company on the American Stock Exchange before being sold to Teleglobe Corporation of Montreal, Quebec. Mr. Johnston also serves as a Trustee of Worcester Polytechnic Institute in Worcester, Massachusetts as well as a Trustee for the Institute of Psychiatric Research, University of Pennsylvania in Philadelphia, Pennsylvania. In addition, he serves as director of the following companies: Kideo Productions and Infosafe Systems both of New York City, Hydron Technologies Inc. of Boca Raton, Florida and Spectrum Signal Processing of Vancouver, British Columbia.

    JAY J. MATULICH has been a member of the board of directors since March 1995. Mr. Matulich is a Managing Director of International Capital Growth Limited ("ICG"), formerly Capital Growth International L.L.C. and U.S. Sachem Financial Consultants, L.P. He has held this position since 1994. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated, investment bankers.

    JUDY K. MENCHER has been a member of the board of directors since August 1997. Ms. Mencher is one of the two principals at DDJ Capital Management, LLC, which was established in 1996. From 1990 to 1996, Ms. Mencher was at Fidelity working in the Distressed Investing Group. Before joining Fidelity in 1990, Ms. Mencher was a Partner at the law firm of Goodwin, Procter & Hoar LLP specializing in bankruptcy and creditors' rights.

    WILLIAM B. PHILIPBAR became a director of Waste Systems in May 1996. He resigned as a director of Waste Systems in June 1997 and was reelected to the board of directors in August 1997. Since December 1997, Mr. Philipbar has been a part-time consultant for Waste Systems in connection with our consideration of proposed acquisitions and other strategic matters. Before becoming a director of Waste Systems, Mr. Philipbar served as Chairman of the Delaware Solid Waste Authority from 1977 to 1987 and was the President and Chief Executive Officer of Rollins Environmental Corp. from 1973 to 1984. He has been a Director of Matlack Systems, Inc. and Rollins Truck Leasing Corp. since 1993. Until 1995, he was also an advisor to Charles River Ventures.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Our board of directors consists of seven members, a majority of whom are independent of our management. Each director holds office for a term from election to the next annual meeting of our stockholders and until his or her successor is duly elected and qualified.

    The board of directors has appointed a Compensation Committee and an Audit Committee.

    COMPENSATION COMMITTEE. The Compensation Committee currently consists of Messrs. Johnston and Strauss and Ms. Mencher. The Compensation Committee makes recommendations and exercises all powers of the board of directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee, with the exception of Mr. Strauss, administers, and has authority to grant awards under, our employee benefit plans to the employee directors and our management Waste Systems and our subsidiaries and other key employees.

    AUDIT COMMITTEE. The Audit Committee currently consists of Messrs. Breazzano, Matulich and Philipbar. The Audit Committee is empowered to recommend to the board of directors the appointment of our independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for us. Also, the Audit Committee is empowered to meet with the our accounting personnel to review accounting policies and reports.

    We do not have a standing Nominating Committee.

COMPENSATION OF DIRECTORS

    We do not currently pay cash compensation to our directors. Non-employee directors are entitled to stock option grants under the Amended and Restated Waste Systems International, Inc. 1995 Stock Option Plan for non-employee directors. The stock option plan provides for the automatic granting to non-employee directors of stock options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986. Under the terms of the stock option plan, each non-employee director who first becomes a director of Waste Systems on or after June 30, 1997 shall automatically be granted, on the date he or she becomes a director of Waste Systems, a stock option to purchase 20,000 shares of Waste Systems common stock. In addition, the stock option plan provides that each non-employee director shall automatically be granted, at the beginning of each calendar year in which he or she is serving as a non-employee director, a stock option to acquire 10,000 shares of Waste Systems common stock. Each non-employee director entering service after the start of any calendar year will automatically be granted on the effective date of his or her board membership a stock option to acquire a portion of 10,000 shares of Waste Systems common stock prorated to reflect the remaining portion of such calendar year. The exercise price per share for the Waste Systems common stock covered by any stock option granted under the stock option plan shall be equal to the fair market value of the Waste Systems common stock on the date such option is granted.

    Other than stock options to acquire 20,000 shares of Waste Systems common stock granted automatically to each new non-employee director joining the board of directors on or after June 30, 1997, which stock options vest immediately upon grant, stock options granted under the stock option plan vest at a rate of 25% of the total number of shares of common stock purchasable under the stock option plan for each year that the optionee remains a director of Waste Systems, such vesting to take place at the end of each of the first four calendar years following issuance of such stock options. A stock option issued under the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

    On December 15, 1997, the board of directors voted to retain Mr. William Philipbar, a non-employee director of Waste Systems, as a part-time consultant in connection with our considerations of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing consulting services for up to four days per month, as requested by us, consists of grants of options to acquire 25,000 shares of Waste Systems common stock on January 1 of 1998 and each succeeding year so long as Mr. Philipbar continues to be retained by Waste Systems. The grants are made under stock option plan, permitting the grant of options and other benefits to non-employee directors, consultants and other key persons. Please refer to the section of this prospectus entitled "Certain Relationships and Related Transactions."

SUMMARY OF EXECUTIVE COMPENSATION

    The following table provides you with information on the compensation awarded to, earned by or paid to our Chief Executive Officer and our other executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998 for services rendered in all capacities to us and our subsidiaries. The persons listed in the table below are referred to as the "named executive officers."

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                            ANNUAL      -------------
                                                                                         COMPENSATION      SHARES
                                                                                         -------------   UNDERLYING
                                                                                            SALARY       OPTIONS(1)
NAME AND PRINCIPAL POSITION                                                     YEAR          ($)            (#)
----------------------------------------------------------------------------  ---------  -------------  -------------

Philip Strauss..............................................................  1998 1997      188,172        250,000(2)
  Chairman of the Board,                                                           1996      162,504        522,859
  President and Chief                                                                        150,000         50,000
  Executive Officer

Robert Rivkin...............................................................  1998 1997      187,506        250,000
  Executive Vice President--Acquisitions,                                          1996      162,504        522,859
  Chief Financial Officer, Secretary, Treasurer and Director                                 150,000         41,250

Joseph Motzkin(3)...........................................................  1998 1997      118,060    40,000 19,300
  Vice President--Acquisitions                                                               110,000

Arthur Streeter(4)..........................................................       1998      118,428         40,000
  Vice President and General Counsel

------------------------

(1) All information regarding outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split of Waste Systems' common stock effected February 13, 1998.

(2) Includes the options to acquire 40,000 shares of Waste Systems' common stock granted in 1995 and repriced in 1996.

(3) Includes Mr. Motzkin's salary for 1998 and 1997 only, as Mr. Motzkin did not join Waste Systems until the third quarter of 1996.

(4) Includes Mr. Streeter's salary for 1998 only, as Mr. Streeter joined Waste Systems in February 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides you with information on stock options granted during the fiscal year ended December 31, 1998 to our named executive officers and the value of the options held as of December 31, 1998.

                                                         PERCENT OF TOTAL
                                      NUMBER OF           OPTIONS GRANTED      EXERCISE OR                   GRANT DATE
                                  SHARES UNDERLYING       TO EMPLOYEES IN      BASE PRICE    EXPIRATION       PRESENT
NAME                            OPTIONS GRANTED(#)(1)       FISCAL YEAR         ($ SHARE)       DATE         VALUE$(2)
------------------------------  ---------------------  ---------------------  -------------  -----------  ----------------
Philip Strauss................          250,000                     24%         $    6.25       4/17/08      $  767,000
Robert Rivkin.................          250,000                     24%         $    6.25       4/17/08      $  767,000
Joseph Motzkin................           40,000                      4%         $    6.25       4/17/08      $  122,720
Arthur Streeter...............           30,000                      3%         $    3.44        2/2/08      $   50,610
Arthur Streeter...............           10,000                      1%         $    6.25       4/17/08      $   30,680

------------------------

(1) All information regarding outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split of Waste Systems's common stock effected February 13, 1998.

(2) The grant date present value was determined using the Black-Scholes option pricing model with the following weighted average assumptions: volatility, 50%; expected dividend yield, 0%; risk free interest rate, 4.75%; and expected life, 5 years.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides you with information on stock options exercised during the fiscal year ended December 31, 1998, and the value of unexercised options held as of December 31, 1998, by our named executive officers.

                                                                                                             VALUE OF
                                                                                                            UNEXERCISED
                                                                                   NUMBER OF SHARES OF      IN-THE-MONEY
                                                                                     WSI COMMON STOCK          OPTIONS
                                                                                        UNDERLYING           AT FISCAL
                                                                                   UNEXERCISED OPTIONS       YEAR-END
                                               SHARES                             AT FISCAL YEAR-END(#)         ($)
                                             ACQUIRED ON           VALUE        --------------------------  -----------
NAME                                        EXERCISE (#)       REALIZED ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
----------------------------------------  -----------------  -----------------  -----------  -------------  -----------
Philip Strauss..........................              0                  0         180,715        642,144    $ 739,847
Robert Rivkin...........................              0                  0         180,715        642,144    $ 739,847
Joseph Motzkin..........................              0                  0           9,825         59,475    $  40,224
Arthur Streeter.........................              0                  0               0         40,000    $       0


NAME                                      UNEXERCISABLE
----------------------------------------  -------------
Philip Strauss..........................   $ 2,628,937
Robert Rivkin...........................   $ 2,628,937
Joseph Motzkin..........................   $    79,731
Arthur Streeter.........................   $   163,760

EMPLOYMENT AGREEMENTS

    On June 30, 1998, we entered into employment agreements with Messrs. Strauss and Rivkin. The terms of these agreements provide that:

    (a) Mr. Strauss shall serve as our President and Chief Executive Officer and that Mr. Rivkin shall serve as Executive Vice President--Acquisitions, Chief Financial Officer, Secretary and Treasurer;

    (b) each shall receive a salary of $200,000 per year through June 30, 1999 and $225,000 per year through June 30, 2000; and

    (c) each shall agree not to compete with Waste Systems following termination of his employment for a period of one year following termination. If either executive is terminated without cause, the executive will not be bound to the non-competition provisions. Our agreements with

       Messrs. Strauss and Rivkin are effective until June 30, 1999 and, absent ninety-day notice from either party to the contrary, are automatically renewable for subsequent one-year terms. Each of the agreements may be terminated at any time by the mutual consent of the parties.

INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with some officers and directors. The indemnification agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The indemnification agreements also provide that we will advance all expenses incurred by the director or officer in defending certain litigation, in some circumstances, we will appoint an independent legal counsel to determine whether the director or officer is entitled to indemnification and we will continue to maintain directors' and officers' liability insurance, which currently consists of $5 million of primary coverage.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Currently, Philip W. Strauss, Charles Johnston and Judy K. Mencher serve on the Compensation Committee. Philip W. Strauss, in addition to serving as a member of the Compensation Committee, is the Chief Executive Officer and President. No other members of the Compensation Committee in 1998 ever served as an officer of Waste Systems.

                             PRINCIPAL STOCKHOLDERS

    The following table presents information regarding the beneficial ownership of the Waste Systems's common stock as of April 30, 1999, by each person known by Waste Systems to be a beneficial owner of more than 5.0% of the outstanding Waste Systems's common stock, by each director and named executive officer and by all directors and executive officers as a group:

                              BENEFICIAL OWNERSHIP

                                                                                                COMMON STOCK
                                                                                         ---------------------------
                                                                                         # OF SHARES    % OF CLASS
                                                                                         BENEFICIALLY  BENEFICIALLY
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS(1)                                        OWNED        OWNED(2)
---------------------------------------------------------------------------------------  ------------  -------------
B-III Capital Partners, L.P.(3) .......................................................     7,019,426         44.7%
c/o DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA 02181

The Prudential Insurance Company of America(4) ........................................       838,184          6.2%
100 Mulberry Street
Newark, NJ 07102

Mitchell Hutchins Asset Management(5) .................................................     1,950,058         13.7%
1285 Avenue of the Americas
New York, NY 10019

John Hancock Advisers(6) ..............................................................     1,417,794          9.9%
101 Huntington Avenue
Boston, MA 02199

Credit Suisse Asset Management(7) .....................................................       700,000          5.0%
153 East 53 Street, 57th Floor
New York, NY 10022

David J. Breazzano(8)..................................................................         7,000            *

Charles Johnston(9)....................................................................         7,000            *

Michael Leannah(10)....................................................................        18,750            *

Jay Matulich(11).......................................................................         7,500            *

Judy K. Mencher(8).....................................................................         6,685            *

Joseph Motzkin(12).....................................................................        52,878            *

William B. Philipbar(13)...............................................................        31,685            *

Mark Popham(14)........................................................................        25,800            *

Robert Rivkin(15)......................................................................       391,883          2.9%

Philip W. Strauss(16)..................................................................       391,708          2.9%

Arthur Streeter(17)....................................................................        10,000            *

All directors and executive officers as a group (11 persons)...........................       950,889          7.0%

------------------------

*   Less than 1%

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them subject to community property laws where applicable and the information contained in footnotes to this table.

(2) Based on 13,464,654 shares of common stock issued and outstanding as of April 30, 1999. As of April 30, 1999 Waste Systems had outstanding 7% Convertible Subordinated Notes due 2005 which are currently convertible at the option of the holder into an aggregate 4,955,143 shares of common stock at a conversion price of $10.00 principal amount per share as set forth in the Notes. In accordance with rules promulgated by the Securities and Exchange, the preceding shares issuable upon conversion of the 7% Convertible Subordinated Notes are included in this table only for those holders with the right to acquire such shares within 60 days from the date of the registration statement of which this prospectus forms a part, to the extent such holder could acquire additional shares.

(3) Includes 4,787,504 shares of common stock currently owned and 2,231,922 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00 as set forth in the Notes. DDJ Capital Management, LLC ("DDJ") serves as the investment manager to B-III Capital Partners, L.P. ("B-III"); an affiliate of DDJ acts as the general partner of B-III.

(4) Includes 678,761 shares of common stock currently owned and 159,423 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00 as set forth in the Notes. The common stock and Notes are held for the benefit of particular registered investment companies over which Prudential or The Prudential Investment Corporation may have direct or indirect voting and investment discretion, with respect to which Prudential has advised Waste Systems that Prudential and The Prudential Investment Corporation disclaim beneficial ownership.

(5) Includes 1,152,993 shares of common stock currently owned and 797,115 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00 as set forth in the Notes.

(6) Includes 501,112 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00 as set forth in the Notes.

(7) Includes 700,000 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00 as set forth in the Notes.

(8) Includes 7,000 shares subject to stock options which are fully vested and currently exercisable and excludes those shares owned by B III, which Mr. Breazzano and Ms. Mencher may be deemed to beneficially own as a result of Mr. Breazzano's and Ms. Mencher's interest in DDJ, however, such beneficial ownership is disclaimed. Both Mr. Breazzano and Ms. Mencher are managing members of DDJ.

(9) Includes 7,000 shares subject to stock options which are fully vested and currently exercisable.

(10) Includes 18,750 shares subject to stock options which are fully vested and currently exercisable.

(11) Includes 2,000 shares of common stock currently owned and 5,500 shares subject to stock options which are fully vested and currently exercisable.

(12) Includes 18,403 shares of common stock currently owned and 34,475 shares subject to stock options which are fully vested and currently exercisable.

(13) Includes 31,685 shares subject to stock options which are fully vested and currently exercisable.

(14) Includes 25,800 shares subject to stock options which are fully vested and currently exercisable.

(15) Includes 17,953 shares of common stock currently owned and 373,930 shares subject to stock options which are fully vested and currently exercisable.

(16) Includes 17,778 shares of common stock currently owned and 373,930 shares subject to stock options which are fully vested and currently exercisable.

(17) Includes 10,000 shares subject to stock options which are fully vested and currently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 15, 1997, the board of directors voted to retain Mr. William Philipbar, a non-employee director of Waste Systems, as a part-time consultant in connection with our consideration of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing consulting services for up to four days per month, as requested by us, consists of grants of options to acquire 25,000 shares of our common stock, to be granted on January 1 of each year beginning on January 1, 1998 so long as Mr. Philipbar continues to be retained by us in this capacity. Under the consulting arrangement, Mr. Philipbar received options on January 1, 1998 and 1999 to acquire 25,000 shares of our common stock, vesting according to the terms described below. The grants were made under an amendment to Waste Systems' Amended and Restated 1995 Stock Option and Incentive Plan permitting the grant of options and other benefits under the 1995 Stock Option Plan to non-employee directors, consultants and other key persons, which was approved by our stockholders at the 1998 annual meeting of stockholders. Each option granted to Mr. Philipbar this such consulting arrangement: (a) shall remain outstanding for a term of ten years, subject to termination 90 days following the date of termination of Mr. Philipbar's consulting arrangement with us; (b) shall be exercisable at an exercise price per share equal to the closing price of our common stock on its principal trading market on the first trading day on or after the date of issuance; (c) shall initially be unvested, and shall vest in full on the date one year after the date of issuance, provided that Mr. Philipbar has been retained as a consultant by us and has been ready, willing and able to perform services as a consultant during that one year period; and
(d) shall be a non-qualified stock option for federal income tax purposes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Senior Notes were originally sold by Waste Systems on March 2, 1999 (the "Issue Date") pursuant to a purchase agreement dated February 25, 1999, by and among Waste Systems, the subsidiary guarantors and First Albany Corporation, as the initial purchaser. The initial purchaser subsequently resold the Old Senior Notes to qualified institutional buyers in reliance on and subject to the restrictions imposed by Rule 144A under the Securities Act. Waste Systems, the subsidiary guarantors and the initial purchaser also entered into a registration rights agreement which requires, among other things, that following the issuance and sale of the Old Senior Notes, Waste Systems:

    (1) files a registration statement with the Securities and Exchange Commission for the registration of the New Senior Notes within 180 days after the Issue Date;

    (2) uses its best efforts to cause the registration statement to become effective under the Securities Act within 210 days after the Issue Date;

    (3) uses its best effort to cause the registration statement to remain effective until the closing of the exchange offer; and

    (4) uses its best efforts to consummate the exchange offer within 240 days after the Issue Date.

    Upon the effectiveness of the registration statement, Waste Systems and the subsidiary guarantors will offer to the holders of the Old Senior Notes the opportunity to exchange their Old Senior Notes for a like principal amount of New Senior Notes. The New Senior Notes will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, subject to specific exceptions described below. We have agreed to keep the exchange offer effective for not less than 20 business days, or longer if required by applicable law, after the date that notice of the exchange offer is mailed to holders of the Old Senior Notes.

    For each Old Senior Note surrendered to us in the exchange offer, the holder will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The term "holder" in conjunction with the exchange offer means any person in whose name Old Senior Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Senior Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver Old Senior Notes by book-entry transfer of DTC.

    Under existing interpretations of the staff of the Securities and Exchange Commission, as provided in no-action letters issued to third parties, the New Senior Notes, including the related subsidiary guarantees, would in general be freely transferable by their holders after the exchange offer without further registration under the Securities Act. However, any purchaser of Old Senior Notes who is an "affiliate" as defined in Rule 405 of the Securities Act, of Waste Systems or who intends to participate in the exchange offer for the purpose of distributing the New Senior Notes:

    (1) will not be able to tender its Old Senior Notes in the exchange offer;

    (2) will not be able to rely on the interpretations of the staff of the Securities and Exchange Commission; and

    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Senior Notes, unless such sale or transfer is made according to an exemption form such requirements.

    Each holder who wishes to exchange Old Senior Notes for New Senior Notes will be required to execute and deliver to Waste Systems a letter of transmittal, in which the holder will represent to Waste Systems that:

    (a) any New Senior Notes received by the holder will be acquired in the ordinary course of its business;

    (b) the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the New Senior Notes in violation of the Securities Act;

    (c) the holder is not an "affiliate" of Waste Systems as that term is defined in Rule 405 under the Securities Act;

    (d) if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of New Senior Notes; and

    (e) if the holder is a broker dealer and will receive New Senior Notes for its own account in exchange for Old Senior Notes that are acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such New Senior Notes.

    The Securities and Exchange Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements relating to New Senior Notes by delivering a copy of the prospectus contained in the registration statement of which this prospectus forms a part. We have agreed to keep the registration statement effective for 180 days following the closing of the exchange offer and make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Senior Notes.

    However if:

    (1) because of any change in law or in currently prevailing interpretations of the staff of the Securities and Exchange Commission, Waste Systems is not permitted to effect the exchange offer;

    (2) the exchange offer is not consummated within 240 days after the Issue Date;

    (3) any holder of the Old Senior Notes other than the initial purchaser is not eligible to participate in the exchange offer or does not receive freely tradable New Senior Notes in the exchange offer; or

    (4) upon the request of the initial purchaser of the Old Senior Notes following the consummation of the exchange offer, the initial purchaser shall hold registrable notes which it acquired directly from Waste Systems and the initial purchaser is not permitted, in the opinion of counsel to the initial purchaser, in conformity with applicable law or applicable interpretation of the staff of the Securities and Exchange Commission to participate in the exchange offer, then, promptly upon becoming aware of any of the matter contemplated by clauses
(1)-(4) above, we will:

    (a) deliver to the holders and the trustee written notice;

    (b) as promptly as practicable, file a shelf registration statement covering resales of the Old Senior Notes;

    (c) use our best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission under the Securities Act;

    (d) use our best efforts to keep the shelf registration statement continuously effective in order to permit the prospectus forming a part of that registration statement to be usable by holders until the earlier of:

       - the time when the Old Senior Notes covered by the shelf registration statement can be sold pursuant to Rule 144 under the Securities Act without any limitations under clauses (c), (e), (f) and (h) of Rule 144, and

       - two years from the Issue Date; and

    (e) use our best efforts to ensure that:

       - any shelf registration statement and any amendment to it, and any prospectus forming a part of that registration statement and any supplement to that prospectus complies in all material respects with the Securities Act and the rules and regulations of the Securities Act;

       - any shelf registration statement and any amendment to it does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statement not misleading; and

       - any prospectus forming part of any shelf registration statement and any supplement to such prospectus (as amended or supplemented from time to time), excludes an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    It is our current understanding that an affiliate of Waste Systems holds Old Senior Notes. Thus, we currently intend to file a shelf registration statement to register those Old Senior Notes. If we are required to register any other Old Senior Notes, we will include them in that shelf registration statement. We will provide each holder of copies of the prospectus that is a part of the shelf registration statement, notify the holders when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the Old Senior Notes. A holder that sells Old Senior Notes under the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder including particular indemnification rights and obligations.

The annual interest rate on the Old Senior Notes will increase by 0.50% until any defaults in clauses (1)--(5) below are cured, if:

    (1) we have not filed the exchange offer registration statement with the Securities and Exchange Commission within 180 days after the Issue Date;

    (2) the Securities and Exchange Commission has not declared the registration statement effective within 210 days after the Issue Date;

    (3) we do not complete the exchange offer within 240 days after the Issue Date;

    (4) a shelf registration statement for any Old Senior Notes is necessary as described above, and the Securities and Exchange Commission has not declared a shelf registration statement effective within 240 days after the Issue Date;

    (5) either (1) the exchange offer registration statement ceases to be effective at any time before the time that the exchange offer is consummated or (2) if applicable, the shelf registration statement for the Old Senior Notes has been declared effective and it ceases to be effective at any time before the second anniversary of the Issue Date,

    This summary highlights the material provisions of the registration rights agreement, but does not restate the agreement in its entirety. We urge you to review all of the provisions of the registration rights agreement, because it, and not this description, defines your rights as holders to exchange your Old Senior Notes for registered New Senior Notes. A copy of the registration rights agreement is as an exhibit to the registration statement of which this prospectus forms a part.

    Following the consummation of the exchange offer, holders of Old Senior Notes who were eligible to participate in the exchange offer but who did not tender their Old Senior Notes will not have any further registration rights and the Old Senior Notes will continue to be subject to specific restrictions on transfer. Accordingly, the liquidity of the market for the Old Senior Notes could be adversely affected. Please refer to "Risk Factors--Failure to exchange the Old Senior Notes may have adverse consequences to you," for a discussion of these risks.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The term "expiration date" shall mean midnight, New York City time, on the 20th business day after notice of the exchange offer is first mailed, unless Waste Systems, in its sole discretion, extends the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

    We expressly reserve the right to:

    (1) delay acceptance of any Old Senior Notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Senior Notes not previously accepted, if any of the conditions preventing completion of the exchange offer, as described in the subsection of this portion of this prospectus entitled, "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us by giving oral or written notice of such delay, extension or termination to the exchange agent, and

    (2) amend the terms of the exchange offer in any manner consistent with applicable law.

    We will promptly notify the registered holders of the Old Senior Notes of any delay in acceptance, extension, termination or amendment to the exchange offer. If we determine that any amendment to the exchange offer constitutes a material change, we will promptly inform the holders of the amendment and will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING

    To tender your Old Senior Notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with its instructions and the instructions contained in this prospectus. You must then mail or otherwise deliver the letter of transmittal, or the facsimile, together with the Old Senior Notes to be exchanged and any other required documentation to IBJ Whitehall Bank & Trust Company, as exchange agent, at the address indicated in the letter of transmittal. You may also effect a tender of Old Senior Notes pursuant to the procedures for book-entry transfer as provided for in the letter of transmittal and as described below under the subsection of this portion of the prospectus entitled "Book-Entry Transfer."

    Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Old Senior Notes by causing DTC to transfer its Old Senior Notes into the exchange agent's account in accordance with DTC's procedure for transfer. Although delivery of Old Senior Notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth in this prospectus under "--Exchange Agent" before midnight, New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    Only a holder may tender its Old Senior Notes in the exchange offer. To tender in the exchange offer, a holder must:

    (1) complete, sign and date the letter of transmittal or a facsimile thereof;

    (2) have the signatures thereof guaranteed if required by the letter of transmittal; and

    (3) unless the tender is being effected in conformity with the procedure for book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the Old Senior Notes and other required documents, to the exchange agent, before midnight, New York City time, on the expiration date.

    The tender by a holder will constitute an agreement between the holder, Waste Systems and the exchange agent in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all of the Old Senior Notes are tendered, a tendering holder should fill in the amount of Old Senior Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Old Senior Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    The letter of transmittal will include representations to Waste Systems that:

    (1) the New Senior Notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the New Senior Notes, whether or not the person is the holder;

    (2) neither the holder nor any other person receiving the Senior Notes is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of such New Senior Notes;

    (3) neither the holder nor any other person receiving the Senior Notes is an "affiliate" of Waste Systems as that term is defined in Rule 405 of the Securities Act; and

    (4) if the tendering holder is a broker or dealer as defined in the Exchange Act, then

       (a) it acquired the Old Senior Notes for its own account as a result of market-making activities or other trading activities, and

       (b) it has not entered into any arrangement or understanding with Waste Systems or any affiliate to distribute the New Senior Notes to be received in the exchange offer.

    In the case of a broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of New Senior Notes received pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Please refer to the section of this prospectus entitled "Plan of Distribution" for further information.

    The method of delivery of the Old Senior Notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent. No letters of transmittal or Old Senior Notes should be sent to Waste Systems. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your Old Senior Notes on your behalf.

    If you are the beneficial owner of Old Senior Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Senior Notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Old Senior Notes, either make appropriate arrangements to register ownership of the Old Senior Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an "eligible institution"), unless the Old Senior Notes are tendered:

    (1) by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal if the New Senior Notes are being issued directly to such registered holder, or deposited into the participant's account at DTC, or

    (2) for the account of an eligible institution.

    If the letter of transmittal is signed by the registered holder(s) of the Old Senior Notes tendered, the signature must correspond with the name(s) written on the face of the Old Senior Notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Old Senior Notes.

    If the letter of transmittal is signed by a person other than the registered holder of any Old Senior Notes listed, such Old Senior Notes must be endorsed or accompanied by bond powers and a proxy that authorize that person to tender the Old Senior Notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the Old Senior Notes.

    If the letter of transmittal or any Old Senior Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

    A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the Old Senior Notes tendered, or a timely confirmation received of a book-entry transfer of Old Senior Notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of New Senior Notes in exchange for Old Senior Notes tendered through a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered Old Senior Notes, or a timely confirmation received of a book-entry transfer of Old Senior Notes into the exchange agent's account at DTC with an agent's message, with the exchange agent.

    We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Senior Notes and those determinations will be final and binding. We reserve the absolute right to reject any and all Old Senior Notes not properly tendered or any Old Senior Notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular Old Senior Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes must be cured within such time as we shall determine. Neither Waste Systems, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities concerning tenders of Old Senior Notes, nor will any of us incur any liability for failure to give such notification. Tenders of Old Senior Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Senior Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such Old Senior Notes, unless otherwise provided in the letter of transmittal, as promptly as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion, subject to the provisions of the Senior Notes indenture, to:

    (1) purchase or make offers for any Old Senior Notes that remain outstanding after the expiration date, or, as described in the subsection of this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination", to terminate the exchange offer in accordance with the terms of our registration rights agreement, and

    (2) to the extent permitted by applicable law, purchase Old Senior Notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers could differ from the terms of the exchange offer.

ACCEPTANCE OF OLD SENIOR NOTES FOR EXCHANGE; DELIVERY OF NEW SENIOR NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer and promptly after the expiration date, we will accept all Old Senior Notes properly tendered, then we will issue the New Senior Notes. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, Old Senior Notes will be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice to the exchange agent.

    In all cases, issuance of New Senior Notes for Old Senior Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such Old Senior Notes or a timely book-entry confirmation of such Old Senior Notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or an agent's message and all other required documents, in each case, in form satisfactory to us and the exchange agent. If any tendered Old Senior Notes are not rejected for any reason set forth in the terms and conditions of the exchange offer or if Old Senior Notes submitted are for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Senior Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Senior Notes tendered by book-entry transfer procedures described below, such non-exchanged Old Senior Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after withdrawal, rejection of tender, the expiration date or earlier termination of the exchange offer.

BOOK-ENTRY TRANSFER

    We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts regarding the Old Senior Notes at DTC, the book-entry transfer facility, for the purpose of facilitating the exchange offer. Subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Senior Notes by causing such book-entry transfer facility to transfer such Old Senior Notes into the exchange agent's account with respect to the Old Senior Notes in accordance with the book-entry transfer facility's automated tender offer program procedures for such transfer. However, the exchange for the Old Senior Notes so tendered will only be made after a timely confirmation of a book-entry transfer of such Old Senior Notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal.

    The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering Old Senior Notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Although delivery of Old Senior Notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or before the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURE

    If you are a registered holder of Old Senior Notes and desire to tender your Old Senior Notes, and the Old Senior Notes are not immediately available, or time will not permit your Old Senior Notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed and an agent's message delivered on a timely basis, you may still tender in the exchange offer if:

    (1) you tender through an eligible institution;

    (2) before the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal, or facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us (by facsimile transmission, mail or hand delivery), setting forth your name and address as holder of the Old Senior Notes and the amount of Old Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the expiration date the certificates for all tendered Old Senior Notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    (3) the certificates for all tendered Old Senior Notes, in proper form for transfer, or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of Old Senior Notes at any time before midnight, New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before midnight, New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance for exchange thereof by us. Any notice of withdrawal must:

    (1) specify the name of the person having tendered the Old Senior Notes to be withdrawn;

    (2) identify the Old Senior Notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such Old Senior Notes;

    (3) be signed by the person having tendered the Old Senior Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which such Old Senior Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the Old Senior Notes to register the transfer of such Old Senior Notes into the name of the person having made the original tender and withdrawing the tender;

    (4) specify the name in which any such Old Senior Notes are to be registered, if different from that of the person having tendered the Old Senior Notes to be withdrawn; and

    (5) if applicable because the Old Senior Notes have been tendered according to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the Old Senior Notes to be withdrawn.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Senior Notes which have been tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as promptly as practicable after withdrawal, rejection of tender, expiration date or earlier termination of the exchange offer. Also, in the case of Old Senior Notes tendered by book-entry transfer into the exchange agent's account at DTC in conformity with the book-entry transfer procedures described above, such Old Senior Notes will be credited to an account maintained with DTC for the Old Senior Notes. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described in the subsections above entitled "--Procedures for Tendering" and "--Book-Entry Transfer" at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, we will not be required to accept Old Senior Notes for exchange, or issue New Senior Notes in exchange for any Old Senior Notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such Old Senior Notes, if:

    (1) an action or proceeding has been instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer;

    (2) a change occurs in the current interpretation of the staff of the Securities and Exchange Commission, which current interpretation before such change permitted the New Senior Notes that are issued pursuant to the exchange offer to be offered for resale, resold or otherwise transferred by holders thereof (other than in certain circumstances);

    (3) a law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    (4) a stop order has been issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or the qualification of the Senior Notes indenture under the Trust Indenture Act of 1939 or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

    (5) a governmental approval has not been obtained, which approval we deem in our sole discretion, necessary for the consummation of the exchange offer; or

    (6) a change, or a development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer.

    These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that any of the preceding events or conditions has occurred or exists or has not been satisfied, subject to applicable law. Our failure at any time to exercise any of the preceding rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

    If we determine that we may terminate the exchange offer, as provided above, we may:

    (a) refuse to accept any Old Senior Notes and return any Old Senior Notes that have been tendered to the holders thereof;

    (b) extend the exchange offer and retain all Old Senior Notes tendered before the expiration date, subject to the rights of holders of tendered Old Senior Notes to withdraw their tendered Old Senior Notes before the new, extended expiration date; or

    (c) waive such termination event regarding the exchange offer and accept all properly tendered Old Senior Notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under this section of this prospectus under the subheading entitled "--Expiration Date; Extensions; Amendments; Termination."

    Old Senior Notes tendered in the exchange offer must be in $10,000 in principal amount or any integral multiple thereof.

    We have no obligation to, and will not knowingly, permit acceptance of tenders of Old Senior Notes from our affiliates or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the Securities and Exchange Commission, or if the New Senior Notes to be received by the holder or holders of Old Senior Notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

    We will record the New Senior Notes at the same carrying value as the Old Senior Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the New Senior Notes over the term of the New Senior Notes.

EXCHANGE AGENT

    We have appointed IBJ Whitehall Bank & Trust Company as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Mail:                IBJ Whitehall Bank & Trust Company
                        P.O. Box 84, Bowling Green Station
                        New York, NY 10274-0084
                        ATTN.: Reorganization Operations Department

By Hand/                IBJ Whitehall Bank & Trust Company
Overnight Delivery:     One State Street, New York, NY 10004
                        ATTN.: Securities Processing Window, Subcellar One, (SC-1)

Facsimile               (212) 858-2611
Transmission:

Confirm by Telephone:   (212) 858-2103

Via Telex No.:          177754

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, our offices and regular employees may make additional solicitations by telegraph, telephone, telecopy or in person.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Old Senior Notes, and in handling or forwarding tenders for exchange.

    We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    We will pay all transfer taxes, if any, applicable to the exchange of Old Senior Notes according to the exchange offer. However, whether imposed on the registered holder or any other persons, tendering holders will pay the amount of any such transfer taxes if:

    (a) certificates representing New Senior Notes or Old Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Senior Notes tendered; or

    (b) tendered Old Senior Notes are registered in the name of any person other than the person signing the letter of transmittal; or

    (c) a transfer tax is imposed for any reason other than the exchange of Old Senior Notes in the exchange offer.

    If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of transfer taxes will be billed directly to the tendering holder.

                          DESCRIPTION OF SENIOR NOTES

    You can find the definitions of the capitalized terms used in this section of the prospectus under the subheading "--Certain Definitions."

    The Senior Notes are issued under an indenture, dated as of March 2, 1999 by and among Waste Systems, the subsidiary guarantors and IBJ Whitehall Bank & Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

    The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

SUMMARY OF GENERAL TERMS OF THE SENIOR NOTES

SECURITIES ISSUED.............  $100,000,000 of 11 1/2% Senior Notes due 2006

MATURITY DATE.................  January 15, 2006

INTEREST RATE.................  The Senior Notes accrue interest at the rate of 11 1/2% per annum. Interest will accrue on the New Senior Notes from the most recent date on which interest has been paid on the Old
                                Senior Notes.

CHANGES IN INTEREST RATE......  We must increase the interest rate payable on the Senior
                                Notes to 0.5% per year higher than the then-current rate of interest:

                                    - if we have not filed the registration statement with
                                    the Securities and Exchange Commission by August 29,
                                      1999; or

                                    - if the Securities and Exchange Commission has not
                                    declared the registration statement, of which this
                                      prospectus forms a part, effective on or before
                                      September 28, 1999; or

                                    - if we have not completed the exchange offer on or
                                    before October 28, 1999; or

                                    - if we are required, under specific conditions in the
                                      indenture, to file a shelf registration statement for
                                      the resale of the Old Senior Notes, and the Securities
                                      and Exchange Commission has not declared that shelf
                                      registration statement effective on or before October
                                      28, 1999.

                                We must increase the interest rate payable on the Senior
                                Notes to 13%, 14% and 15% per year if we do not achieve an
                                Adjusted Stockholders' Equity, as defined below, of at least
                                $40,000,000 on each of December 31, 1999, June 30, 2000, and
                                December 31, 2000, respectively. "Adjusted Stockholders'
                                Equity" means our stockholders' equity as shown on our
                                consolidated balance sheets filed as part of our regular
                                reports with the Securities and Exchange Commission, less
                                the amount of any increase therein resulting from the
                                issuance of shares of common stock in exchange for
                                outstanding 7% Convertible Subordinated Notes of Waste
                                Systems, to the extent, if any, that such issuance exceeds
                                2,343,646 shares of common stock in the aggregate.

                                Each Senior Note will cease to bear interest from the
                                maturity date or any redemption date unless, upon due
                                presentation, payment of principal is improperly withheld or refused. In the event of improper nonpayment, the relevant
                                Senior Note shall continue to bear interest at the rate of
                                11 1/2% per year until the day on which all sums due in
                                respect of the Senior Note up to that day are received by or on behalf of the relevant holder.

INTEREST PAYMENT DATES........  We will pay interest on the New Senior Notes semi-annually in arrears on July 15 and January 15 of each year,
                                commencing July 15, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

PAYMENT PROCEDURES............  The principal of, premium, if any, and interest on the
                                Senior Notes will be payable, and the Senior Notes may be
                                exchanged or transferred, at the office or agency of Waste
                                Systems maintained for the purpose in the Borough of
                                Manhattan, The City of New York. Initially, the office or
                                agency will be the corporate trust office of IBJ Whitehall
                                Bank & Trust Company, the trustee of the Senior Notes,
                                located at One State Street, New York, New York 10004.
                                Principal and interest will be payable at the office of the trustee but, at our option, interest may be paid by check
                                mailed to the registered holders at their registered
                                addresses or by wire transfer to accounts specified by them.
                                No service charge will be made for any registration of
                                transfer or exchange of the Senior Notes, but we may require payment of a sum sufficient to cover any transfer tax or
                                other similar governmental charge payable in connection with the registration.

                                Subject to applicable law, the trustee and the paying agents shall pay to Waste Systems upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, after two years,
                                holders entitled to such monies must look to Waste Systems for payment as general creditors.

RANKING.......................  The New Senior Notes and the subsidiary guarantees:

                                    - are senior unsecured obligations;

                                    - rank equally in right of payment with all other
                                    existing and future senior obligations of Waste Systems
                                      and the subsidiary guarantors; and

                                    - are effectively subordinated to all of our and our
                                    subsidiary guarantor's secured debt, including amounts
                                      outstanding under our credit facility and capital
                                      lease obligations, to the extent of the value of the
                                      assets securing such loan.

                                Any Old Senior Notes that remain outstanding after the
                                consummation of the exchange offer and the New Senior Notes will be treated as a single class of Senior Notes under the indenture.

SUBSIDIARY GUARANTEES.........  The New Senior Notes are guaranteed on a senior unsecured basis by all of our wholly owned subsidiaries, which conduct substantially all of the operations of our business. The
                                subsidiary guarantees are joint and several obligations of the subsidiary guarantors.

                                All of our subsidiary guarantors are considered restricted subsidiaries under the indenture. Subject to the
                                requirements of the indenture, Waste Systems will be
                                permitted to designate current or future subsidiaries as
                                unrestricted subsidiaries, which will not be subject to many of the restrictive covenants in the indenture applicable to the subsidiary guarantors.

OPTIONAL REDEMPTION...........  Except as described below, we may not redeem the New Senior
                                Notes before March 2, 2003. After March 2, 2003, we may
                                redeem the New Senior Notes in whole or in part, at any time at the redemption price fixed by the indenture, together
                                with accrued and unpaid interest, if any, to the date of
                                redemption.

                                In addition to our right to repurchase Senior Notes pursuant to optional redemption, we may at any time purchase Senior
                                Notes in the open market or otherwise at any price. Any
                                Senior Notes that are redeemed or purchased by us will be
                                canceled and may not be reissued or resold.

CHANGE OF CONTROL.............  Upon the occurrence of an event considered a "change of control" of Waste Systems, you will have the right to sell back to us all of your New Senior Notes at a price equal to
                                101% of the aggregate principal amount of such New Senior
                                Notes, together with accrued and unpaid interest, if any, to the date of such sale.

CERTAIN COVENANTS.............  The indenture under which the New Senior Notes will be issued limits our ability and the ability of our
                                subsidiaries guaranteeing the New Senior Notes to, among
                                other things:

                                    - incur additional indebtedness,

                                    - pay dividends on or redeem our capital stock,

                                    - issue capital stock of our subsidiaries,

                                    - make investments,

                                    - create liens,

                                    - issue guarantees,

                                    - engage in transactions with affiliates,

                                    - sell assets, and

                                    - conduct certain mergers and consolidations.

                                All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. Please
                                refer to the "Risk Factors" section in this prospectus.

FORM AND DENOMINATION.........  The New Senior Notes are in registered form without coupons, in denominations of $10,000. The New Senior Notes will be
                                represented by one or more permanent global securities in
                                bearer form deposited on behalf of The Depository Trust
                                Company with IBJ Whitehall Bank & Trust Company, as
                                custodian. You will not receive the New Senior Notes in
                                registered form unless one of the events described in the
                                section of this prospectus entitled "Book Entry; Delivery
                                and Form" occurs. Instead, beneficial interests in the New
                                Senior Notes will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by The Depository Trust Company for its participants.

ABSENCE OF A PUBLIC MARKET FOR
  THE NEW SENIOR NOTES........  The New Senior Notes are new securities and there is currently no established market for them. We cannot assure you that a market for the New Senior Notes will develop or be liquid. The Old Senior Notes are currently eligible for trading in the Private Offering, Resales and Trading through
                                Automated Linkages ("PORTAL") market following commencement of the exchange offer, you may continue to trade the Old
                                Senior Notes in the PORTAL market. The New Senior Notes will not be eligible for trading in the PORTAL market.

SUBSIDIARY GUARANTEES

    Payment of the principal of, and premium, if any, and interest on the Senior Notes, when and as the same become due and payable, will be guaranteed jointly and severally, on a senior unsecured basis by each of the following subsidiary guarantors of Waste Systems:

                           BioSafe Systems, Inc.
                           Community Refuse Service, Inc.
                           Mostoller Landfill, Inc.
                           Palmer Resource Recovery Corp.
                           WSI Burlington Transfer Station, Inc.
                           WSI Camden Transfer Station, Inc.
                           WSI Harrisburg Hauling, Inc.
                           WSI Hopewell Landfill, Inc.

                           WSI Maryland Holdings, Inc.
                           WSI of Massachusetts Hauling, Inc.
                           WSI Massachusetts Holdings, Inc.
                           WSI Massachusetts Recycling, Inc.
                           WSI Medical Waste Systems Inc.
                           WSI Moretown Landfill, Inc.
                           WSI New York Holdings, Inc.
                           WSI of New York, Inc.
                           WSI Oxford Transfer Station, Inc.
                           WSI Pennsylvania Holdings, Inc.
                           WSI Altoona Hauling, Inc.
                           WSI Somerset Hauling, Inc.
                           WSI of South Hadley, Inc.
                           WSI St. Johnsbury Transfer Station, Inc.
                           WSI Vermont Holdings, Inc.
                           WSI of Vermont, Inc.
                           WSI Waitsfield Transfer Station, Inc.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law. Please refer to the "Risk Factors" section of this prospectus under the heading"--A court may declare the subsidiary guarantees void, subordinated or take other actions detrimental to you."

    The indenture requires that each of Waste Systems' current and future Restricted Subsidiaries be a subsidiary guarantor. As of the date of this prospectus, each of the subsidiaries of Waste Systems listed above is a Restricted Subsidiary. The indenture permits Waste Systems, in certain circumstances, to establish "Unrestricted Subsidiaries" which do not guarantee the Senior Notes. Any subsidiary guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the indenture shall be free from any subsidiary guarantee or, if previously a Restricted Subsidiary, released from and relieved of its obligations under its subsidiary guarantee, according to a supplemental indenture satisfactory to the trustee.

    The indenture provides that no subsidiary guarantor may merge with or into or consolidate with any other person or convey, sell, assign, transfer, lease or otherwise dispose of all or substantially all its properties and assets to any other Person, other than Waste Systems or a Wholly Owned Restricted Subsidiary, unless (1) immediately after the transaction, and giving effect to the transaction, no Default or Event of Default has occurred and is continuing; (2) the transaction was subject to, and consummated in compliance with, as appropriate, either the covenant described under the caption "--Certain Covenants--LIMITATION ON ASSET SALES" or the covenant described under the caption "--Merger, Consolidation and Sale of Assets"; and (3) Waste Systems shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction complies with the above provisions and that all conditions precedent relating to the transaction have been complied with.

    The indenture further provides that, in the event of (a) a sale, transfer or other disposition of all of the capital stock of a subsidiary guarantor to a Person that is not an Affiliate of Waste Systems, the net proceeds of which are applied by Waste Systems in accordance with the applicable provisions of the indenture; (b) a sale, transfer or other disposition of all or substantially all of the assets of a subsidiary guarantor to a Person that is not an Affiliate of Waste Systems, the Net Cash Proceeds of which are applied by Waste Systems in accordance with the "Limitation on Asset Sales" covenant; or (c) the designation of the subsidiary guarantor as an Unrestricted Subsidiary, in any the case in compliance with the terms of the indenture, then the subsidiary guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its subsidiary guarantee without any further action on the part of the trustee or any holder of the Senior Notes.

REDEMPTION

    MANDATORY REDEMPTION. The Senior Notes will not be subject to any mandatory sinking fund redemption before maturity.

    OPTIONAL REDEMPTION. The Senior Notes will be redeemable at our option, in whole or in part, at any time on or after March 2, 2003, upon not less than 30 nor more than 60 days prior notice mailed by first class mail to each Senior Note holder's last address as it appears in the security register. The Senior Notes will be redeemable at the prices, expressed as percentages of the principal amount of the Senior Notes, set forth below, plus in each case accrued and unpaid interest, if any, to the date of redemption, if redeemed during the periods set forth below (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date):

APPLICABLE PERIOD                                                                    PERCENTAGE
------------------------------------------------------------------------------------ -------
From March 2, 2003 to March 1, 2004................................................. 106 7/8%
From March 2, 2004 to March 1, 2005................................................. 103 7/16%
From March 2, 2005 to January 14, 2006.............................................. 101 23/32%
January 15, 2006 (Maturity)......................................................... 100 %

    In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange or automated quotation system, if any, on which the Senior Notes are listed or, if the Senior Notes are not listed on a national securities exchange or automated quotation system, by lot or by any other method as the trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Senior Note of $10,000 in principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to the Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. Such new Senior Notes can be obtained at the offices of the paying agents and transfer agents.

RANKING

    The Senior Notes and the subsidiary guarantees will be senior unsecured obligations of the respective obligors and will rank equally in right of payment with all other existing and future senior obligations of Waste Systems and the subsidiary guarantors, respectively. The Senior Notes and the subsidiary guarantees will be effectively subordinated to all of Waste Systems's and our subsidiaries' secured debt, including amounts outstanding under the [Credit Facility and] Capital Lease Obligations, to the extent of the value of the assets securing such loans. The Senior Notes will also be structurally subordinated to all liabilities, including trade payables, of any subsidiaries that are not subsidiary guarantors. As of March 31, 1999, Waste Systems and the subsidiary guarantors had approximately $52.1 million of consolidated debt and Capital Lease Obligations outstanding other than the Senior Notes, excluding accounts payable, of which none would have been senior secured debt of a subsidiary guarantor and $1.3 million were Capital Lease Obligations. Subject to particular limitations, Waste Systems and our Restricted Subsidiaries may incur additional Indebtedness in the future.

CHANGE OF CONTROL

    In the event of a Change of Control, each holder of Senior Notes will have the right to require that Waste Systems purchase the holder's Senior Notes, in whole or in part in integral multiples of

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$10,000, at a purchase price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase. This purchase price is referred to in the indenture as the "Change of Control Purchase Price," in accordance with the terms set forth in the indenture, which is referred to in the indenture as the "Change of Control Offer."

    Within 30 days following any Change of Control, Waste Systems will notify the trustee and will mail a notice to each holder by first class mail, postage prepaid, at the address of the holder appearing in the security register stating, among other things: (1) that a Change of Control has occurred and that the holder has the right to require Waste Systems to purchase the holder's Senior Notes at the Change of Control Purchase Price in cash, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date; (2) the repurchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed or any later date as is necessary to comply with requirements under the Exchange Act; (3) that any Senior Note not tendered will continue to accrue interest; (4) that unless Waste Systems defaults in the payment of the Change of Control Purchase Price, any Senior Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (5) the procedures determined by Waste Systems, consistent with the indenture, that a holder must follow to accept the Change of Control Offer or withdraw his, her or its acceptance.

    Waste Systems will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes according to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Waste Systems will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations described in the indenture by complying with applicable securities laws and regulations.

    The term "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of the property and assets of Waste Systems. The phrase "all or substantially all" as used in the indenture when referring to the disposition of property or assets, varies according to the facts and circumstances of the subject transaction. This phrase has no clearly established meaning under the law which governs the indenture, New York law, and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Waste Systems is required to make an offer to repurchase the Senior Notes as described above.

    If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the purchase price for all of the Senior Notes that might be tendered by holders of the Senior Notes seeking to accept the Change of Control Offer. Our failure to make or consummate the Change of Control Offer or pay the applicable Change of Control Purchase Price when due would result in an Event of Default and would give the trustee and the holders of the Senior Notes the rights described below under the heading "--Events of Default."

    The existence of a holder's right to require Waste Systems to purchase the holder's Senior Notes upon a Change of Control may deter a third party from acquiring Waste Systems in a transaction that constitutes a Change of Control.

    The definition of "Change of Control" in the indenture is limited in scope. The provisions of the indenture may not afford holders of Senior Notes the right to require Waste Systems to repurchase the Senior Notes in the event of a highly leveraged transaction or particular transactions with our management or our affiliates, including a reorganization, restructuring, merger or similar transaction involving Waste Systems, including, in some circumstances, an acquisition of Waste Systems by management or our affiliates, that may adversely affect holders of the Senior Notes, if the transaction

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is not a transaction defined as a Change of Control. A transaction involving our management or our affiliates, or a transaction involving a recapitalization of Waste Systems, would result in a Change of Control if it is the type of transaction specified in the definition.

    Waste Systems will not, and will not permit any Restricted Subsidiary to, create any restriction, other than restrictions existing under Indebtedness as in effect on the Closing Date or in refinancings of Indebtedness in effect, that would materially impair the ability of Waste Systems to make a Change of Control Offer to purchase the Senior Notes or, if a Change of Control Offer is made, to pay for the Senior Notes tendered for purchase.

CERTAIN COVENANTS

    The indenture contains certain covenants for the benefit of the holders of the Senior Notes, including, without limitation, the following:

    LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

    (a) Waste Systems will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness, including Acquired Indebtedness, and Waste Systems will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock or Disqualified Stock; PROVIDED, HOWEVER, that: (1) Waste Systems may Incur Indebtedness which is expressly subordinate and junior in right of payment to the Senior Notes, and (2) Waste Systems and our Restricted Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, or issue Disqualified Stock if:

        (A) the Consolidated Fixed Charge Coverage Ratio for Waste Systems's most recently ended full fiscal quarter for which financial statements are available immediately preceding the date on which the Indebtedness is Incurred or the Disqualified Stock is issued would have been at least 1.5 to 1, if the last day of such fiscal quarter is on or before December 31, 1999, or at least 2 to 1, if the last day of such fiscal quarter is on or after January 1, 2000, in each case determined on a pro forma basis in the manner set forth in the immediately following full paragraph; and

        (B) no Default or Event of Default has occurred and is continuing.

    In making the preceding calculation referred to in subparagraph (A) above, pro forma effect will be given to: (1) the incurrence of the Indebtedness or the issuance of Disqualified Stock and, if applicable, the application of the net proceeds therefrom, including to refinance other Indebtedness, as if the Indebtedness or Disqualified Stock was Incurred or issued, as the case may be, and the application of the proceeds occurred at the beginning of the quarter;
(2) the Incurrence, issuance, repayment or retirement of any other Indebtedness or Disqualified Stock, as the case may be, by Waste Systems or our Restricted Subsidiaries since the first day of the quarter as if the Indebtedness or Disqualified Stock, as the case may be, was Incurred, issued, repaid or retired at the beginning of the quarter; and (3) the acquisition, whether by purchase, merger or otherwise, or disposition, whether by sale, merger or otherwise, of any company, entity or business acquired or disposed of by Waste Systems or our Restricted Subsidiaries, as the case may be, since the first day of the quarter, as if the acquisition or disposition occurred at the beginning of such quarter. In making a computation under the preceding clause (1) or (2), (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire quarter, (y) if the Indebtedness bears, at the option of Waste Systems, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Waste Systems, either the fixed or floating rate and (z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of the Indebtedness during such quarter.

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    Waste Systems's Consolidated Fixed Charge Coverage Ratio for the quarter ended March 31, 1999 was (2.34) to 1.

    (b) Notwithstanding the preceding paragraph (a), Waste Systems and any of our Restricted Subsidiaries may Incur each and all of the following ("Permitted Indebtedness"):

        (1) Indebtedness under [the Credit Facility and] one or more loan or credit agreements with one or more banks or financial institutions; PROVIDED, that the aggregate principal amount of all Indebtedness of Waste Systems and our Restricted Subsidiaries outstanding under all credit facilities after giving effect to the Incurrence does not exceed an amount equal to the greater of (A) $25 million and (B) an amount as, when added to all other Indebtedness then outstanding, would result in total Indebtedness equal to twenty times the Adjusted EBITDA of Waste Systems for the most recently ended fiscal quarter for which financial statements are available immediately preceding the date on which the Indebtedness was incurred, calculated on a pro forma basis in the manner described in the penultimate paragraph of subsection (a) above, MINUS in either case (x) the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under a credit facility made by Waste Systems or any of our Restricted Subsidiaries after the second anniversary of the date of the indenture, except for repayments in connection with refinancing Indebtedness permitted under clause (7) below, and (y) without duplication, the aggregate amount of all Net Cash Proceeds of Asset Sales applied by Waste Systems or any of our Restricted Subsidiaries to permanently reduce the Indebtedness or commitments under the credit facilities pursuant to the "Limitation on Asset Sales" covenant;

        (2) Indebtedness of Waste Systems and its Restricted Subsidiary Guarantors represented by the Senior Notes and the subsidiary guarantees;

        (3) Existing Indebtedness;

        (4) Indebtedness owed by Waste Systems to any Wholly-Owned Restricted Subsidiary or owed by a subsidiary guarantor to Waste Systems or any Wholly-Owned Restricted Subsidiary; PROVIDED, that the Indebtedness is held by Waste Systems or the Restricted Subsidiary and constitutes Subordinated Indebtedness; PROVIDED FURTHER, that the incurrence of such Indebtedness does not violate the "Limitation on Restricted Payments" covenant;

        (5) Indebtedness of Waste Systems or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk;

        (6) Indebtedness incurred by Waste Systems or any of its Restricted Subsidiaries regarding letters of credit, bankers' acceptances, surety or performance bonds or other instruments issued in the ordinary course of business in amounts and for purposes customary in Waste Systems's industry;

        (7) Refinancing Indebtedness incurred by Waste Systems or any of the Restricted Subsidiaries in connection with or given in exchange for the renewal, extension, modification, amendment, refunding, defeasance, refinancing or replacement of any of the Senior Notes or any Existing Indebtedness or any Indebtedness issued after the Closing Date and not incurred in violation of the indenture; PROVIDED, HOWEVER, that (A) the principal amount of the Refinancing Indebtedness shall not exceed the principal amount, or accreted amount, if less, of the Indebtedness so refinanced at the time outstanding, or obtainable under any outstanding credit agreement, plus the premiums paid and the reasonable expenses incurred in connection therewith; (B) with respect to Indebtedness being refinanced, the Stated Maturity of the Refinancing Indebtedness shall be not earlier than the Stated Maturity of the Indebtedness being refinanced, and the Refinancing Indebtedness shall have an Average Life at the time the Refinancing Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being Refinanced;

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    (C) concerning Subordinated Indebtedness of Waste Systems being refinanced, the Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment to the Senior Notes as, the Indebtedness being refinanced; and (D) the obligor of such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced of Waste Systems or a Restricted Subsidiary;

        (8) The Incurrence by Waste Systems or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Waste Systems or any Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

        (9) Guarantees by Waste Systems or any Restricted Subsidiary of Indebtedness of Waste Systems or any Restricted Subsidiary that was permitted to be Incurred in conformity with another provision of this covenant;

        (10) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant in this section of the prospectus entitled "--LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS; ADDITIONAL GUARANTORS";

        (11) Incurrence by Waste Systems's Unrestricted Subsidiaries, if any, of non-recourse Indebtedness; PROVIDED, HOWEVER, that if any of this Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, that event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of Waste Systems that was not permitted by this clause;

        (12) The accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; PROVIDED, in each case, that the amount is included in Fixed Charges of Waste Systems as accrued; and

        (13) Indebtedness of Waste Systems or any Restricted Subsidiary in addition to that described in clauses (1) through (12) above, and any refinancings of that Indebtedness, so long as the aggregate principal amount of all the Indebtedness Incurred according to this clause (13) does not exceed $5.0 million at any one time outstanding.

    Any Indebtedness of a Person existing at the time that Person becomes a Restricted Subsidiary, whether by merger, consolidation, acquisition or otherwise, an "Acquired Person," shall be deemed to be Incurred by each Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

    For purposes of determining compliance with this "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described above, or is entitled to be Incurred according to the first paragraph of this covenant, Waste Systems will be permitted to classify, or reclassify, that item of Indebtedness on the date of its Incurrence in any manner that complies with this covenant.

    LIMITATION ON RESTRICTED PAYMENTS. Waste Systems will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend on, or make any other payment or distribution on account of Waste Systems's or any of its Restricted Subsidiaries' capital stock, including, without limitation, any payment in connection with any merger or consolidation involving Waste Systems or any of its Restricted Subsidiaries, or to the direct or indirect holders of Waste Systems's or any of its Restricted Subsidiaries' capital stock in their capacity as such, other than (A) dividends or distributions payable in capital stock, other than Disqualified Stock, of Waste Systems, or

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    (B) dividends or distributions by a Restricted Subsidiary payable to Waste
    Systems or another Restricted Subsidiary;

        (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Waste Systems or any Waste Systems subsidiary, any shares of capital stock or any options, warrants or other rights to acquire shares of capital stock of Waste Systems or any Waste Systems subsidiary, other than any capital stock owned by Waste Systems or any Restricted Subsidiary of Waste Systems;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Senior Notes or the subsidiary guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

        (4) make any Investment, other than a Permitted Investment;

all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments," unless, at the time of and immediately after giving effect to a Restricted Payment:

    (a) no Default or Event of Default has occurred and is continuing;

    (b) Waste Systems could Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness pursuant to the first paragraph of the "--LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant; and

    (c) the aggregate amount of all Restricted Payments declared or made by Waste Systems and its Restricted Subsidiaries after the date of the indenture does not exceed the sum of:

        (1) 50% of the Consolidated Net Income of Waste Systems for the period, taken as one accounting period, from the beginning of Waste Systems's first fiscal quarter commencing after the date of the indenture to the end of Waste Systems's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a loss, less 100% of such loss, plus

        (2) 100% of the aggregate Net Proceeds received by Waste Systems since the date of the indenture from the issuance or sale, other than to a subsidiary, of capital stock of Waste Systems, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Waste Systems that have been converted into or exchanged for such equity interests, other than capital stock, or Disqualified Stock or debt securities, sold to a Waste Systems' subsidiary, plus

        (3) to the extent that any Restricted Payment that was made after the date of the indenture is sold for cash, other than to a subsidiary, or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital regarding such Restricted Payment, less the cost of disposition, if any, and (y) the initial amount of such Restricted Payment.

    In addition, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the following payments and other actions shall be expressly permitted notwithstanding anything contained in this "LIMITATIONS ON RESTRICTED PAYMENTS" covenant described above (collectively, "Permitted Payments"):

    (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said declaration date such payment would have been permitted under the indenture and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (4) of the preceding paragraph (c);

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    (B) the redemption, repurchase, retirement, defeasance or other acquisition of any capital stock or any Indebtedness of Waste Systems or any Restricted Subsidiary that is subordinated in right of payment to the Senior Notes in exchange for, or out of the Net Proceeds of, the substantially concurrent sale, other than to a subsidiary, of capital stock of Waste Systems, other than any Disqualified Stock; PROVIDED that the amount of any Net Proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

    (C) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Waste Systems or any subsidiary guarantor with the net proceeds from an Incurrence of Permitted Refinancing Indebtedness;

    (D) any purchase or defeasance of Subordinated Indebtedness of Waste Systems or any subsidiary guarantor to the extent required upon a Change of Control or Asset Sale by the indenture or other agreement or instrument pursuant to which Subordinated Indebtedness was issued, but only if Waste Systems (x) in the case of a Change of Control, has complied with our obligations under the provisions described under "--Change of Control" or (y) in the case of an Asset Sale has applied the Net Cash Proceeds from that Asset Sale in accordance with the provisions under the "LIMITATION ON ASSET SALES" covenant;

    (E) any Restricted Payments made with the proceeds of the substantially concurrent sale of capital stock other than Disqualified Stock;

    (F) the repurchase of capital stock of Waste Systems or any Restricted Subsidiary, including options, warrants or other rights to acquire the capital stock, from directors, officers or employees, or their nominees, of Waste Systems or our subsidiaries according to the terms of an employee benefit plan or employment agreement or similar arrangement; PROVIDED that the aggregate amount of all repurchases, net of repayments or cancellations of indebtedness as a result of repurchases, shall not exceed $0.5 million in any twelve-month period;

    (G) the repurchase by Waste Systems of 500,000 shares of the common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price not to exceed $2.8 million out of the net proceeds of the sale of the Senior Notes;

    (H) the payment by Waste Systems out of the net proceeds of the sale of the Senior Notes of $20.0 million, representing the entire principal amount outstanding of Waste Systems's 13% short term notes due June 30, 1999;

    (I) the repayment by Waste Systems out of the net proceeds of the sale of the Senior Notes of capital leases and equipment notes payable outstanding on the closing date in an aggregate amount not to exceed $4.0 million;

    (J) the redemption out of the net proceeds of the sale of the Senior Notes of some of Waste Systems's 10% convertible subordinated debentures due October 6, 2000 in an aggregate principal amount not to exceed $1.85 million; and

    (K) Restricted Payments, other than a dividend or other distribution declared on any capital stock of Waste Systems or a payment to purchase, redeem or otherwise acquire or retire for value any capital stock of Waste Systems, not to exceed $5.0 million in the aggregate.

    The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Waste Systems or any Restricted Subsidiary, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose resolution concerning such valuation shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal

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or investment banking firm of national standing if the fair market value exceeds
$10.0 million. Not later than the date of making any Restricted Payment, Waste Systems shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

    LIMITATION ON ASSET SALES.

    (a) Waste Systems will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (1) Waste Systems or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold or disposed of in the Asset Sale and (2) at least 75% of such consideration consists of either cash or cash equivalents.

    (b) Within 365 days after any Asset Sale, Waste Systems may elect to apply the Net Cash Proceeds from any Asset Sale to: (1) permanently reduce or redeem amounts outstanding under the Credit Facility or any credit facility referred to in clause (b)(1) of the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant or to the repayment of other senior Indebtedness of Waste Systems or a Restricted Subsidiary; and/or (2) make, or enter into a legally binding agreement to make, an Investment, in, or acquire assets and properties that will be used in the business of Waste Systems and our Restricted Subsidiaries at the Closing Date. Any balance of Net Cash Proceeds exceeding $10.0 million and not applied or invested as provided in clauses (1) and (2) within 365 days of any Asset Sale, will be deemed to constitute "Excess Proceeds" and will be applied to make an offer to purchase the Senior Notes, which is referred to as an Asset Sale Offer, to the holders of the Senior Notes. Pending the final application of any Net Cash Proceeds, Waste Systems may temporarily invest Net Cash Proceeds in cash or cash equivalents.

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Indebtedness of Waste Systems or Indebtedness of any Restricted Subsidiary of Waste Systems and the release of Waste Systems or the Restricted Subsidiary from all liability on the Indebtedness in connection with the Asset Sale, in which case Waste Systems shall, without further action, be deemed to have applied the assumed Indebtedness in accordance with clause (1) of the preceding paragraph (b), and
(y) securities received by Waste Systems or any Restricted Subsidiary of Waste Systems from the transferee that are promptly, and in any event within 120 days, converted by Waste Systems or the Restricted Subsidiary into cash.

    (c) In the event of an Asset Sale that requires Waste Systems to make an Asset Sale Offer in conformity with paragraph (b) above, Waste Systems will be required to purchase the Senior Notes tendered pursuant to an offer by Waste Systems for the Senior Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures, including prorating in the event of oversubscription, set forth in the indenture. If the aggregate purchase price of the Senior Notes tendered according to the offer is less than the Net Cash Proceeds allotted to the purchase of the Senior Notes, Waste Systems will apply the remaining Net Cash Proceeds to general corporate purposes not prohibited by the indenture. If the aggregate principal amount of Senior Notes validly tendered and not withdrawn by holders exceeds the Excess Proceeds, the Senior Notes to be purchased will be selected on a pro rata basis. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

    (d) Waste Systems will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of the Senior Notes pursuant to the indenture and will not be deemed to have breached its obligations under the indenture by virtue thereof.

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    LIMITATION ON LIENS.  Waste Systems will not, and will not permit any
Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on any of its assets or properties of any character, or any shares of capital stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Senior Notes and all other amounts due under the Indenture to be directly secured equally and ratably with, or before, if the obligation or liability to be secured by any Lien is subordinated in right of payment to the Senior Notes, the obligation or liability secured by any Lien.

    The preceding limitation does not apply to:

        (1) Liens existing on the Closing Date, including Liens securing obligations under the Credit Facility or any other credit facility outstanding on the date of the indenture or permitted to be incurred under clause (b)(1) of the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant;

        (2) Liens granted after the Closing Date on any assets or capital stock of Waste Systems or our Restricted Subsidiaries created in favor of the holders;

        (3) Liens regarding the assets of a Restricted Subsidiary granted by the Restricted Subsidiary to Waste Systems or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Waste Systems or the other Restricted Subsidiary;

        (4) Liens securing Indebtedness which is incurred owing to Waste Systems or another Restricted Subsidiary;

        (5) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under the second paragraph of the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant; PROVIDED that the Liens do not extend to or cover any property or assets of Waste Systems or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

        (6) Liens on any property or assets of Waste Systems or any Restricted Subsidiary securing Indebtedness of Waste Systems or any Restricted Subsidiary permitted under the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant;

        (7) Liens concerning real property to secure Indebtedness Incurred in conformity with clause (b)(8) of the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant; or

        (8) Permitted Liens, as defined below.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. Waste Systems will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with any Affiliate, other than Waste Systems or a Restricted Subsidiary of Waste Systems, unless:

        (1) the transaction or series of transactions is on terms that are no less favorable to Waste Systems or the Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party; and

        (2) Waste Systems delivers to the trustee, (A) regarding any transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that the transaction or series of related transactions complies with this covenant and has been approved by a majority of the disinterested members of the board of directors of Waste Systems, and (B) regarding any transaction or series of transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the

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    fairness of the transaction to Waste Systems or any Restricted Subsidiary, from a financial point of view, issued by an accounting, appraisal or investment banking firm of national standing.

    The preceding covenant will not restrict any of the following:

        (a) employment agreements, compensation or employee benefit arrangements, stock options or stock purchase plans or agreements with or for the benefit of any officer, director or employee of Waste Systems entered into in the ordinary course of business and approved by the board of directors of Waste Systems, including customary fringe benefits and reimbursement or advancement of out of pocket expenses, loans to employees in the ordinary course of business, and director's and officer's liability insurance and indemnification arrangements;

        (b) any transaction solely between or among Waste Systems and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

        (c) the payment of reasonable and customary regular fees to directors of Waste Systems or any Restricted Subsidiary who are not employees of Waste Systems or any Restricted Subsidiary;

        (d) any Restricted Payment not prohibited by the "LIMITATION ON RESTRICTED PAYMENTs" covenant;

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Waste Systems will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of capital stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of capital stock, except:

        (1) to Waste Systems or a Wholly Owned Restricted Subsidiary;

        (2) issuances of director's qualifying shares or sales to foreign nationals of shares of capital stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

        (3) if, immediately after giving effect to any issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in that Person remaining after giving effect to the issuance or sale would have been permitted to be made under the "LIMITATION ON RESTRICTED PAYMENTS" covenant if made on the date of the issuance or sale; or

        (4) the issuance or sale of common stock of any Restricted Subsidiaries if the proceeds thereof are applied in accordance with the "LIMITATION ON ASSET SALES" covenant.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. Waste Systems will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

        (1) pay dividends, in cash or otherwise, or make any other distributions permitted by applicable law on or in respect of its capital stock,

        (2) pay any Indebtedness owed to Waste Systems or any other Restricted Subsidiary,

        (3) make loans or advances to Waste Systems or any other Restricted Subsidiary,

        (4) transfer any of its property or assets to Waste Systems or any other Restricted Subsidiary, or

        (5) Guarantee Indebtedness of Waste Systems or any other Restricted Subsidiary.

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    The preceding provisions shall not restrict any encumbrances or restrictions under or as a result of any of the following:

        (a) any agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacement of those agreements; PROVIDED that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable to Waste Systems or any Restricted Subsidiary than those encumbrances or restrictions in the original agreement;

        (b) existing under or as a result of applicable law;

        (c) the indenture, the Senior Notes and the subsidiary guarantees;

        (d) with respect to any Person or the property or assets of a Person acquired by Waste Systems or any Restricted Subsidiary, existing at the time of the acquisition and not incurred in contemplation of any acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than the Person or the property or assets of the Person so acquired;

        (e) in the case of clause (4) of the first paragraph of this "LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES" covenant,

           (1) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

           (2) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any property or assets of Waste Systems or any Restricted Subsidiary not otherwise prohibited by the indenture, or

           (3) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Waste Systems or any Restricted Subsidiary in any manner material to Waste Systems or any Restricted Subsidiary;

        (f) with respect to a Restricted Subsidiary and imposed according to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of, or property and assets of, that Restricted Subsidiary;

        (g) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (h) provisions concerning the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

        (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

        (j) restrictions imposed with respect to a subsidiary of Waste Systems imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such subsidiary, provided that the disposition will comply with the covenant entitled "LIMITATION ON ASSET SALES."

Nothing contained in this "LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES" covenant shall prevent Waste Systems or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "LIMITATION ON LIENS" covenant or restricting the sale or other disposition of property or assets of Waste Systems or any of its Restricted Subsidiaries that secure Indebtedness of Waste Systems or any of its Restricted Subsidiaries.

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    LIMITATION ON SALE-LEASEBACK TRANSACTIONS.  Waste Systems will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, where Waste Systems or a Restricted Subsidiary sells or transfers assets or properties and then or thereafter leases the transferred assets or properties or any part thereof or any other assets or properties which Waste Systems or a Restricted Subsidiary, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The preceding restriction does not apply to any sale-leaseback transaction if:

        (1) Waste Systems or the Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the attributable Indebtedness relating to the sale and leaseback transaction under the Consolidated Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" and Incurred a Lien to secure the Indebtedness pursuant to the covenant described above under the caption "--LIMITATION ON LIENS";

        (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; and

        (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Waste Systems applies the proceeds of that transaction in compliance with, the covenant described above under the caption "--LIMITATION ON ASSET SALES."

    LIMITATION ON DESIGNATION OF UNRESTRICTED SUBSIDIARIES. Waste Systems will not designate any Waste Systems subsidiary, other than a newly created subsidiary in which no Investment in excess of $1,000 has previously been made, as an Unrestricted Subsidiary under the indenture after the Closing Date unless:

        (1) no Default shall have occurred and be continuing at the time of or after giving effect to the designation as an Unrestricted Subsidiary; and

        (2) Waste Systems would not be prohibited under the indenture from making an Investment at the time of the designation in an amount equal to the fair market value of the Restricted Subsidiary on that date.

    If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Waste Systems and our Restricted Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "--LIMITATION ON RESTRICTED PAYMENTS" for all purposes of the indenture in the requisite amount. The indenture will further provide that neither Waste Systems nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of or similar undertaking, including any undertaking, agreement or instrument evidencing any Indebtedness, concerning any Indebtedness of an Unrestricted Subsidiary; PROVIDED that Waste Systems and our Restricted Subsidiaries may pledge capital stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis in order that the pledgee has no claim whatsoever against Waste Systems other than to obtain the pledged property; or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except to the extent permitted under the covenants described above under the "LIMITATION ON RESTRICTED PAYMENTS" covenant.

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    Waste Systems will not revoke any designation of a subsidiary as an
Unrestricted Subsidiary, unless:

        (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (2) all Liens and Indebtedness of that Unrestricted Subsidiary outstanding immediately following that revocation shall be deemed to have been incurred at that time and shall have been permitted to be incurred for all purposes of the indenture.

    All requisite designations and requisite revocations must be evidenced by resolutions of the board of directors of Waste Systems delivered to the trustee certifying compliance with the preceding provisions.

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS; ADDITIONAL GUARANTORS. Waste Systems will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any Indebtedness of Waste Systems under any credit facility unless the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the Senior Notes by the Restricted Subsidiary on a senior unsecured basis.

    Notwithstanding the preceding paragraph, each subsidiary guarantee of the Senior Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--SUBSIDIARY GUARANTEES."

    REPORTS. Whether or not required by the Securities and Exchange Commission, so long as any Senior Notes are outstanding, Waste Systems will furnish to the holders of the Senior Notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Waste Systems were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Waste Systems' certified independent accountants; and

        (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Waste Systems were required to file these reports.

    If Waste Systems has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Waste Systems and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Waste Systems.

    In addition, whether or not required by the Securities and Exchange Commission, Waste Systems will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will reject such a filing, and make such information available to securities analysts and prospective investors upon request.

    ADDITIONAL COVENANTS. The indenture will also contain covenants concerning the following matters:

    -   payment of principal, premium and interest;

    -   maintenance of an office or agency in the City of New York;

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    -   maintenance of corporate existence; and

    -   provision of financial statements.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Waste Systems will not consolidate with or merge with or into, or convey or transfer or lease in one transaction or a series of related transactions, all or substantially all of its assets to, another Person unless:

        (1) the resulting, surviving or transferred successor corporation is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and, if other than Waste Systems, assumes by supplemental indenture all the obligations of Waste Systems under the Senior Notes and the indenture;

        (2) immediately after giving effect to the transaction, no Default or Event of Default exists; and

        (3) immediately after giving pro forma effect to the transaction and any related financing transactions, the successor corporation would be permitted to incur at least $1.00 of Indebtedness according to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the "LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" covenant.

    The successor corporation shall be the successor to Waste Systems under the indenture, and in the case of any transfer, Waste Systems shall be released from its obligations under the indenture and the Senior Notes. Notwithstanding the preceding, this "MERGER, CONSOLIDATION AND SALE OF ASSETS" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Waste Systems and any of its Wholly Owned Restricted Subsidiaries or any of the subsidiary guarantors.

EVENTS OF DEFAULT

    Each of the following constitutes an event of default under the indenture:

        (a) Default for 30 days in the payment when due of interest on any Senior Note, whether or not prohibited by the subordination provisions of the indenture;

        (b) Default in the payment when due of principal of or premium, if any, with respect to any Senior Note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

        (c) failure by Waste Systems or any Restricted Subsidiaries to comply with the provisions described under the captions "--Merger, Consolidation and Sale of Assets" and "--Change of Control" and under the covenants described under "--Certain Covenants--LIMITATION ON ASSET SALES," "--LIMITATION ON RESTRICTED PAYMENTS" or "--LIMITATION ON INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK" above;

        (d) failure by Waste Systems to observe or perform any of its non-payment covenants or agreements contained in the indenture, other than a default in the performance, or breach, of a covenant or agreement specifically described in paragraph (c) above, and such default continues for 30 days after notice.

        (e) Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Waste Systems or any Restricted Subsidiaries, or the payment of which is Guaranteed by Waste Systems

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    or any Restricted Subsidiaries, whether the Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

           (1) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness before the expiration of the grace period provided in that Indebtedness on the date of the default (a "Payment Default"); or

           (2) results in the acceleration of the Indebtedness before its express maturity;

    and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (f) any judgment or decree for the payment of money in excess of $5.0 million, to the extent not covered by insurance, is entered against Waste Systems or a Restricted Subsidiary, remains outstanding for a period of 60 days after the judgment or decree becomes final and non-appealable, and is not discharged, waived or the execution thereof stayed for a period of 10 days after notice;

        (g) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any Person acting on behalf of any subsidiary guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; and

        (h) specific events of bankruptcy, insolvency or reorganization of Waste Systems or a subsidiary guarantor. However, a default under clause (d), (e) or (f) above will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify Waste Systems of the Default and Waste Systems does not cure the Default within the time specified after receipt of such notice.

    If an Event of Default, other than as specified in clause (h) above, occurs and is continuing, the trustee may, and at the request of at least 25% in principal amount of the outstanding Senior Notes shall, by notice to Waste Systems declare the principal of and accrued and unpaid interest, if any, on all the Senior Notes to be immediately due and payable. Upon a declaration, principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to particular events of bankruptcy, insolvency or reorganization of Waste Systems occurs and is continuing, then the principal of and accrued and unpaid interest, if any, on all the Senior Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Notes may (1) rescind acceleration concerning the Senior Notes and their consequences and (2) waive, on behalf of the holders of all of the Senior Notes, any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium, if any, regarding the Senior Notes.

    Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy concerning the indenture or the Senior Notes unless:

        (1) the holder has previously given the trustee notice that an Event of Default is continuing;

        (2) holders of at least 25% in principal amount of the outstanding Senior Notes have requested the trustee to pursue the remedy;

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        (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

        (4) the trustee has not complied with a request within 60 days after the receipt of the request and the offer of security or indemnity; and

        (5) the holders of a majority in principal amount of the outstanding Senior Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with the request within the 60-day period.

Subject to specific restrictions, the holders of a majority in principal amount of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or to exercise any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on, any Senior Note, the trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the Senior Notes. In addition, Waste Systems is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Waste Systems also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which constitute certain Defaults.

    In the case of any Event of Default occurring as a result of any willful action or inaction taken or not taken by or on behalf of Waste Systems with the intention of avoiding payment of the premium that Waste Systems would have had to pay if Waste Systems then had elected to redeem the Senior Notes in conformity with the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs before March 2, 2003 as a result of any willful action, or inaction, taken, or not taken, by or on behalf of Waste Systems with the intention of avoiding the prohibition on redemption of the Senior Notes before March 2, 2003, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

DEFEASANCE

    LEGAL DEFEASANCE. Waste Systems, at its option and at any time may terminate all its obligations discharged with respect to the outstanding Senior Notes and the indenture and all obligations of the subsidiary guarantors may be discharged with respect to the subsidiary guarantees except for:

        (1) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due;

        (2) Waste Systems's obligations to issue temporary Senior Notes, register the transfer or exchange of any Senior Notes, replace mutilated, destroyed, lost or stolen Senior Notes and maintain an office or agency for payments in respect of the Senior Notes outstanding and hold the payments in trust;

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        (3) the rights, powers, trusts, duties and immunities of the trustee, and Waste Systems's obligations in connection therewith; and

        (4) the legal defeasance provisions of the indenture.

    COVENANT DEFEASANCE. Waste Systems may, at its option and at any time, elect to have the obligations of Waste Systems and the subsidiary guarantors released with regard to specific covenants set forth in the indenture and described under "--Certain Covenants" above and, after release, any omission to comply with these covenants shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "--Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

    In order to exercise either legal defeasance or covenant defeasance:

        (1) Waste Systems must irrevocably deposit or cause to be deposited with the trustee, as trust funds in trust, for the benefit of the holders of the Senior Notes, cash in United States dollars, noncallable United States Government Obligations, as defined in the indenture, or a combination of the above, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, of the principal, premium, if any, or installment of interest and Waste Systems must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

        (2) no Default or Event of Default has occurred and is continuing either: (A) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (3) the legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Waste Systems or any subsidiary guarantor is a party or by which it is bound;

        (4) in the case of legal defeasance, Waste Systems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (A) Waste Systems has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in applicable federal income tax law, in either case to the effect, and based thereon such opinion of counsel shall confirm, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

        (5) in the case of covenant defeasance, Waste Systems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

        (6) Waste Systems must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

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        (7) Waste Systems must deliver to the trustee an officers' certificate stating that the deposit was not made by Waste Systems with the intent of preferring the holders of Senior Notes over the other creditors of Waste Systems with the intent of defeating, hindering, delaying or defrauding creditors of Waste Systems or others; and

        (8) Waste Systems must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The indenture will cease to be of further effect, except as otherwise expressly provided for in the indenture, when either all outstanding Senior Notes have been delivered, other than lost, stolen or destroyed Senior Notes which have been replaced, to the trustee for cancellation or all outstanding Senior Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the indenture and Waste Systems has irrevocably deposited with the trustee funds sufficient to pay at maturity or upon redemption all outstanding Senior Notes, including interest thereon, other than lost, stolen, mutilated or destroyed Senior Notes which have been replaced, and, in either case, Waste Systems has paid all other sums payable under the indenture. The trustee is required to acknowledge satisfaction and discharge of the indenture on demand of Waste Systems accompanied by an officer's certificate and an opinion of counsel at the cost and expense of Waste Systems.

TRANSFER AND EXCHANGE

    Upon any transfer of a Senior Note, the registrar may require a holder to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any Senior Notes selected for redemption nor is the registrar required to transfer or exchange any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed. The registered holder of a Senior Note may be treated as the owner of it for all purposes.

AMENDMENTS AND WAIVERS

    Except as set forth in this prospectus, the indenture and any subsidiary guarantee may be modified and amended by Waste Systems, each subsidiary guarantor and the trustee with the consent of the holders of a majority in aggregate principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each holder of an outstanding Senior Note affected, no amendment or waiver may, among other things,

        (1) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the rate of or extend the time for payment of interest on any Senior Note;

        (3) reduce the principal of or extend the Stated Maturity of any Senior Note;

        (4) reduce the premium payable upon the redemption or repurchase of any Senior Note or change the time at which any Senior Note may be redeemed as described under "Redemption" above;

        (5) make any Senior Note payable in money other than that stated in the Senior Note;

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        (6) impair the right of any holder to receive payment of principal of and interest on the holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or concerning the holder's Senior Notes;

        (7) make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes;

        (8) waive a redemption payment concerning any Senior Note; or

        (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to a Change of Control or the Change of Control Offer that adversely affects the rights of the holders of the Senior Notes will require the consent of the holders of at least 75% in aggregate principal amount of Senior Notes then outstanding.

    Notwithstanding the preceding, without the consent of any holder of Senior Notes, Waste Systems, the subsidiary guarantors and the trustee may amend or supplement the indenture or the Senior Notes:

        (1) to cure any ambiguity, defect or inconsistency; PROVIDED that those actions do not adversely affect the interests of holders of the Senior Notes in any material respect;

        (2) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

        (3) to provide for the assumption by a successor corporation of Waste Systems's obligations to holders of Senior Notes in the case of a merger or consolidation or sale of all or substantially all of Waste Systems's assets;

        (4) to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the indenture of any holder;

        (5) to comply with any requirement of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

        (6) to add additional Events of Default;

        (7) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

        (8) to secure the Senior Notes; and

        (9) to add new subsidiary guarantors or release subsidiary guarantors in accordance with the terms of the indenture.

CONCERNING THE TRUSTEE

    IBJ Whitehall Bank & Trust Company is to be the trustee under the indenture and has been appointed by Waste Systems as registrar and paying agent with regard to the Senior Notes. The trustee's current address is One State Street, New York, New York 10004.

    The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Waste Systems, to obtain payment of claims in particular cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, however, if it acquires any conflicting interest, as defined, it must eliminate any conflict or resign.

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    The holders of a majority in aggregate principal amount of the then-outstanding Senior Notes issued under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to this limitation, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the Senior Notes issued under the indenture unless they shall have offered to the trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such Person is merged with or into Waste Systems or becomes a Restricted Subsidiary or assumed by Waste Systems or a Restricted Subsidiary in connection with the acquisition of assets from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such acquisition of assets.

    "ADJUSTED EBITDA" means, with respect to Waste Systems and the Restricted Subsidiaries for any period, the EBITDA of Waste Systems and the Restricted Subsidiaries for such period plus the following: (a) one-time charges incurred during such period associated with the write-off of landfill development costs;
(b) costs incurred during such period associated with the integration of acquired companies and businesses into Waste Systems' operations, including, without limitation, costs related to termination and retention of employees, lease termination costs, costs related to the integration of information systems, and costs related to the change of the name of the acquired company or business; and (c) restructuring costs incurred during such period.

    "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "ASSET SALE" means any sale, issuance, lease, conveyance, transfer or other disposition, including, without limitation, by way of merger or consolidation, collectively, a "transfer," by Waste Systems or any Restricted Subsidiary, other than to Waste Systems or a Restricted Subsidiary and other than directors' qualifying shares, directly or indirectly, in one transaction or in a series of related transactions of (a) any capital stock, other than Disqualified Stock, of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of Waste Systems and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of Waste Systems or any Restricted Subsidiary, other than in the ordinary course of business; PROVIDED, HOWEVER, the following transactions shall not be deemed Asset Sales:

        (1) the transfer of accounts receivable (or participations therein) in connection with any accounts receivables financing;

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        (2) the transfer of capital stock or Indebtedness or other securities of an Unrestricted Subsidiary;

        (3) the transfer of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the indenture;

        (4) the making of Restricted Payments permitted by the Restricted Payments covenant in the indenture;

        (5) the creation or assumption of, or foreclosure thereon, a Lien securing Indebtedness to the extent that such Lien does not violate the "--LIMITATION ON LIENS" covenant above; and

        (6) the consummation of any sale or series of related sales of assets or properties of Waste Systems and any Restricted Subsidiary having an aggregate fair market value for all such sales of less than $1 million in any fiscal year.

    "AVERAGE LIFE" means, as of the date of determination, concerning any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years, rounded upwards to the nearest month, from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment regarding such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

    "BUSINESS DAY" means any day except Saturday, Sunday and any day on which banks in The City of New York are required or permitted by law or executive order to close.

    "CAPITAL LEASE OBLIGATION" means, with respect to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease before the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, partnership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, the equity of such Person, including any Preferred Stock, but excluding debt securities convertible into such equity.

    "CASH EQUIVALENTS" means:

        (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States;

        (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services ("Standard & Poor's") or Moody's Investors Service, Inc. ("Moody's");

        (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's;

        (d) certificates of deposit or bankers' acceptances or, with regard to foreign banks, similar instruments, maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of

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    Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million;

        (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and

        (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (1) any "person" or "group," as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that any said person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of Waste Systems; or

        (2) individuals who on the Closing Date constitute the board of directors, together with any new or successor directors whose election by the board of directors or whose nomination by the board of directors for election by Waste Systems's stockholders was approved by a vote of at least two-thirds of the members of the board of directors on the date of their election or nomination, cease for any reason to constitute a majority of the members of the board of directors then in office; or

        (3) the sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Waste Systems and its Restricted Subsidiaries to any person or group, as so defined, excluding any such sale, lease or other transfer to or among Waste Systems's Restricted Subsidiaries.

    "CLOSING DATE" means the date on which the Old Senior Notes were originally issued under the indenture.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period; PROVIDED, HOWEVER, that:

        (1) if Waste Systems or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Fixed Charge Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness or both, the Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to

           (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, provided that if such Indebtedness is incurred under a revolving credit facility or similar arrangement or under any predecessor revolving credit or similar arrangement only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness, as determined in good faith by the board of directors of Waste Systems, shall be deemed outstanding for purposes of this calculation, and

           (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

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        (2) if since the beginning of such period any Indebtedness of Waste
    Systems or its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged, other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and not replaced, Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period;

        (3) if since the beginning of such period Waste Systems or any of its Restricted Subsidiaries shall have made any Asset Sale, Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA, if positive, attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Adjusted EBITDA, if negative, attributable to it for such period, the denominator in Consolidated Fixed Charge Coverage Ratio shall be Consolidated Fixed Charges for such period

           (A) reduced by an amount equal to the Consolidated Fixed Charges attributable to any Indebtedness of Waste Systems or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to Waste Systems and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, or if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest for such period directly attributable to the Indebtedness of Restricted Subsidiary to the extent Waste Systems and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, and

           (B) increased by interest income attributable to the assets which are the subject of such Asset Sale for such period;

        (4) if since the beginning of such period Waste Systems or any of its Restricted Subsidiaries, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any Person which becomes a Restricted Subsidiary as a result thereof, or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto, including the incurrence of any Indebtedness, as if such Investment or acquisition occurred on the first day of such period; and

        (5) if since the beginning of such period any Person, that subsequently became a Restricted Subsidiary of Waste Systems or was merged with or into Waste Systems or any other Restricted Subsidiary since the beginning of such period, shall have made any Asset Sale, Investment or acquisition of assets that would have required an adjustment according to clause (3) or (4) above if made by Waste Systems or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For the purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings in relation to and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection with an acquisition of assets, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Waste Systems. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

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    "CONSOLIDATED FIXED CHARGES" means, with respect to any period without duplication, the sum of:

        (1) the amount that in conformity with GAAP would be set forth opposite the caption "interest expense" or any like caption on the consolidated statement of operations of Waste Systems and its Restricted Subsidiaries for such period, including, without limitation,

           (A) amortization of debt discount,

           (B) the net cash payments, if any, under interest rate contracts, including amortization of discounts,

           (C) the interest portion of any deferred payment obligation,

           (D) accrued interest; PLUS

        (2) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Waste Systems and its Restricted Subsidiaries during such period, of Waste Systems and its Restricted Subsidiaries; PLUS

        (3) all cash dividends paid during such period by Waste Systems and its Restricted Subsidiaries concerning any Preferred Stock and Disqualified Stock, in each case as determined on a consolidated basis in accordance with GAAP; PLUS

        (4) all interest on any Indebtedness of any person guaranteed by Waste Systems or any of its Restricted Subsidiaries; PROVIDED, that Consolidated Fixed Charges shall not include (x) the amortization of debt issuance costs and (y) the fixed charges of a Restricted Subsidiary to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (5) of the definition thereof for such period.

    "CONSOLIDATED NET INCOME" means, with respect to any period, the net income, or loss, of Waste Systems and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income, or loss, by excluding, without duplication,

        (1) extraordinary gains and losses;

        (2) the portion of net income, or loss, of Waste Systems and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except that Waste Systems's equity in the net income of such Person or Subsidiary shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid to Waste Systems or its Restricted Subsidiaries by such Person or Subsidiary during such period;

        (3) net income, or loss, of any Person combined with Waste Systems or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period before the date of combination;

        (4) net gain or loss in respect of any sale, transfer or disposition of assets, including without limitation, pursuant to sale and leaseback transactions, other than in the ordinary course of business; and

        (5) the net income, but not the net loss, of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to Waste Systems is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Subsidiary or its stockholders, other than pursuant to the Senior Notes or the indenture.

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    "CREDIT FACILITY" means the Credit Facility established under the Business
Loan Agreement dated September 11, 1998, with regards to which Waste Systems is a guarantor, by and among Waste Systems Vermont Holdings, Inc. and Waste Systems Pennsylvania Holdings, Inc. and The BankNorth Group, N.A., including collateral documents, instruments and agreements executed in connection therewith and any amendments, supplements, substitutions, qualifications, extensions, renewals, restatements, replacements, refinancings or refunding thereof.

    "CURRENCY AGREEMENT OBLIGATIONS" means the obligations of any Person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means:

        (1) any Preferred Stock of any Restricted Subsidiary, and

        (2) any class or series of capital stock of Waste Systems that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise

           (A) is, or upon the happening of an event or passage of time would be, required to be redeemed before one year after the final Stated Maturity of the Senior Notes;

           (B) is redeemable at the option of the holder thereof at any time before one year after such final Stated Maturity; or

           (C) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time before one year after such final Stated Maturity; provided that any capital stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring before the Stated Maturity of the Senior Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the provisions contained in the "Limitation on Asset Sales" covenant and "Change of Control" described above and such capital stock specifically provides that the issuer will not repurchase or redeem any such stock according to such provision before Waste Systems's repurchase of such Senior Notes as are required to be repurchased in conformity with the "Limitation on Asset Sales" covenant and "Change of Control" described above.

    "EBITDA" means, with respect to any Person for any period, the sum of Consolidated Net Income of such Person for such period PLUS

        (a) the following to the extent deducted in calculating such Consolidated Net Income:

           (1) provision for taxes based on the net income or profits of such Person;

           (2) Consolidated Fixed Charges, including for this purpose the amortization of debt issuance costs;

           (3) consolidated depreciation and amortization, calculated in accordance with GAAP; and

           (4) any other non-cash charges, excluding any non-cash items that represent an accrual of or reserve for cash charges reasonably expected to be disbursed in any subsequent period before the Stated Maturity of the Senior Notes, deducted in computing Consolidated Net Income, MINUS

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        (b) non-cash items increasing Consolidated Net Income, excluding any items which represent an accrual for cash receipts or the reduction of required future cash disbursements reasonably expected to be received or disbursed in a subsequent period before the Stated Maturity of the Senior Notes.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXISTING INDEBTEDNESS" means Indebtedness of Waste Systems or its Restricted Subsidiaries in existence on the Closing Date plus any premium or interest accrued thereon.

    "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and the Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins which are applicable as of December 31, 1998 except as otherwise specified in this Prospectus.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person guaranteeing Indebtedness of another Person, including, without limitation, obligations, agreements to purchase assets, securities or services, to take-or-pay, or to maintain financial statement conditions, or similar arrangements or agreements entered into for the purpose of assuring the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part, but excluding (a) endorsements of negotiable instruments for collection or deposit in the ordinary course of business, and (b) contingent obligations in connection with the sale or discount of accounts receivable and similar paper.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person, without duplication:

        (1) the principal of and the premium, if any, on all indebtedness of such Person for money borrowed or which is evidenced by a note, bond, debenture or similar instrument for payment;

        (2) all obligations of such Person under any conditional sale, title retention or similar agreement in respect of the deferred or unpaid purchase price of property or services acquired by such Person;

        (3) all Capital Lease Obligations of such Person;

        (4) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or similar facilities issued or created for the account of such Person;

        (5) all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person;

        (6) all liabilities of others of the kind described in the preceding clauses (1), (2) or (3) secured by any Lien on any property owned by such Person even though such Person has not assumed or become liable for the payment of such liabilities; PROVIDED, HOWEVER, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien or the value of the property subject to such Lien;

        (7) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Restricted Subsidiary of such Person;

        (8) the amount of every Capital Lease Obligation of such Person; and

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        (9) to the extent not otherwise included, any Guarantee by such Person of any other Person's Indebtedness or other obligations described in clauses
    (1) through (8) above.

For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. "Indebtedness" of Waste Systems and the Restricted Subsidiaries shall not include:

        (1) trade payables incurred in the ordinary course of business; and

        (2) contingent obligations incurred in connection with the sale or discount of accounts receivable and similar paper in the ordinary course of business.

The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness and Indebtedness shall not include any liability for federal, state, local or other taxes. Accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Indebtedness for purposes of this definition.

    "INTEREST RATE AGREEMENT OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit to, including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers and employees in the ordinary course of business, capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of capital stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "UNRESTRICTED SUBSIDIARY" and the "LIMITATION ON RESTRICTED PAYMENTS" covenant described above,

        (1) "Investment" shall include the fair market value of the assets, net of liabilities, of any Restricted Subsidiary of Waste Systems at the time that such Restricted Subsidiary of Waste Systems is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets, net of liabilities, of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Waste Systems; and

        (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the board of directors in good faith.

    "LIEN" means any mortgage, lien, statutory or otherwise, pledge, charge, security interest or encumbrance of any kind upon or concerning any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction. A Person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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    "NET CASH PROCEEDS" means, with respect to any Asset Sale by any Person, the aggregate cash or cash equivalent proceeds thereof, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents, except to the extent that such obligations are financed or sold with recourse to Waste Systems or any Restricted Subsidiary, pursuant to, or monetization of, a note or installment receivable or otherwise, net of the sum of:

        (1) the amount of any Indebtedness, including Disqualified Stock or Preferred Stock of a subsidiary, which is required to be repaid by such Person or its Affiliates in connection with such Asset Sale; PLUS

        (2) all fees, commissions and other expenses incurred, including without limitation, the fees and expenses of legal counsel and investment banking, accounting, underwriting and brokerage fees and expenses, by such Person in connection with such Asset Sale; PLUS

        (3) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale; PLUS

        (4) any amounts reasonably to be provided by Waste Systems or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; PLUS

        (5) amounts required to be paid to Persons, other than Waste Systems or a Restricted Subsidiary, holding a beneficial interest in the assets sold in such Asset Sale or to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale.

    "NET PROCEEDS," with respect to any issuance or sale of capital stock, means the proceeds, in cash, securities or property, with any securities or property valued at fair market value, of the issuance or the net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED INVESTMENT" means:

        (1) an Investment in Waste Systems or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Waste Systems or a Restricted Subsidiary; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of Waste Systems and its Restricted Subsidiaries on the date of such Investment;

        (2) Cash Equivalents;

        (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

        (4) stock, obligations or securities received in satisfaction of judgments;

        (5) an Investment in any Person consisting solely of the transfer to such Person of an Investment in another Person that is not a Restricted Subsidiary;

        (6) Investment Grade Securities;

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        (7) Interest Rate Agreements and Currency Agreements designed solely to protect Waste Systems or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

        (8) Investments, not to exceed $10.0 million at any one time outstanding, and for purposes of this clause (8) an Investment shall be deemed to be outstanding in the amount of the excess, but not, in any event, less than zero, of the amount of such Investment on the date or dates made, less the return of capital to Waste Systems and its Restricted Subsidiaries concerning such Investment,; and

        (9) Investments, to the extent the consideration therefor consists of capital stock, other than Disqualified Stock, of Waste Systems or net cash proceeds from the sale of such capital stock, if such capital stock was issued or sold within 90 days of the making of such Investment.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" as applied to the capital stock of any Person means capital stock of any class or classes, however designated, whether now outstanding or issued after the Closing Date, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over capital stock of any other class of such Person.

    "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of Waste Systems or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by Waste Systems or any Restricted Subsidiary at any time after the Closing Date; PROVIDED that:

        (1) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created, collectively a "Security Agreement," shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

        (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and

        (3) either

           (a) the aggregate outstanding principal amount of Indebtedness secured thereby, determined on a per asset basis in the case of any additions and accessions, shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to Waste Systems or any Restricted Subsidiary of the assets subject thereto, or

           (b) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "QUALIFIED STOCK" of any Person means any and all capital stock of such Person, other than Disqualified Stock.

    "RESTRICTED INVESTMENT" means an Investment by Waste Systems or a Restricted Subsidiary in any Person other than a Restricted Subsidiary.

    "RESTRICTED PAYMENT" has the meaning set forth under the covenant entitled "Limitation on Restricted Payments."

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    "RESTRICTED SUBSIDIARY" means each direct or indirect subsidiary of Waste
Systems other than an Unrestricted Subsidiary.

    "STATED MATURITY" means, when used with respect to any Senior Note or any installment of interest thereon, the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of interest is due and payable and, when used with regard to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness, including, without limitation, secured Indebtedness, of Waste Systems or a subsidiary guarantor which by its express terms is subordinated or junior in right of payment to the Senior Notes or the subsidiary guarantee issued by such subsidiary guarantor, as the case may be.

    "SUBSIDIARY" of a Person means any Person a majority of the voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries thereof.

    "SUBSIDIARY GUARANTEE" means a guarantee of the Senior Notes by a Restricted Subsidiary in accordance with the provisions of the Indenture.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of Waste Systems designated as such by the board of directors of Waste Systems pursuant to and in compliance with the covenant described under "--LIMITATION ON DESIGNATION OF UNRESTRICTED SUBSIDIARIES" and any subsidiary of an Unrestricted Subsidiary. Any such Designation may be revoked by a resolution of the board of directors of Waste Systems delivered to the trustee, subject to the provisions of such covenant.

    "VOTING STOCK" of a Person means any class or classes of capital stock of such Person then outstanding as to which the holders thereof are entitled under ordinary circumstances, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of such Person.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary with respect to which all of the outstanding Voting Stock, other than directors' qualifying shares, of which are owned, directly or indirectly, by Waste Systems.

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                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Senior Notes will initially be issued in the form of one registered note in global form without coupons. The new global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The Old Senior Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the new global note. The Old Senior Notes were initially issued in the form of one registered note in global form without coupons. The treatment of the new global note described in this section generally also applies to the old global note.

THE GLOBAL NOTE AND DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes from time to time. Waste Systems takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised us that it is a:

    - limited purpose trust company organized under the laws of the State of New York,

    - member of the Federal Reserve System,

    - "clearing corporation" within the meaning of the Uniform Commercial Code and

    - "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Waste Systems expects that according to procedures established by DTC:

        (1) upon the issuance of the new global note, Waste Systems or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such new global note to the respective accounts of persons who have accounts with such depository; and

        (2) ownership of beneficial interests in the new global note will be shown on, and the transfer of such ownership will be effected only through:

           - records maintained by DTC or its nominee concerning interests of persons who have accounts with DTC ("participants") and

           - the records of participants concerning interests of persons other than participants.

    The accounts initially will be designated by or on behalf of the initial purchasers of the New Senior Notes and ownership of beneficial interests in the new global note will be limited to participants or persons who hold interests through participants.

    So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by a global note for all purposes under the indenture. No beneficial owner of an interest in a global note

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will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

    Payments of the principal of, premium, if any, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Waste Systems, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Waste Systems also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell Senior Notes to persons in jurisdictions which require physical delivery of the Senior Notes, or to pledge such securities, the holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer Senior Notes or to pledge Senior Notes as collateral will be limited to that extent. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Senior Notes that are issued as described below under "certificated notes," will be issued in registered definitive form without coupons. Upon transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

    DTC has advised us that it will take any action permitted to be taken by a holder of Senior Notes, including the presentation of Senior Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interest in the global note is credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which the participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

    Although DTC has agreed to the preceding procedures to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Waste Systems nor the trustee will have any responsibility for the performances by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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CERTIFICATED NOTES

    The old global note is exchangeable for definitive Old Senior Notes in registered certificated form, and the new global note is exchangeable for definitive New Senior Notes in registered certificated form, in each case, if:

        (1) DTC:

           (a) notifies Waste Systems and the trustee that it is unwilling or unable to continue as depositary for the global note; or

           (b) has ceased to be a clearing agency registered under the Exchange Act;

           and, in either case, Waste Systems fails to appoint a successor depository within 90 days;

        (2) Waste Systems, at our option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

        (3) there shall have occurred and be continuing a default or event of default with respect to the Senior Notes as defined in the indenture.

    In all cases, certificated notes delivered in exchange for a global note or beneficial interests in the global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures, and will bear the a restrictive legend, unless Waste Systems determines otherwise in compliance with applicable law.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of New Senior Notes by investors that acquire New Senior Notes in the exchange offer. We do not discuss all of the aspects of United States federal income taxation which may be relevant to certain investors in light of their particular investment or other circumstances. In addition, we do not discuss any United States state or local income or foreign income or other tax consequences.

    This summary is based upon the provisions of the Internal Revenue Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date of this Prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with New Senior Notes held as capital assets (generally, property held for investment), and does not address holders of New Senior Notes that may be subject to special rules, including, without limitation, certain United States expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect mark-to-market accounting treatment, foreign corporations or entities or persons who are not citizens or residents of the United States, and persons who hold New Senior Notes as part of a straddle, hedge, conversion or other integrated transaction. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the New Senior Notes that may be applicable to you.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

    The exchange of Old Senior Notes for New Senior Notes in the exchange offer will not be a taxable exchange for federal income tax purposes and, accordingly, a holder will not recognize any taxable gain or loss as a result of an exchange. Instead, the "tax attributes" of each Old Senior Note exchanged will carry over and apply to the New Senior Note, including holding period, cost basis, and any original issue discount.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES PERSONS

    Set forth below is a summary of certain United States federal income tax consequences to a "United States person" relating to the acquisition, ownership, and disposition of New Senior Notes. A United States person is a person who is, for United States federal income tax purposes,

        (1) a citizen or individual resident of the United States,

        (2) a corporation, partnership, or other business entity created or organized in or under the laws of the United States or of any political subdivision thereof,

        (3) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source, or

        (4) a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

    ALLOCATION OF ISSUE PRICE AMONG SENIOR NOTES AND WARRANTS. The Old Senior Notes were issued in units ("Units") each consisting of $10,000 principal amount of Old Senior Notes and warrants (the "Warrants") to purchase 150 shares of common stock of Waste Systems. The issue price of each Unit, which was its sale price in the offering, must be allocated between the Old Senior Notes and Warrants based upon their relative fair market values. That allocation is used to determine the issue price of the Old Senior Notes, as well as the initial purchaser's income tax basis in the Old Senior Notes and Warrants.

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    We allocated the issue price of each Unit between the Old Senior Notes and the Warrants comprising the Unit in accordance with our determination of their relative fair market values at the closing of the offering. For this purpose, we allocated approximately 99.7% of the issue price in a Unit to the Old Senior Notes and approximately 0.3% to the Warrants. However, our allocation is not binding on the Internal Revenue Service (the "IRS"), which may challenge the allocation. Nonetheless, each holder is bound by our allocation unless such holder discloses in its timely filed United States federal income tax return for the taxable year in which it acquires the Units that such holder intends to use an allocation that is inconsistent with our allocation.

    TAX TREATMENT OF THE NEW SENIOR NOTES. Because the Old Senior Notes are restricted securities under the Securities Act, they are not freely tradeable. As explained in "Description of Senior Notes-- Exchange Offer; Registration Rights," to give holders tradeable securities we are required to offer to exchange the Old Senior Notes for newly issued New Senior Notes under a registration statement. If we do not meet certain deadlines with respect to the filing of either of the registration statements or commencement of the exchange offer with respect to the Old Senior Notes, a registration default will exist. If a registration default occurs, we will be required to pay liquidated damages to Old Senior Note holders in the form of additional interest. In addition, as explained in "Description of Senior Notes-- Change of Control," in the event of a Change of Control, each holder of Senior Notes will have the right to require us to repurchase the holder's Senior Notes at 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest.

    Moreover, as explained in "Description of Senior Notes--Summary of General Terms of the Senior Notes," the interest rate on the Senior Notes will be increased if Adjusted Stockholders' Equity is not at least $40,000,000 on each of December 31, 1999, June 30, 2000, and December 31, 2000.

    Under the Treasury Regulations, certain contingent payments on debt instruments (such as the additional interest payable as liquidated damages upon a default under the Senior Notes indenture for (1) failure to timely register the Old Senior Notes, or (2) failure to attain the requisite Adjusted Stockholders' Equity) must be accrued into gross income by a holder (regardless of the holder's method of accounting). However, the accrual is not required if the likelihood the contingency will occur is remote or is an incidental contingency. The determination of whether a contingency is remote or is an incidental contingency is made as of the issue date. We have taken the position that the additional interest and liquidated damages payments, resulting from a Change of Control or a default under the Senior Notes indenture for failure to timely register the Old Senior Notes, are subject to a remote or incidental contingency.

    However, we have concluded that the additional interest potentially due in connection with a failure to attain the requisite Adjusted Stockholders' Equity does NOT qualify as a remote or incidental contingency. Accordingly, we have treated the Senior Notes under the "noncontingent bond method" of the Treasury Regulations applicable to contingent payment debt instruments (the "Contingent Payment Regulations"). Under the Contingent Payment Regulations, we must determine a comparable yield for the Senior Notes. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms similar to the Senior Notes, other than the potential contingent interest; PROVIDED, HOWEVER, that the comparable yield may be a lesser number if the Senior Notes are sold or marketed in substantial part to tax exempt organizations or certain foreign persons or entities. Thereafter, we must determine a projected payment schedule for the Senior Notes, taking into account the anticipated amounts of these additional interest payments such that the yield of the Senior Notes is equal to the previously-determined comparable yield. Our determination of the projected payment schedule generally is binding on a Senior Note holder unless it is unreasonable and unless such holder discloses a different payment schedule and the reason for such different schedule in its timely filed United States federal income tax return for the taxable year in which it acquires the Senior Notes.

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    ACCRUAL OF INTEREST INCOME UNDER THE CONTINGENT PAYMENT REGULATIONS.  During
the term of the Senior Notes, a holder will be required to include in income the sum of the daily portions of interest on the Senior Note that are deemed to accrue at this comparable yield for each day during the taxable year, or portion of the taxable year, on which the United States holder holds such Senior Note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the Senior Notes are outstanding, will equal the product of this comparable yield, properly adjusted for the length of the accrual period, and the Senior Note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Senior Note's adjusted issue price will equal the Senior Note's issue price, increased by the interest previously accrued on the Senior Note and reduced by interest payments received on the Senior Notes. Such interest will be treated as original issue discount under the Contingent Payment Regulations. As a result of the foregoing rules, a United States holder will not be required to additionally include in income the stated interest payments received on its Senior Notes.

    In addition, with respect to any interest payments subject to a contingency, a holder will be required to offset its original issue discount accruals for a taxable year with respect to the Senior Notes to the extent actual interest payments received are less than the projected interest payments (i.e., a negative adjustment). Similarly, a holder will be required to include in income interest equal to the amount by which the actual interest payments received exceed the project interest payments (i.e., a positive adjustment).

    IMPACT OF APPLICABLE HIGH YIELD DISCOUNT OBLIGATION RULES. Because the "yield to maturity" on the Senior Notes exceeds the sum of 5% and the "applicable federal rate" in effect for the month in which the Senior Notes were issued (March 1999), the Senior Notes will be considered "applicable high yield discount obligations" if they have "significant" original issue discount. A debt instrument has "significant" original issue discount if the aggregate amount of unpaid interest (including original issue discount) as of the close of any accrual period ending after the date five years after the date of issue exceeds the product of the issue price of such instrument and its yield to maturity. Provided the allocation of the issue price of the Units among the Senior Notes and Warrants as described above in "--Allocation of Issue Price Among Senior Notes and Warrants" and the projected payment schedule for the Senior Notes as determined by us and described above in "--Tax Treatment of the New Senior Notes" are not found by the IRS to have been unreasonable, the Senior Notes should not have "significant" original issue discount and accordingly should not be considered applicable high yield discount obligations.

    If the Senior Notes are applicable high yield discount obligations, we will not be permitted to deduct for United States federal income tax purposes original issue discount accrued on the Senior Notes until such time as we actually pay such original issue discount in cash or in property other than our stock or debt (or stock or debt of persons related to us). Moreover, to the extent that the yield to maturity of the Senior Notes exceeds the sum of 6% and the applicable federal rate, such excess (the "Dividend-Equivalent Interest") will not be deductible at any time by us for United States federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or in other property). Such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of our current or accumulated earnings and profits. Accordingly, if a holder is a domestic corporation, it may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received.

    MARKET DISCOUNT AND BOND PREMIUM. If a holder purchases a New Senior Note, or purchased the Old Senior Note for which the New Senior Note was exchanged, as the case may be, at a price that is less than its principal amount, the excess of the principal amount over the holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity

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from the date the holder purchased such New Senior Note or Old Senior Note.
Under the market discount rules of the Internal Revenue Code, a holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a New Senior Note as ordinary income, which is generally treated as interest income, to the extent of the market discount which accrued but was not previously included in income. In addition, the holder may be required to defer, until the maturity of the New Senior Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Senior Note or the Old Senior Note for which the New Senior Note was exchanged, as the case may be.

    In general, market discount will be considered to accrue ratably during the period from the date of acquisition of the New Senior Note or Old Senior Note for which the New Senior Note was exchanged, as the case may be, to the maturity date of the New Senior Note, unless the holder makes an irrevocable election, on an instrument-by-instrument basis, to accrue market discount under a constant yield method. A holder may elect to include market discount in income currently as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the New Senior Note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

    If a holder purchases a New Senior Note or purchased the Old Senior Note for which the New Senior Note was exchanged, as the case may be, for an amount in excess of the amount payable at maturity of the New Senior Note, such holder will be considered to have purchased the New Senior Note or Old Senior Note with "bond premium" equal to the excess of the holder's purchase price over the amount payable at maturity or on an earlier call date if it results in a smaller amortizable bond premium. A holder may elect to amortize the premium using a constant yield method over the remaining term of the New Senior Note or until an earlier call date if it resulted in a smaller amortizable bond premium. The amortized amount of such premium for a taxable year generally will be treated first as a reduction of interest on such New Senior Note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the holder's prior interest inclusions on such New Senior Note, and finally as a carryforward allowable against the holder's future interest inclusions on such New Senior Note. Such election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

    SALE, EXCHANGE OR REDEMPTION OF NEW SENIOR NOTES. The tax consequences of a sale, exchange or redemption of New Senior Notes are as follows:

    - In general, a holder will recognize gain or loss upon the sale, redemption, retirement or other disposition of a New Senior Note equal to the difference between (1) the amount of cash plus the fair market value of any property received in the sale (except to the extent attributable to the payment of accrued qualified stated interest) and (2) such holder's tax basis in the New Senior Note.

    - A holder's tax basis in a New Senior Note generally will equal the price such holder paid for the Senior Note, determined as described in "--Allocation of Issue Price Among Senior Notes and Warrants," increased by the amount of original issue discount previously taken into income by such holder with respect to the Senior Note and reduced by interest payments received on the Senior Note.

    - As a result of the application of the Contingent Payment Regulations, any gain recognized on a disposition of a New Senior Note will be ordinary. Any loss will also be ordinary to the extent of previously included interest on the Senior Notes, and any loss in excess of previously included interest will be capital loss.

    BACKUP WITHHOLDING. In general, "backup withholding" at a rate of 31% may apply to payments of principal and interest made on a New Senior Note, and to the proceeds of a sale or exchange of a New Senior Note before maturity, that are made to a non-corporate holder if such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

    Holders of the New Senior Notes should consult their tax advisers regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the Internal revenue Service.

CERTAIN FEDERAL TAX CONSEQUENCES TO FOREIGN PERSONS

    Prospective foreign investors should note that notwithstanding the exclusion from federal income taxation and withholding generally applicable to debt instruments such as the New Senior Notes, such exclusion likely is not applicable to the additional interest payable on the New Senior Notes if the requisite Adjusted Stockholders' Equity is not attained (including any related accrual of such additional interest under the Contingent Payment Regulations). In addition, additional interest could cause a portion of the New Senior Notes held by foreign individuals to be subject to United States federal estate tax, notwithstanding the exclusion from the United States federal estate tax generally applicable to debt instruments held by individuals who at the time of death are not Persons or residents of the United States. ACCORDINGLY, THE NEW SENIOR NOTES MAY NOT BE AN APPROPRIATE PURCHASE FOR INVESTORS WHO ARE NOT UNITED STATES CITIZENS.

    THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF PURCHASING, HOLDING AND DISPOSING OF THE OLD SENIOR NOTES OR THE NEW SENIOR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Senior Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Senior Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where the Old Senior Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale by applicable broker-dealers.

    We will not receive any proceeds from any sale of New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of the foregoing methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or purchasers, or both, of any New Senior Notes. Any broker-dealer who (1) held Old Senior Notes acquired for its own account as a result of market-making activities or other trading activities, and (2) receives New Senior Notes as a result of participating in the exchange offer is considered a participating broker-dealer. Each participating broker-dealer (a) may be deemed to be an "underwriter" within the meaning of the Securities Act, (b) must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Senior Notes, and (c) may be deemed to receive underwriting compensation under the Securities Act to the extent of any profit and any commissions or concessions received by such person on any resale of New Senior Notes. The letter of transmittal, to be executed and delivered by each holder of Old Senior Notes desiring to participate in the exchange offer, states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly furnish a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests this document in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the New Senior Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the Securities and Exchange Commission, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

    Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Senior Notes who did not exchange their Old Senior Notes for New Senior Notes in the exchange offer on terms which may differ from those contained in the registration rights agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. Additional exchange offers will take place from time to time until all outstanding Old Senior Notes have been exchanged for New Senior Notes pursuant to the terms and conditions contained in this prospectus.

                                 LEGAL MATTERS

    Goodwin, Procter & Hoar LLP, Boston, Massachusetts, will pass upon specific legal matters, including certain tax matters on our behalf, concerning the New Senior Notes.

                                    EXPERTS

    The consolidated financial statements of Waste Systems as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, appearing in this prospectus, have been audited by KPMG LLP, independent certified public accountants, and in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU MAY FIND MORE INFORMATION

    We have filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the issuance of the New Senior Notes in the exchange offer. This prospectus, which is part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

    We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act and, in accordance with these rules, we file annual, quarterly and other information with the Securities and Exchange Commission. In addition, the Senior Notes indenture requires that we file reports under the Securities Exchange Act, with the Securities and Exchange Commission and provide those reports to the trustee and holders of the notes. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet web site at http://www.Securities and Exchange Commission.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.

    We have agreed that we will file with the trustee copies of the annual and quarterly reports, as well as the other periodic reports, that we may be required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 for so long as any of the Senior Notes remain outstanding. If we are not required to make filings with the Securities and Exchange Commission, a Senior Note holder may request that we make publicly available the information necessary for a holder to sell the Senior Notes in conformity with the registration exemptions outlined in Rule 144 and Rule 144A under the Securities Act of 1933. We have agreed to make this information publicly available upon request by a holder of the Senior Notes.

                      DOCUMENTS INCORPORATED BY REFERENCE

    All documents that we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such documents with the Securities and Exchange Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    Statements contained in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete. In each instance, where applicable, we refer you to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

    This prospectus incorporates documents by reference that are not presented in this prospectus or delivered with this prospectus. Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in this prospectus, are available without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person. Requests for information should be directed to Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420 (telephone number (781) 862-3000), attention: Chief Financial Officer.

INDEX TO FINANCIAL STATEMENTS

December 31, 1998, 1997 and 1996:

  Report of Independent Auditors.....................................................        F-2

  Consolidated Balance Sheets at December 31, 1998 and 1997..........................        F-3

  Consolidated Statement of Operations for the Years Ended December 31, 1998, 1997
    and 1996.........................................................................        F-4

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997
    and 1996.........................................................................        F-5

  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
    December 31, 1998, 1997 and 1996.................................................        F-7

  Notes to Consolidated Financial Statements.........................................       F-11

March 31, 1999 and 1998:

  Consolidated Balance Sheet at March 31, 1999 (unaudited)...........................       F-31

  Consolidated Statements of Operations for the Three Months Ended March 31, 1999 and
    1998 (unaudited).................................................................       F-32

  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1999 and
    1998 (unaudited).................................................................       F-33

  Notes to Consolidated Financial Statements.........................................       F-34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Waste Systems International, Inc.:

We have audited the accompanying consolidated balance sheets of Waste Systems International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waste Systems International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Boston, Massachusetts
March 12, 1999

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  -------------
Assets
  Current assets:
    Cash and cash equivalents.......................................................  $     193,613  $   2,964,274
    Accounts receivable, less allowance for doubtful accounts of $222,028 and
      $45,833 in 1998 and 1997, respectively........................................      5,235,534        944,793
    Prepaid expenses and other current assets (Note 4)..............................      4,769,285      1,366,092
                                                                                      -------------  -------------
        Total current assets........................................................     10,198,432      5,275,159
  Restricted cash and securities....................................................         39,842        254,000
  Property and equipment, net (Notes 2, 3 and 5)....................................     44,685,735     12,487,183
  Intangible assets, net (Notes 2, 3 and 6).........................................     38,059,374         96,832
  Other assets......................................................................      3,133,316        447,080
                                                                                      -------------  -------------
        Total assets                                                                  $  96,116,699  $  18,560,254
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Liabilities and Stockholders' Equity
  Current liabilities:
    Current portion of long-term debt and notes payable (Note 7)....................  $   8,259,922  $     843,831
    Accounts payable................................................................      3,849,632        353,937
    Accrued expenses (Note 8).......................................................      2,742,539      2,544,995
    Deferred revenue................................................................      1,866,128             --
                                                                                      -------------  -------------
        Total current liabilities...................................................     16,718,221      3,742,763
  Long-term debt and notes payable (Note 7).........................................     74,861,187      7,201,262
  Landfill closure and post-closure costs (Notes 2 and 10)..........................      2,798,597      1,644,000
                                                                                      -------------  -------------
        Total liabilities...........................................................     94,378,005     12,588,025
                                                                                      -------------  -------------
Commitments and Contingencies (Note 11)

Stockholders' equity (Notes 12, 13, 14 and 20):
  Common stock, $.01 par value. Authorized 30,000,000 shares; 11,718,323 and
    3,893,415 shares issued and outstanding at December 31, 1998 and 1997,
    respectively....................................................................        117,184         38,934
  Preferred stock, $.001 par value. Authorized 1,000,000 shares:
    Series A Convertible Preferred Stock; 200,000 shares designated, 0 and 92,580
      shares issued and outstanding at December 31, 1998 and 1997, respectively.....             --      9,257,807
    Series B Convertible Preferred Stock; 100,000 shares designated, 0 and 40,488
      shares issued and outstanding at December 31, 1998 and 1997, respectively.....             --      4,048,750
  Additional paid-in capital........................................................     37,810,712     21,432,437
  Accumulated deficit...............................................................    (36,189,202)   (28,805,699)
                                                                                      -------------  -------------
        Total stockholders' equity..................................................      1,738,694      5,972,229
                                                                                      -------------  -------------
        Total liabilities and stockholders' equity..................................  $  96,116,699  $  18,560,254
                                                                                      -------------  -------------
                                                                                      -------------  -------------

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                1998        1997        1996
                                                                             ----------  ----------  -----------
Revenues...................................................................  $21,044,584 $3,457,692  $ 1,495,606
                                                                             ----------  ----------  -----------
Cost of operations:
  Operating expenses.......................................................  12,399,529   1,718,214      920,553
  Depreciation and amortization............................................   4,501,424     692,224      369,785
  Acquisition integration costs (Note 3)...................................   1,864,535          --           --
  Write-off of project development costs (Note 17).........................     235,464   1,495,388    6,652,075
                                                                             ----------  ----------  -----------
    Total cost of operations...............................................  19,000,952   3,905,826    7,942,413
                                                                             ----------  ----------  -----------
    Gross profit (loss)....................................................   2,043,632    (448,134)  (6,446,807)

Selling, general and administrative expenses...............................   4,482,478   2,138,180    2,442,816
Amortization of prepaid consulting fees....................................          --          --      834,375
Restructuring (Note 16)....................................................          --     596,426    1,741,729
                                                                             ----------  ----------  -----------

    Loss from operations...................................................  (2,438,846) (3,182,740) (11,465,727)
                                                                             ----------  ----------  -----------
Other income (expense):
  Royalty and other income (expense), net..................................    (134,455)   (515,875)     935,358
  Interest income..........................................................     441,069     172,363      178,224
  Interest expense and financing costs.....................................  (4,073,693) (1,354,614)  (1,182,118)
  Write-off of accounts receivable (Note 15)...............................          --    (568,217)          --
  Equity in loss of affiliate..............................................          --          --      (96,144)
  Write-off of assets......................................................          --          --      (21,858)
                                                                             ----------  ----------  -----------

    Total other income (expense)...........................................  (3,767,079) (2,266,343)    (186,538)
                                                                             ----------  ----------  -----------
    Loss before income tax expense (benefit), discontinued operations and extraordinary item...................................................  (6,205,925) (5,449,083) (11,652,265)
  Income tax expense (benefit) (Note 9)....................................      43,174       5,622      (23,456)
                                                                             ----------  ----------  -----------

    Loss from continuing operations........................................  (6,249,099) (5,454,705) (11,628,809)
  Discontinued operations (Note 16)........................................          --          --   (2,260,963)
                                                                             ----------  ----------  -----------
    Loss before extraordinary item.........................................  (6,249,099) (5,454,705) (13,889,772)

      Extraordinary item--
        loss on extinguishment of debt (Note 7)............................    (246,535)   (133,907)          --
                                                                             ----------  ----------  -----------
    Net loss...............................................................  (6,495,634) (5,588,612) (13,889,772)
  Preferred stock dividends (Note 13)......................................     887,869          --           --
                                                                             ----------  ----------  -----------
      Net loss available for common shareholders...........................  $(7,383,503) $(5,588,612) $(13,889,772)
                                                                             ----------  ----------  -----------
                                                                             ----------  ----------  -----------
Basic net loss per share:
  Loss from continuing operations..........................................  $    (0.97) $    (1.51) $     (4.10)
  Discontinued operations..................................................          --          --        (0.80)
  Extraordinary item.......................................................       (0.03)      (0.04)          --
                                                                             ----------  ----------  -----------
  Basic net loss per share.................................................  $    (1.00) $    (1.55) $     (4.90)
                                                                             ----------  ----------  -----------
                                                                             ----------  ----------  -----------
Weighted average number of shares used in computation of basic net loss per
  share....................................................................   7,389,547   3,612,623    2,834,841
                                                                             ----------  ----------  -----------
                                                                             ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                1998        1997        1996
                                                                             ----------  ----------  -----------
Cash flows from operating activities:
  Net loss.................................................................  $(6,495,634) $(5,588,612) $(13,889,772)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
    Depreciation and amortization..........................................   5,248,354     900,549    1,556,380
    Extraordinary loss on extinguishment of debt...........................     246,535     133,907           --
    Accrued landfill closure and post-closure costs........................   1,154,597     124,000       20,000
    Write-off of project development costs.................................     235,284   1,495,388    6,652,075
    Write-off of accounts receivable and other assets......................          --     568,217       21,858
    Discontinued operations................................................          --          --    2,260,963
    Minority interest......................................................          --          --      (12,655)
    Equity in loss of affiliate............................................          --          --       96,144
    Issuance of common stock for services..................................      12,500      44,854       17,157
    Allowance for doubtful accounts........................................     176,195      23,333       10,000
    Changes in assets and liabilities:
      Accounts and notes receivable........................................  (2,004,616)     73,503      375,519
      Prepaid expenses and other current assets............................    (861,529)   (242,092)      16,558
      Accounts payable.....................................................   1,372,730  (1,175,139)  (1,253,507)
      Accrued expenses.....................................................     640,869      62,463      777,516
      Deferred revenue.....................................................   1,645,124          --           --
                                                                             ----------  ----------  -----------
    Net cash used by continuing operations.................................   1,370,409  (3,579,629)  (3,351,764)
    Net cash used by discontinued operations and restructuring.............    (778,609) (1,006,488)    (560,377)
                                                                             ----------  ----------  -----------
    Net cash provided (used) by operating activities.......................     591,800  (4,586,117)  (3,912,141)
                                                                             ----------  ----------  -----------
Cash flows from investing activities:
  Proceeds from sale of assets.............................................          --     800,000      127,500
  Net assets acquired through acquisitions.................................  (58,340,223)         --
  Restricted cash and securities...........................................     214,158     956,017   (1,022,517)
  Investment in affiliate..................................................          --          --      (86,115)
  Landfills................................................................  (5,372,481)   (307,552)  (5,199,493)
  Landfill and other development projects..................................     (99,655)   (263,868)    (467,855)
  Land, buildings, facilities and improvements.............................    (664,264)         --
  Machinery and equipment..................................................    (189,215)   (114,330)    (914,600)
  Rolling stock............................................................  (1,403,747)   (122,905)          --
  Containers...............................................................    (617,813)   (189,109)     (16,716)
  Office furniture and equipment...........................................    (684,515)         --
  Deposits for future acquisitions.........................................  (2,210,667)         --           --
  Intangible assets........................................................    (709,881)         --      (35,261)
  Other assets.............................................................  (1,860,527)    (52,127)     (26,162)
                                                                             ----------  ----------  -----------
    Net cash provided (used) by investing activities.......................  (71,938,830)    706,126  (7,641,219)
                                                                             ----------  ----------  -----------
Cash flows from financing activities:
  Deferred financing and registration costs................................  (1,808,962)    (56,098)     (86,074)
  Net borrowings and advances from stockholders and related parties........          --          --     (114,575)
  Repayments of notes payable and long-term debt...........................  (15,217,063) (2,445,476)    (426,734)
  Borrowings from notes payable and long-term debt.........................  86,449,857   1,143,861    1,117,982
  Proceeds from issuance of common stock...................................      40,406     686,724    6,090,473
  Proceeds from issuance of Series A preferred stock.......................          --   7,250,478           --
  Dividends paid...........................................................    (887,869)         --
                                                                             ----------  ----------  -----------
    Net cash provided by financing activities..............................  68,576,369   6,579,489    6,581,072
                                                                             ----------  ----------  -----------
Increase (decrease) in cash and cash equivalents...........................  (2,770,661)  2,699,498   (4,972,288)
Cash and cash equivalents, beginning of year...............................   2,964,274     264,776    5,237,064
                                                                             ----------  ----------  -----------
Cash and cash equivalents, end of year.....................................  $  193,613  $2,964,274  $   264,776
                                                                             ----------  ----------  -----------
                                                                             ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

Supplemental disclosures of cash flow information:

During the years ended December 31, 1998, 1997 and 1996, cash paid for interest was $3,715,304, $1,493,221, and $1,201,864, respectively.

Supplemental disclosures of non-cash activities:

During 1998, 1997 and 1996 the Company acquired assets of $2,113.591, $2,190,050 and $683,777 respectively, under capital lease obligations.

In connection with the Company's acquisitions, during 1998, the Company acquired property and equipment of $24,297,759, intangible assets of $35,170,590 and other assets of $336,619. The Company paid $58,340,233 in cash and assumed liabilities from the acquired companies of $1,464,735.

During 1998, the Company converted 92,580 shares or $9,257,807 of its Series A Preferred Stock into 6,590,577 shares of its Common Stock.

On September 22, 1998, the Company issued 455,922 shares of its Common Stock in connection with the acquisition of Mattei-Flynn Trucking, Inc.

On May 22, 1998, the Company issued 111,110 shares of its Common Stock in connection with the acquisition of Eagle Recycling, Inc. and Horvath Sanitation, Inc.

On May 14, 1998, the Company converted 40,488 shares or $4,048,750 of its Series B Preferred Stock into 623,808 shares of its Common Stock.

In December 1997, the Company converted $3,950,000, plus accrued interest, of its 10% Convertible, Redeemable, Subordinated Notes due October 6, 2000 for 40,488 shares of its Series B Convertible Preferred Stock.

In October 1997, the Company converted 4,800 shares valued at $480,000, of its Series A Preferred Stock into 341,334 shares of its Common Stock.

In June 1997, the Company issued Series A Preferred Stock valued at $850,000 in exchange for the remaining 20% minority interest in the Moretown, Vermont landfill.

In June 1997, the Company issued Series A Preferred Stock valued at $44,854 in exchange for consulting services.

In June 1997, the Company wrote down assets to their net realizable value of $863,428 related to the Fairhaven landfill project. This was charged against the restructuring and current liabilities accrual.

In June 1997, the Company issued Series A Preferred Stock at a value of $700,000 and retired the FDIC loan of $511,093 and accrued interest of $55,000. The pay off resulted in a realized loss on the early retirement of debt of $133,907.

In 1996, the Company exchanged $2,850,000 of convertible subordinated debt and $27,425 of accrued interest for 313,992 shares of common stock.

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                        PREFERRED STOCK        PREFERRED STOCK
                           SERIES A               SERIES B             COMMON STOCK      ADDITIONAL                STOCKHOLDERS'
                     ---------------------  ---------------------  --------------------   PAID-IN    ACCUMULATED      EQUITY
                      SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Balance, December
  31, 1995.........         --  $       --         --  $       --  2,341,268  $  23,413  $12,595,504  $(9,327,315)  $ 3,766,601
Exercise of
  Warrants to
  purchase 1,728
  shares of common
  stock at $11.45
  per share........         --          --         --          --      1,728         17      19,769           --         19,786
Exercise of merger-
  related Placement
  Agent Warrants to
  purchase 1,755
  shares of common
  stock at $11.50
  per share........         --          --         --          --      1,755         18      20,165           --         20,183
Exercise of merger-
  related Placement
  Agent Warrants to
  purchase 6,444
  shares of common
  stock at $11.50
  per share........         --          --         --          --      6,444         64      74,042           --         74,106
Exercise of Options
  to purchase 656
  shares of common
  stock at $10.00
  per share........         --          --         --          --        656          7       6,555           --          6,562
Issuance of common
  stock at $9.70
  per share,
  through private
  placement in
  June, 1996.......         --          --         --          --    660,949      6,609   6,404,591           --      6,411,200
Expenses incurred
  in connection
  with the private
  placement in
  June, 1996.......         --          --         --          --         --         --    (651,926)          --       (651,926)
Exercise of Options
  to purchase 656
  shares of common
  stock at $10.00
  per share........         --          --         --          --        656          7       6,555           --          6,562
Issuance of common
  stock at $11.25
  per share, net of
  50% discount due
  to restrictions
  on sale, for
  director's fee...         --          --         --          --      2,000         20      11,230           --         11,250
Conversion of
  convertible
  debentures, plus
  accrued interest
  at a conversion
  price of $9.16...                                                  313,992      3,140   2,874,285           --      2,877,425

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                        PREFERRED STOCK        PREFERRED STOCK
                           SERIES A               SERIES B             COMMON STOCK      ADDITIONAL                STOCKHOLDERS'
                     ---------------------  ---------------------  --------------------   PAID-IN    ACCUMULATED      EQUITY
                      SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Reclassification of
  deferred
  financing costs
  related to
  convertible
  debentures
  converted to
  common stock.....         --          --         --          --         --         --  $ (235,888)          --    $  (235,888)
Exercise of Series
  C Warrants to
  purchase 400
  shares of common
  stock at $10.00
  per share........         --          --         --          --        400          4       3,996           --          4,000
Issuance of common
  stock at $7.50
  per share, net of
  50% discount due
  to restrictions
  on sale, for
  directors fee....                                                    1,575         16       5,890           --          5,906
Issuance of common
  stock at $6.85
  per share, in
  exchange for debt
  in November
  1996.............         --          --         --          --     29,091        291     199,709           --        200,000
Net loss for the
  year ended
  December 31,
  1996.............         --          --         --          --         --         --          --  (13,889,772)   (13,889,772)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Balance, December
  31, 1996.........         --          --         --          --  3,360,514  $  33,606  $21,334,477 ($23,217,087)  $(1,374,005)

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                        PREFERRED STOCK        PREFERRED STOCK
                           SERIES A               SERIES B             COMMON STOCK      ADDITIONAL                STOCKHOLDERS'
                     ---------------------  ---------------------  --------------------   PAID-IN    ACCUMULATED      EQUITY
                      SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Issuance of common
  stock at $2.50
  per share, in
  connection with a
  private
  placement,
  January 1997.....         --  $       --         --  $       --    172,000  $   1,720  $  428,280   $       --    $   430,000
Issuance of Series
  A Convertible
  Preferred Stock,
  8% cumulative
  annual dividend,
  convertible into
  common stock at a
  price of $1.406
  per share, June
  1997.............     97,380   9,737,807         --          --         --         --    (892,475)          --      8,845,332
Issuance of common
  stock at $3.75
  per share, in
  connection with
  the purchase of
  minority interest
  in the Company's
  collection
  operations in
  Vermont,
  September 1997...         --          --         --          --     18,667        187      69,813           --         70,000
Exercise of Series
  E Warrants to
  purchase 901
  shares of common
  stock at $17.50
  per share,
  November 1997....         --          --         --          --        901          9      15,755           --         15,764
Conversion of
  Series A
  Convertible
  Preferred Stock
  for common stock
  at $1.406 per
  share, September
  and October
  1997.............     (4,800)   (480,000)        --          --    341,334      3,413     476,587           --             --
Issuance of Series
  B Convertible
  Preferred Stock,
  6% cumulative
  annual dividend,
  convertible into
  common stock at a
  price of $6.26
  per share,
  December 30,
  1997.............         --          --     40,488   4,048,750         --         --          --           --      4,048,750
Net loss for the
  year ended
  December 31,
  1997.............         --          --         --          --         --         --          --   (5,588,612)    (5,588,612)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Balance, December
  31, 1997.........     92,580  $9,257,807     40,488  $4,048,750  3,893,415  $  38,935  $21,432,437 ($28,805,699)  $ 5,972,230

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                        PREFERRED STOCK        PREFERRED STOCK
                           SERIES A               SERIES B             COMMON STOCK      ADDITIONAL                STOCKHOLDERS'
                     ---------------------  ---------------------  --------------------   PAID-IN    ACCUMULATED      EQUITY
                      SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Conversion of
  Series B
  Preferred Stock
  to equity........         --  $       --    (40,488) $(4,048,750)   623,808 $   6,238  $4,042,512   $       --    $        --
Conversion of
  Series A
  Preferred Stock
  to equity........    (92,580) (9,257,807)        --          --  6,590,577     65,906   9,191,901           --             --
Expenses associated
  with equity
  transactions.....         --          --         --          --         --         --    (256,101)          --       (256,101)
Common Stock issued
  for services.....         --          --         --          --     14,766        148      12,352           --         12,500
Common Stock issued
  in business
  combinations.....         --          --         --          --    567,032      5,670   3,347,494           --      3,353,164
Exercise of options
  to purchase
  common stock.....         --          --         --          --     28,725        287      40,117           --         40,404
Dividends paid on
  preferred
  stock............         --          --         --          --         --         --          --     (887,869)      (887,869)
Net loss for the
  year ended
  December 31,
  1998.............         --          --         --          --         --         --          --   (6,495,634)    (6,495,634)
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
Balance, December
  31, 1998.........         --  $       --         --  $       --  11,718,323 $ 117,184  $37,810,712 ($36,189,202)  $ 1,738,694
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------
                     ---------  ----------  ---------  ----------  ---------  ---------  ----------  ------------  -------------

          See accompanying notes to consolidated financial statements

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND NATURE OF OPERATIONS

    The Company is an integrated solid waste management company providing non-hazardous waste collection, recycling, transfer and disposal services to approximately 52,000 commercial, industrial, residential and municipal customers located in four states in the Northeast and Mid-Atlantic regions of the country as of December 31, 1998.

    On March 2, 1999, the Company completed an offering of $100.0 million in 11.5% Senior Notes (the "Senior Notes") and warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share (the "Warrants"). The Company used a portion of the proceeds from the Senior Notes to repay certain debt obligations and to repurchase 497,778 shares of the Company's common stock from the Federal Deposit Insurance Corporation (FDIC). The Company intends to use the balance of the proceeds for general corporate purposes, including possible future acquisitions and working capital. In addition, since December 31, 1998 the Company has completed six acquisitions, consisting of 5 collection operations and one landfill. See Note 20 "Subsequent Events".

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS. All short-term investments which have an original maturity of 90 days or less, and are valued at cost plus accrued interest which approximates market, are considered to be cash equivalents.

    RESTRICTED CASH AND SECURITIES. Restricted cash and securities consist principally of funds or securities deposited in connection with the future financial obligation of landfill or transfer station closure and post-closure. Amounts are principally invested in fixed income securities of United States governmental and financial institutions. The Company considers its investments to be held to maturity. Substantially all of these investments mature within one year. The investments are valued at cost plus accrued interest, which approximates market.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 102, "Disclosures About the Fair Value of Financial Instruments", requires disclosure of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation. Management has determined that the carrying value of its financial assets and liabilities approximates fair value at December 31, 1998.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. The cost of all maintenance and repairs are charged to operations as incurred. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                                  10-30
Buildings, facilities and improvements..........................  years
Machinery and equipment.........................................  3-10 years
Rolling stock...................................................  3-10 years
Containers......................................................  5-10 years
Office equipment................................................  3-5 years

    Capitalization of landfill development costs begins upon determination by the Company of the economic feasibility or extended useful life of each landfill acquired as a result of comprehensive engineering and profitability studies and with the signing of landfill management contracts for facilities operated by the Company that are not owned. Capital costs include acquisition, engineering, legal, and other direct costs associated with the permitting and development of new landfills, expansions at existing landfills, and cell development. These costs are capitalized and not amortized until all permits are obtained and operations have commenced.

    Interest is capitalized on landfill development costs related to permitting, site preparation, and facility construction during the period that these assets are undergoing activities necessary for their intended use. Interest costs of approximately $360,000, $24,000 and $42,000 were capitalized during 1998, 1997 and 1996, respectively.

    Landfill development costs are amortized using the unit-of-production method, which is calculated using the total units of airspace filled during the year in relation to total estimated permitted airspace capacity. The determination of airspace usage and remaining airspace capacity is an essential component in the amortization calculation. The determination is performed by conducting annual topography surveys of the Company's landfill facilities to determine remaining airspace capacity in each landfill. The surveys are reviewed by the Company's consulting engineers, the Company's internal operating and engineering staff, and its financial and accounting staff. Current year-end remaining airspace capacity is compared with prior year-end remaining airspace capacity to determine the amount of airspace used during the current year. The result is compared against the airspace consumption figures used during the current year for accounting purposes to ensure proper recording of the amortization provision. The reevaluation process did not materially impact results of operations for any years presented.

    The Company performs assessments for each landfill of the recoverability of capitalized costs which requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in environmental regulation. It is the Company's policy to periodically review and evaluate whether benefits associated with these costs are expected to be realized and therefore capitalization and amortization is justified. Capitalized costs related to landfill development for which no future economic benefit is determined by the Company are expensed in the period in which such determination is made.

    INTANGIBLE ASSETS. The Company records the excess of the purchase price over the fair market value of the net identifiable assets of an acquired company as goodwill. Goodwill is amortized on a straight-line basis over forty years. Other intangible assets include customer lists and covenants not to

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) compete which are amortized on a straight-line basis over a period not to exceed ten years and over the term of the agreement, respectively. The Company evaluates the periods of amortization continually to determine whether subsequent events and circumstances warrant revised estimates of useful lives. If estimates are changed, the unamortized cost shall be allocated to the remaining period in the revised useful life.

    LANDFILL CLOSURE AND POST-CLOSURE COSTS. The Company has a material financial obligation relating to closure and post-closure activities for landfills it owns or operates. Accordingly, the Company estimates and accrues closure and post-closure costs on a unit-of-production basis over each landfill's estimated remaining permitted airspace capacity. The accrual is based on final capping of the site, site inspection, leachate management, methane gas control and recovery, groundwater monitoring, and operation and maintenance costs to be incurred during the period after the facility closes. The estimated costs are expressed in current dollars and are not discounted to reflect timing of future expenditures. The Company has accrued approximately $2.8 million and $1.6 million for closure and post-closure costs at December 31, 1998 and 1997, respectively. The engineering and accounting staffs of the Company periodically review its future obligation for closure and post-closure costs. If estimates of the permitted air space capacity or the estimated costs of closure and post-closure have changed, the Company revises the rates at which it accrues the future costs.

    The Company records reserves for landfill closure and post-closure costs, as necessary, as a component of the purchase price of facilities acquired, in acquisitions accounted for under the purchase method, when the acquisition is consummated.

    DEFERRED FINANCING COSTS. Deferred financing costs are amortized on a straight-line basis over the life of the related notes payable or debt. There is not a material difference between using the straight-line method and the effective interest method.

    INCOME TAXES. The Company uses the asset and liability method of accounting for deferred income taxes.

    REVENUE RECOGNITION. The Company's revenues are derived primarily from its collection, recycling, transfer and disposal services. The Company records revenues when the services are performed. The Company occasionally bills customers in advance of providing the services. Advanced billings are recorded as deferred revenue.

    COST OF OPERATIONS. Cost of operations includes direct labor, fuel, equipment maintenance, insurance, depreciation and amortization of equipment and landfill development costs, accruals for ongoing closure and post-closure regulatory compliance (for landfills owned), and other routine maintenance and operating costs directly related to landfill operations. Also included in cost of operations are payments made to the towns in which each landfill is located in the form of "Host Town Fees", which are negotiated on a rate per ton basis as part of the contract with the Town. In Towns where landfills are operated under management contracts, the Town is responsible for the closure and post-closure costs related to the landfill.

    EARNINGS PER SHARE. In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options,

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements. Weighted average number of common and common equivalent shares outstanding and earnings per common and common equivalent shares have been restated to give effect to a one-for-five reverse stock split effective February 18, 1998.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
OF. The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of", on January 1, 1997, for the year ended December 31, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity in 1998 or 1997.

    RECLASSIFICATIONS. Certain amounts in prior year financial statements have been reclassified to conform to their 1998 presentation.

NOTE 3. ACQUISITIONS

    During 1998, the Company acquired a total of 34 companies, including eleven collection companies (one of which included a transfer station) in Vermont, five collection companies and two landfills in central Pennsylvania, three collection companies and a transfer station in central Massachusetts and twelve collection companies (one of which included a transfer station) in upstate New York. The aggregate cost of these acquisitions was approximately $63.2 million consisting of approximately $58.3 million in cash, $3.4 million in stock and approximately $1.5 million in assumed liabilities. The acquisitions have all been recorded using the purchase method of accounting and accordingly, the results of operations of the acquired companies are included in the consolidated statements of operations since the respective dates of acquisition. The purchases prices were allocated to the assets and liabilities of the acquired companies based on their respective fair values at the dates of acquisition as follows: the Company acquired property and equipment of $24,298,000, intangible assets of $35,171,000 and other assets of $337,000.

    Acquisition integration costs consist of one-time, non-recurring costs, which in the opinion of management have no future value and, therefore, are expensed. Such costs include termination and retention of employees, lease termination costs, costs related to the integration of information systems and costs related to the change of name of the acquired company or business. These charges are estimated and accrued at the time the acquisition is closed. The estimates are reviewed frequently by Company management and the related operation teams integrating the new acquisitions and adjusted as required. Acquisition integration costs totaled $1,865,000 for 1998.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and the aggregate of the acquired entities for the years ended December 31, 1998 and 1997 as if the acquisitions had occurred as of January 1, 1998 and 1997,

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 3. ACQUISITIONS (CONTINUED)
respectively, after giving effect to certain adjustments, including amortization of intangibles and additional depreciation of property and equipment. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and the aggregate of the acquired entities constituted a single entity during such period.

                                                                             DECEMBER 31,1998   DECEMBER 31, 1997
                                                                                (UNAUDITED)        (UNAUDITED)
                                                                             -----------------  -----------------
Net revenue................................................................    $  31,546,000      $  31,018,000
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Net loss...................................................................    $  (4,631,000)     $  (5,128,000)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Basic loss per share.......................................................    $       (0.63)     $       (1.42)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------

NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1998          1997
                                                                                        ------------  ------------
Deposits for future acquisitions......................................................  $  2,210,667  $    132,893
Prepaid disposal costs................................................................     1,922,792            --
Prepaid permit costs..................................................................            --       502,974
Due from former employee..............................................................            --       300,000
Other prepaid expenses................................................................       635,826       430,225
                                                                                        ------------  ------------
  Total prepaid expenses and other current assets.....................................  $  4,769,285  $  1,366,092
                                                                                        ------------  ------------
                                                                                        ------------  ------------

NOTE 5. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of the following:

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Landfills..........................................................................  $  18,631,409  $   8,412,010
Landfill and other development projects............................................      8,778,901        691,225
Buildings, facilities and improvements.............................................      4,701,245      1,490,964
Machinery and equipment............................................................      3,038,700      1,513,720
Rolling stock......................................................................      8,980,626        662,595
Containers.........................................................................      4,104,397        401,941
Office furniture and equipment.....................................................        713,235        333,017
                                                                                     -------------  -------------
                                                                                        48,948,513     13,505,472
  Less accumulated depreciation and amortization...................................     (4,262,778)    (1,018,289)
                                                                                     -------------  -------------
    Property and equipment, net....................................................  $  44,685,735  $  12,487,183
                                                                                     -------------  -------------
                                                                                     -------------  -------------

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 6. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                              1998         1997
                                                                                          -------------  ---------
Goodwill................................................................................  $  30,441,948  $  94,873
Non-compete agreements..................................................................      4,333,685         --
Customer lists..........................................................................      3,841,599         --
Other...................................................................................        713,235      3,354
                                                                                          -------------  ---------
                                                                                             39,330,467     98,227
  Less accumulated amortization.........................................................     (1,271,093)    (1,395)
                                                                                          -------------  ---------
    Total intangible assets.............................................................  $  38,059,374  $  96,832
                                                                                          -------------  ---------
                                                                                          -------------  ---------

NOTE 7. LONG-TERM DEBT AND NOTES PAYABLE

    Long-term debt and notes payable consists of:

                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1998           1997
                                                                                       -------------  ------------
7% Convertible Subordinated Notes....................................................  $  60,000,000  $         --
The BankNorth Group, N.A. Credit Facility............................................     10,000,000       748,000
13% Short-term Notes.................................................................      7,500,000            --
10% Convertible Subordinated Debentures..............................................      1,850,000     4,425,000
Capital Leases.......................................................................      1,201,516     2,626,700
Equipment and Other Notes Payable....................................................      2,569,593       245,393
                                                                                       -------------  ------------
                                                                                          83,121,109     8,045,093
    Less current portion.............................................................      8,259,922       843,831
                                                                                       -------------  ------------
      Long-term portion..............................................................  $  74,861,187  $  7,201,262
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    Scheduled maturities of long-term debt and notes payable, excluding capital leases are as follows:

    Payments due in the year ending December 31,

1999...........................................................  $8,176,268
2000...........................................................  12,536,690
2001...........................................................     530,953
2002...........................................................     427,261
2003...........................................................     248,421
Thereafter.....................................................  60,000,000
                                                                 ----------
                                                                 $81,919,593
                                                                 ----------
                                                                 ----------

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 7. LONG-TERM DEBT AND NOTES PAYABLE (CONTINUED)
    7% CONVERTIBLE SUBORDINATED NOTES. On May 13, 1998, the Company closed an offering of $60.0 million in 7% Convertible Subordinated Notes (the "Notes" or "7% Subordinated Notes"), which resulted in net proceeds to the Company of approximately $58.3 million. The Notes mature in May 2005, and bear interest at 7.0% per annum, payable semi-annually in arrears on each June 30 and December
31. The Notes and any accrued but unpaid interest are convertible into Common Stock at a conversion price of $10.00 per share. The shares are convertible at the option of the holder at any time and can be mandatorily converted by the Company after two years if the Company's Common Stock closing price equals or exceeds the conversion price of $10.00 per share for a period of 20 consecutive trading days. The Company used the majority of the proceeds from the Notes to repay existing debt of approximately $11.7 million and complete several acquisitions. As a result of the debt payoffs, the Company recorded an extraordinary loss on extinguishment of debt of approximately $247,000 during 1998. In March 1999, the Company exchanged 2,244,109 shares of the Company's Common Stock for $10,449,000 of the Notes. See Note 20 "Subsequent Events"

    THE BANKNORTH GROUP, N.A. CREDIT FACILITY. On March 31, 1997, the Company closed a $1.0 million term loan with The BankNorth Group, N.A. of Burlington, Vermont. During 1998, the loan was renegotiated as part of a line of credit for $10,000,000. The line of credit was repaid in full in March 1999, with the proceeds of the Senior Notes. See Footnote 20 "Subsequent Events." The Company is currently negotiating a new facility with The BankNorth Group, N.A.

    13% SHORT-TERM NOTES. At December 31, 1998 the Company had outstanding debt in the principal amount of approximately $7.5 million to BIII Capital Partners, L.P., a significant shareholder of the Company. The debt consisted of 13% Short Term Notes due June 30, 1999. The Short Term Notes were repaid in full in March 1999, with the proceeds of the Senior Notes. See Note 20 "Subsequent Events."

    10% CONVERTIBLE SUBORDINATED NOTES. During 1995, the Company closed a "Regulation S" offering of $11,225,000 in Convertible Subordinated Notes and Warrants to overseas investors, which resulted in net proceeds to the Company of $10,085,587. The Notes mature on September 30, 2000, and bear interest at 10%, payable quarterly. The Notes are convertible into Common Stock at $9.20 per share and are callable at the Company's option at any time if the closing sale price of the Common Stock exceeds $50.00 per share for a period of 20 consecutive trading days prior to redemption notice. The Notes have not been registered under the Securities Act and may not be sold in the United States without such registration or an applicable exemption from the requirement of registration.

    On December 31, 1997, the Company converted $3,950,000 of Convertible Subordinated Debentures and $110,625 of accrued interest into 40,488 shares of Series B Convertible Preferred Stock. See Note 13 "Preferred Stock".

    CAPITAL LEASES. The Company leases certain facilities, equipment, and vehicles under agreements which are classified as capital leases.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 7. LONG-TERM DEBT AND NOTES PAYABLE (CONTINUED)
    Leased capital assets included in property and equipment are as follows:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1998          1997
                                                                                        ------------  ------------
        Land and buildings............................................................  $  1,327,161  $  1,634,078
        Machinery and equipment.......................................................            --     1,881,630
                                                                                        ------------  ------------
                                                                                           1,327,161     3,515,708
        Accumulated depreciation......................................................       (38,667)     (207,053)
                                                                                        ------------  ------------
                                                                                        $  1,288,494  $  3,308,655
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Future minimum lease payments, by year and in the aggregate, under non-cancelable capital leases and operating leases with initial or remaining terms of one year or more at December 31, 1998 are as follows:

                                                                                          CAPITAL      OPERATING
                                                                                           LEASES        LEASES
                                                                                        ------------  ------------
  Payments due in the year ending December 31,
    1999..............................................................................  $    200,040  $    313,883
    2000..............................................................................       200,040       327,719
    2001..............................................................................       200,040       351,215
    2002..............................................................................       200,040       358,484
    2003..............................................................................       200,040        94,366
    Thereafter........................................................................       766,820            --
                                                                                        ------------  ------------
    Minimum lease payments............................................................     1,767,020  $  1,445,667
                                                                                                      ------------
                                                                                                      ------------
    Less: amount representing interest................................................       565,504
                                                                                        ------------
  Present value of net minimum lease payments.........................................     1,201,516
    Less current portion..............................................................        83,654
                                                                                        ------------
      Long-term portion...............................................................  $  1,117,862
                                                                                        ------------
                                                                                        ------------

    The Company's rental expense for operating leases was $388,630, $81,757 and $293,766 for the years ended December 31, 1998, 1997 and 1996, respectively.

    EQUIPMENT AND OTHER NOTES PAYABLE. Equipment and other notes payable are secured by the respective equipment, and are payable monthly in varying amounts ranging from $1,686 to $18,524 with interest rates ranging from 8.0% to 8.5%. Most of the notes were repaid in March 1999 with the proceeds of the Senior Notes. See Note 20 "Subsequent Events".

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 8. ACCRUED EXPENSES

    Accrued expenses consisted of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1998          1997
                                                                                        ------------  ------------
Acquisition integration costs.........................................................  $    676,703  $         --
Interest..............................................................................       123,872       103,578
Professional and consulting fees......................................................       125,410       265,024
Compensation and benefits.............................................................       432,089        64,451
Other taxes and fees..................................................................       449,509       271,718
Due to sellers........................................................................       260,000            --
Accrued disposal costs................................................................       210,021            --
Medical waste litigation (See Note 15)................................................        88,189       300,000
Other.................................................................................       376,746         5,615
Fairhaven landfill (See Note 17)......................................................            --       756,000
Restructuring (See Note 16)...........................................................            --       778,609
                                                                                        ------------  ------------
                                                                                        $  2,742,409  $  2,544,995
                                                                                        ------------  ------------
                                                                                        ------------  ------------

NOTE 9. INCOME TAXES

    Income tax expense (benefit) consists of:

                                                                                   CURRENT     DEFERRED      TOTAL
                                                                                  ----------  -----------  ----------
Year ended December 31, 1998:
  Federal.......................................................................  $       --   $      --   $       --
  State.........................................................................      43,174          --       43,174
                                                                                  ----------       -----   ----------
                                                                                  $   43,174   $      --   $   43,174
                                                                                  ----------       -----   ----------
                                                                                  ----------       -----   ----------
Year ended December 31, 1997:
  Federal.......................................................................  $       --   $      --   $       --
  State.........................................................................       5,622          --        5,622
                                                                                  ----------       -----   ----------
                                                                                  $    5,622   $      --   $    5,622
                                                                                  ----------       -----   ----------
                                                                                  ----------       -----   ----------
Year ended December 31, 1996:
  Federal.......................................................................  $       --   $      --   $       --
  State.........................................................................     (23,456)         --      (23,456)
                                                                                  ----------       -----   ----------
                                                                                  $  (23,456)  $      --   $  (23,456)
                                                                                  ----------       -----   ----------
                                                                                  ----------       -----   ----------

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 9. INCOME TAXES (CONTINUED)
    A reconciliation between federal income tax expense (benefit) at the statutory rate and the Company's federal tax expense (benefit) is as follows for the years ended December 31:

                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
Statutory federal income tax (benefit)...............................  $  (2,193,836) $  (1,898,217) $  (4,717,894)
State taxes, net of federal income tax benefit.......................     (3,460,328)      (530,947)    (1,210,466)
Valuation allowance..................................................      5,533,239      2,432,087      5,898,245
Other................................................................        164,100          2,699          6,659
                                                                       -------------  -------------  -------------
                                                                       $      43,174  $       5,622  $     (23,456)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The tax effects of temporary differences between financial statement and tax accounting that gave rise to significant portions of the Company's net deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below.

                                                                                           1998          1997
                                                                                       -------------  -----------
Deferred tax assets:
Accounts receivable allowance........................................................  $     303,207  $    11,528
Property and equipment depreciation..................................................             --      194,942
Other accrued liabilities............................................................        334,102    4,371,736
Operating loss and credit carryforwards..............................................     14,864,820    4,543,738
                                                                                       -------------  -----------
Gross deferred tax assets............................................................     15,502,129    9,121,944
Less: valuation allowance............................................................    (14,655,182)  (9,121,944)
                                                                                       -------------  -----------
Net deferred tax assets..............................................................        846,947           --
Deferred tax liabilities:
Property and equipment depreciation..................................................       (846,947)          --
                                                                                       -------------  -----------
Net deferred tax assets..............................................................  $          --  $        --
                                                                                       -------------  -----------
                                                                                       -------------  -----------

    At December 31, 1998 the Company had net operating loss carryforwards for federal income tax purposes of approximately $34 million which generally are available to offset future federal taxable income, if any, and which expire during the years ending December 31, 2010 through 2018. The Company underwent an ownership change as defined in Internal Revenue Code Section 382 on June 30, 1997 and as a result will be restricted in its ability to use net operating loss carryforwards generated prior to the ownership change to offset future taxable income. The Company's future use of net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation generally equal to the product of the long-term tax exempt rate for June 1997 of 5.64% and the value of the Company as of June 30, 1997. As a result of this limitation a portion of the Company's federal and state net operating loss carryforwards may expire unused.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. LANDFILL CLOSURE AND POST-CLOSURE COSTS

    Landfills are typically developed in a series of cells, each of which is constructed, filled, and capped in sequence over the operating life of the landfill. When the cell is filled and the operating life of the landfill is over, the final cell must be capped, the entire site must be closed and post-closure care and monitoring activities begin. The Company will have material financial obligations relating to the final closure and post-closure costs of each landfill the Company owns.

    The Company has estimated at December 31, 1998, that the total costs for final closure and post-closure of Cells I and II at the Moretown, Vermont landfill, including capping costs, cap maintenance, groundwater monitoring, methane gas monitoring, and leachate treatment and disposal for up to 30 years, is approximately $4.2 million. Based upon the capacity of Cells I and II, approximately $1.8 million and $1.6 million were accrued at December 31, 1998 and 1997, respectively for final closure and post closure costs. In July 1998, the Company acquired the Sandy Run landfill located in Hopewell, Pennsylvania. The Company has estimated at December 31, 1998, that the total costs for final closure and post-closure of Cells I through IV at Sandy Run, including capping costs, cap maintenance, groundwater monitoring, methane gas monitoring, and leachate treatment and disposal for up to 30 years, is approximately $4.1 million. Based upon the capacity of Cells I and II, approximately $1.0 million was accrued at December 31, 1998 for final closure and post closure costs.

    The Company bases its estimates for these accruals on respective state regulatory requirements, including input from its internal and external consulting engineers and interpretations of current requirements and proposed regulatory changes. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency's Subtitle D regulations as implemented and applied on a state-by-state basis.

    The determination of airspace usage and remaining airspace capacity is an essential component in the calculation of closure and post-closure accruals. See
Note 2 "Summary of Significant Accounting Policies--LANDFILL CLOSURE AND POST-CLOSURE COSTS."

NOTE 11. COMMITMENTS AND CONTINGENCIES

    LANDFILL RELATED ACTIVITIES. In the normal course of its business, and as a result of the extensive governmental regulation of the solid waste industry, the Company periodically may become subject to various judicial and administrative proceedings involving federal, state, or local agencies. In these proceedings, the agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time, the Company also may be subjected to actions brought by citizens' groups in connection with the permitting of its landfills or transfer stations, or alleging violations of the permits pursuant to which the Company operates. Certain federal and state environmental laws impose strict liability on the Company for such matters as contamination of water supplies or the improper disposal of waste. The Company's operation of landfills subjects it to certain operational, monitoring, site maintenance, closure and post-closure obligations which could give rise to increased costs for monitoring and corrective measures. See Note 10 "Landfill Closure and Post Closure Costs."

    The Company has a $5 million environmental impairment liability insurance covering claims for sudden or gradual onset of environmental damage at each of its landfills. If the Company were to incur liability for environmental damage in excess of its insurance limits, its financial condition could be adversely affected. The Company carries a comprehensive general liability insurance policy which management considers adequate at this time to protect its assets and operations from other risks.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    None of the Company's landfills are currently connected with the Superfund National Priorities List or potentially responsible party issues.

    EMPLOYMENT CONTRACTS. The Company has entered into employment agreements with its two senior executives, which expire on July 1, 2000 and subsequently provide for employment until terminated by either party at annual salaries of $200,000 through July 1, 1999 and $225,000 through July 1, 2000.

    LEGAL MATTERS. Richard Rosen ("Rosen"), former Chairman, Chief Executive Officer and President of the Company, commenced an action against the Company in Middlesex County (Massachusetts) Superior Court, seeking an award of damages resulting from the Company's alleged breach of a Memorandum of Understanding entered into between the Company and Rosen in connection with the termination of Rosen's employment with the Company, in which Rosen had been granted an option to purchase certain assets of the Company not related to its core business. The Company believes this claim to be frivolous and is vigorously defending this action. The Company has previously received an arbitration award against Rosen directing Rosen to pay $780,160 for breach by Rosen of his employment agreement with the Company. On February 25, 1997 the Middlesex Superior Court in Cambridge, Massachusetts confirmed the arbitration award and entered judgment against Rosen.

    In addition to the matter set forth above, from time to time, in the ordinary course of its business, the Company is subject to legal proceedings and claims arising from the conduct of its business operations. In the opinion of the Company, the ultimate disposition of such matters on an aggregate basis will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 12. COMMON STOCK

    During 1998, the Company converted 92,580 shares or $9,257,807 of its Series A Preferred Stock into 6,590,577 shares of its Common Stock.

    On September 22, 1998, the Company issued 455,922 shares of its Common Stock in connection with the acquisition of Mattei-Flynn Trucking, Inc.

    On May 22, 1998, the Company issued 111,110 shares of its Common Stock in connection with the acquisition of Eagle Recycling, Inc. and Horvath Sanitation, Inc.

    On May 14, 1998, the Company converted 40,488 shares or $4,048,750 of its Series B Preferred Stock into 623,808 shares of its Common Stock.

    In December 1997, the Company's Board of Directors approved a one for five reverse stock split of the Company's Common Stock. On February 13, 1998, the stockholders of the Company approved the reverse stock split at a special stockholders' meeting. No fractional shares were issued in connection with the reverse stock split, and stockholders received cash in payment for any fractional shares otherwise issuable. The Company's financial statements have been restated to reflect the one-for-five reverse split.

    In September 1997, the Company issued 18,667 shares of common stock in connection with the purchase of the minority interest in the Company's Vermont hauling business for $70,000.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 12. COMMON STOCK (CONTINUED)
    On January 21, 1997, the Company closed a Regulation "D" private placement of 172,000 shares of common stock at $2.50 per share with gross proceeds of $430,000.

NOTE 13. PREFERRED STOCK

    At December 31, 1997, the Company had outstanding $9,257,807 of principal amount Series A Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), which was issued in a private placement on June 26, 1997, bearing an 8.0% annual cumulative dividend. The Series A Preferred Stock was convertible into common stock at a conversion price of $1.40625 per share of common stock. On July 27, 1998, the Company met the mandatory conversion trading requirements and elected to convert all of the remaining shares of Series A Preferred Stock into 6,590,577 shares of the Company's Common Stock and the Board of Directors declared and paid cash dividends of approximately $787,000.

    At December 31, 1997, the Company also had outstanding $4,048,750 of principal amount Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"). The Series B Preferred Stock was issued on December 31, 1997 in a private placement in exchange for outstanding 10% Convertible Debentures of the Company, bearing a 6.0% annual cumulative dividend, and was convertible into common stock at a conversion price of $6.25 per share of common stock. On May 14, 1998, the Company met the mandatory conversion trading requirements and elected to convert all of the shares of the Series B Preferred Stock into 623,808 shares of Common Stock and the Board of Directors declared and paid cash dividends of approximately $101,000.

NOTE 14. STOCK OPTIONS

    EMPLOYEE STOCK OPTION PLAN. Pursuant to the Company's 1995 Stock Option and Incentive Plan as amended (the "Plan"), options to purchase up to 3,000,000 shares of Common Stock were reserved for issuance to employees and consultants of the Company. Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options for purposes of federal income tax law. Options are generally subject to vesting over a period of four years from the date of grant and are exercisable only to the extent vested from time to time, although certain options have provided for earlier vesting. The selection of individuals to receive awards of options under the Plan and the amount and terms of such awards may be determined by the Board of Directors of the Company or an Administering Committee appointed by the Board of Directors. At the Annual Meeting of the Stockholders of the Company, held August 19, 1998, the number of shares reserved for issuance under the Plan was increased from 1,700,000 to 3,000,000.

    As of December 31, 1998, options to purchase 2,341,793 shares of Common Stock had been granted and options to purchase up to an additional 658,207 shares remained available for grant. The per share weighted average fair value of stock options granted during 1998, 1997 and 1996 was approximately $3.28, $3.73, and $4.08, respectively, using the Black Scholes option-price model with the following weighted average assumptions: volatility, 50% in 1998 and 30% in both 1997 and 1996; expected dividend yield, 0% for all years; risk free interest rate, 4.75% in 1998 and 5.5% in both 1997 and 1996; and expected life, 5 years for all years.

    The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recorded in the financial statements. If the Company had determined

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 14. STOCK OPTIONS (CONTINUED)
compensation costs based on the fair value of its stock options at their grant date under SFAS No. 123, the Company's net losses in 1998, 1997 and 1996 would have increased to the amounts shown below.

                                                                          1998           1997            1996
                                                                      -------------  -------------  --------------
Net loss available for
  common shareholders
-as reported........................................................  $  (7,383,503) $  (5,588,612) $  (13,889,772)
-pro forma..........................................................     (8,662,888)    (6,006,315)    (14,334,772)
Basic net loss per share
-as reported........................................................  $       (1.00) $       (1.55) $        (4.90)
-pro forma..........................................................  $       (1.17) $       (1.66) $        (5.06)

    Pro forma net loss reflects only the effects of options granted in 1998, 1997 and 1996. Therefore, it does not reflect the full effect of calculating the cost of stock options under SFAS No. 123 because the cost of options issued prior to January 1, 1996 are not considered. As a result, it may not be representative of the pro forma effects on operating results that will be disclosed in future years.

    Changes in options and option shares under the plan during the respective years were as follows:

                                                     1998                      1997                      1996
                                           ------------------------  ------------------------  ------------------------
                                             WEIGHTED                  WEIGHTED                  WEIGHTED
                                               AVG.                      AVG.                      AVG.
                                             EXERCISE                  EXERCISE                  EXERCISE
                                              PRICE        NUMBER       PRICE        NUMBER       PRICE        NUMBER
                                            PER SHARE    OF SHARES    PER SHARE    OF SHARES    PER SHARE    OF SHARES
                                           ------------  ----------  ------------  ----------  ------------  ----------
Options outstanding,
  beginning of year......................   $     1.42    1,327,417   $     1.41      161,200   $     1.41      123,825
Options granted..........................         6.68    1,121,351         1.43    1,179,217         1.41      148,250
Options exercised........................         1.41      (28,725)          --                      1.41       (1,312)
Options canceled.........................         6.82      (78,250)        1.64      (13,000)        1.41     (109,563)
                                                         ----------                ----------                ----------
Options outstanding,
  end of year............................         3.75    2,341,793         1.42    1,327,417         1.41      161,200
Shares reserved for future grants........                   658,207                   372,583         1.41      138,800
                                                         ----------                ----------                ----------
Total options in the plan................                 3,000,000                 1,700,000                   300,000
                                                         ----------                ----------                ----------
                                                         ----------                ----------                ----------
Options exercisable, end of year.........   $     1.42      340,573   $     1.42      114,900   $     1.41      102,225
                                           ------------  ----------  ------------  ----------  ------------  ----------
                                           ------------  ----------  ------------  ----------  ------------  ----------

    On June 30, 1997, the Board of Directors repriced to $1.406 per share any currently outstanding stock options with exercise prices in excess of $1.406 per share for all employee participants in the Stock Option Plan at that time. Each repriced option retained the vesting schedule associated with the original grant.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 14. STOCK OPTIONS (CONTINUED)
    Options outstanding at December 31, 1998 and related proceeds to the Company were as follows:

                                              REMAINING
                                              NUMBER OF      WEIGHTED AVG.
   SHARES         PRICE        EXERCISE      CONTRACTUAL       EXERCISE          OPTIONS
UNDER OPTION    PER SHARE      PROCEEDS         LIFE             PRICE         EXERCISABLE
-------------  ------------  ------------  ---------------  ---------------  ---------------
1,264,043...   $       1.41  $  1,830,768             8.38  $          1.41          334,823
23,000......      1.88-2.19        43,438             8.73             1.89            5,750
30,000......           3.44       103,140             9.17             3.44                -
43,750......      3.75-5.88       237,450             9.72             5.28                -
762,500.....           6.25     4,765,625             9.33             6.25                -
47,000......      6.50-8.88       368,668             9.49             7.84                -
86,500......           9.00       778,500             9.42             9.00                -
85,000......      9.23-9.25       786,172             9.57             9.25                -
-------------                ------------  ---------------  ---------------  ---------------
   2,341,793                 $  8,913,761             8.84  $          3.78          340,573
-------------                ------------                                    ---------------
-------------                ------------                                    ---------------

    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. Pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors, as amended, each Director is entitled to receive a grant of Non Qualified Stock Options to purchase 10,000 shares of the Company's Common Stock for each calendar year of service as a Director of the Company commencing January 1, 1996. Each such option is subject to vesting at a rate of 2,500 shares for each year that the holder remains a Director of the Company. In addition, the plan provides for the issuance of 20,000 fully vested options upon the election of each new member of the Board of Directors initially elected after December 24, 1997, excluding employees of the Company. At the Annual Meeting of the Stockholders of the Company, held August 19, 1998, the number of shares granted to each Director under the Non-Qualified Stock Option Plan for Non-Employee Directors as amended was increased to 10,000 from 2,000 for each year that the holder remains a Director of the Company. In addition, the number of fully vested options upon the election of each new member of the Board of Directors initially elected after December 24, 1997, excluding employees of the Company was increased to 20,000 from 4,000.

    Changes in options and option shares under the plan during the respective years were as follows:

                                        1998                          1997                          1996
                            ----------------------------  ----------------------------  ----------------------------
                             WEIGHTED AVG.                 WEIGHTED AVG.                 WEIGHTED AVG.
                            EXERCISE PRICE     NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE     NUMBER
                               PER SHARE      OF SHARES      PER SHARE      OF SHARES      PER SHARE      OF SHARES
                            ---------------  -----------  ---------------  -----------  ---------------  -----------
Options outstanding,
  beginning of year.......     $    1.79         27,480      $    1.41         19,416      $    1.41          8,750
Options granted...........          3.75         50,000           2.28         35,480           1.41         10,666
Options exercised.........            --             --             --             --             --             --
Options canceled..........            --             --           2.15        (27,416)            --             --
                                             -----------                   -----------                   -----------
Options outstanding,
end of year...............          3.05         77,480           1.79         27,480           1.41         19,416
                                             -----------                   -----------                   -----------
                                             -----------                   -----------                   -----------
Options exercisable, end
  of year.................     $    1.84         22,370      $    1.84         21,500           1.41          7,041
                                   -----     -----------         -----     -----------         -----     -----------
                                   -----     -----------         -----     -----------         -----     -----------

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 14. STOCK OPTIONS (CONTINUED)
    Options outstanding at December 31, 1998 and related proceeds to the Company were as follows:

                                           REMAINING
                                           NUMBER OF     WEIGHTED AVG.
   SHARES         PRICE      EXERCISE     CONTRACTUAL       EXERCISE        OPTIONS
UNDER OPTION    PER SHARE    PROCEEDS        LIFE            PRICE        EXERCISABLE
-------------  -----------  ----------  ---------------  --------------  --------------
   14,000       $    1.41   $   19,684          8.67     $         1.41          10,000
   13,480            2.19       29,454          8.33               2.19          12,370
   10,000            3.75       37,500          9.00               3.75               -
   40,000            6.25      250,000          9.67               6.25               -
-------------       -----   ----------           ---     --------------  --------------
   77,480       $    4.34   $  336,638          9.09     $         4.34          22,370
-------------               ----------                                   --------------
-------------               ----------                                   --------------

NOTE 15. ACCOUNTS RECEIVABLE WRITE-OFF

    During 1996, the Company entered into a licensing and royalty agreement with ScotSafe Limited (ScotSafe), a Glasgow, Scotland based company, for the exclusive rights to use the Company's CFA medical waste processing technology throughout Europe. In accordance with the agreement, the Company would provide technical assistance including facility design, installation, testing and training. In addition to royalty payments for each plant, ScotSafe agreed to pay the Company for consulting and other services including out-of-pocket expenses. During the fourth quarter of 1997 the Company terminated its licensing agreements with ScotSafe and wrote off the receivable due from ScotSafe of approximately $570,000 because ScotSafe was in default for failure to pay the Company royalties due under the terms of the agreement.

    Subsequent to the termination, ScotSafe was placed into receivership and Eurocare Environmental Services, Ltd. (Eurocare) purchased its assets in December 1997. Eurocare continues to operate the three facilities the Company constructed for ScotSafe without a licensing agreement. The Company is continuing to pursue an action against Eurocare through the Court of Session in Scotland to restrict Eurocare's use of the Company's confidential information embodied within the plant equipment. The Company also has a patent pending with the European Patent Office and expects grant on April 21, 1999, at which time, the Company will act vigorously to protect its rights to the CFA technology against Eurocare and seek substantial damages.

NOTE 16. RESTRUCTURING AND DISCONTINUED OPERATIONS

    RESTRUCTURING OF OPERATIONS. In March 1996, the Company announced its intention to restructure the Company's operations to focus its resources and activities on developing a fully integrated solid waste management company. During the years ended December 31, 1997 and 1996, the Company recorded restructuring charges of $596,426 and $1,741,729, respectively, for costs associated with the plan to focus on the development of an integrated solid waste management company. The costs included accruals for employee severance, non-cancelable lease commitments, professional fees and litigation costs. The restructuring was completed in 1997; no restructuring charges were recorded in 1998.

    DISCONTINUED OPERATIONS. In March 1996, as part of the restructuring, the Company ceased operations at its technology center and discharged all employees and consultants engaged in various research and development projects. The Company also ceased operations at Major Sports

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 16. RESTRUCTURING AND DISCONTINUED OPERATIONS (CONTINUED)
Fantasies, Inc. ("MSF"), a business unrelated to the environmental industry. No substantial revenues were received from the technology center operations or MSF activities. The expenses associated with operations at the technology center and MSF for all periods presented are reported in the accompanying consolidated statements of operations and cash flows under discontinued operations. The charge for discontinued operations relates primarily to losses from operations and the costs associated with the termination of these operations.

    At December 31, 1998 and 1997, the Company had reserves and liabilities associated with restructuring activities and discontinued operations of $0 and $778,609, respectively.

NOTE 17. FAIRHAVEN, MASSACHUSETTS OPERATION

    In 1994, WSI entered into a contract with the Town of Fairhaven, Massachusetts to operate and remodel the Town's existing 26-acre landfill. The Company began operations at the landfill in 1995. On November 8, 1995, an action was brought against various parties including the Company relating to the remodeling permits issued at the Fairhaven landfill, seeking among other things, to appeal the permits that had been issued. On June 2, 1997, the judge ruled in the Company's favor. However, based on the extensive delays associated with the litigation and the engineering impacts of the delays associated with the litigation, which resulted in the uncertainty of the long-term economic viability of the project, the Company terminated the project. On February 24, 1998, the Company entered into a termination agreement with the Town of Fairhaven that required the Company to perform a certain amount of construction and closure work at the landfill. Write-off of project development costs in 1998 and 1997 primarily represent the Company's cost to liquidate the equipment that was used at the Fairhaven landfill and the costs to close the landfill under the Company's Termination Agreement with the Town of Fairhaven. The Company wrote off its capital investment in the project at December 31, 1996. The termination of this project was completed in 1998. No other amounts are accrued at December 31, 1998.

NOTE 18. SEGMENT INFORMATION

    The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," on January 1, 1999, for the year ended December 31, 1998. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance. The Company's chief operating decision-maker is the Chief Executive Officer (CEO).

    The Company manages its business segments primarily on a regional basis. The Company's reportable segments are comprised of central Massachusetts, upstate New York, central Pennsylvania and Vermont. Each operating segment provides services as further described in Note 1. The accounting policies of the various segments are the same as those described in the "Summary of Significant Accounting Policies" in Note 2. The Company evaluates the performance of its segments based on operating income (loss), EBITDA and Adjusted EBITDA. Operating income (loss) for each segment

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 18. SEGMENT INFORMATION (CONTINUED) includes all expenses directly attributable to the segment, including acquisition related costs, and excludes certain expenses that are managed outside the reportable segments. Costs excluded from segment profit primarily consist of corporate expenses. Corporate expenses are comprised primarily of information systems and other general and administrative expenses separately managed. EBITDA is defined as operating income or loss from continuing operations excluding depreciation and amortization, which includes depreciation and amortization included in selling, general and administrative expenses. EBITDA does not represent, and should not be considered as an alternative to, net income or cash flows from operating activities, each as determined in accordance with GAAP. Adjusted EBITDA represents EBITDA plus one-time charges associated with the write-off of landfill development costs, acquisition integration costs and restructuring costs. Acquisition integration costs consist of one-time, non-recurring costs, which in the opinion of management have no future value and, therefore, are expensed. Such costs include termination and retention of employees, lease termination costs, costs related to the integration of information systems and costs related to the change of name of the acquired company or business. The Company does not include intercompany transfers between segments for management reporting purposes. Segment assets exclude corporate assets. Corporate assets include cash and cash equivalents, office equipment and other assets. Capital expenditures for long-lived assets are not reported to management by segment and are excluded, as presenting such information is not practical.

    Summary information by segment as of and for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
CENTRAL PENNSYLVANIA
  Revenue...........................................................  $   6,644,099  $          --  $          --
  Income (loss) from continuing operations..........................       (418,827)            --             --
  Depreciation and amortization.....................................      1,786,435             --             --
  Acquisition integration costs.....................................        617,403             --             --
  EBITDA............................................................      1,367,609             --             --
  Adjusted EBITDA...................................................      1,985,012             --             --
  Net interest expense..............................................         46,586             --             --
  Segment assets....................................................     44,613,001        132,893             --

VERMONT
  Revenue...........................................................  $  10,430,732  $   3,457,692  $     338,225
  Income (loss) from continuing operations..........................      1,603,205        761,433        (95,363)
  Depreciation and amortization.....................................      2,307,776        692,224        104,961
  Acquisition integration costs.....................................        477,328             --             --
  EBITDA............................................................      3,910,981      1,453,657          9,598
  Adjusted EBITDA...................................................      4,388,309      1,453,657          9,598
  Net interest expense..............................................        298,369        177,917             --
  Segment assets....................................................     26,105,235     14,986,994     11,124,803

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 18. SEGMENT INFORMATION (CONTINUED)

                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
UPSTATE NEW YORK
  Revenue...........................................................  $   2,138,726  $          --  $          --
  Income (loss) from continuing operations..........................       (573,510)            --             --
  Depreciation and amortization.....................................        239,551             --             --
  Acquisition integration costs.....................................        685,528             --             --
  EBITDA............................................................       (333,959)            --             --
  Adjusted EBITDA...................................................        351,569             --             --
  Net interest expense..............................................             --             --             --
  Segment assets....................................................      9,118,715             --             --

CENTRAL MASSACHUSETTS
  Revenue...........................................................  $   1,831,027  $          --  $   1,157,381
  Income (loss) from continuing operations..........................       (188,864)    (1,930,008)    (8,886,925)
  Depreciation and amortization.....................................        167,663             --        264,824
  Acquisition integration costs.....................................         84,276             --             --
  EBITDA............................................................        (21,202)    (1,930,008)    (8,622,101)
  Adjusted EBITDA...................................................        298,538       (434,620)    (1,970,026)
  Net interest expense..............................................             --             --        183,499
  Segment assets....................................................     11,699,773      1,090,170      3.288.827

CORPORATE
  Revenue...........................................................  $          --  $          --  $          --
  Income (loss) from continuing operations..........................     (2,860,851)    (2,014,165)    (2,483,439)
  Depreciation and amortization.....................................         67,396         21,516      1,186,595
  Acquisition integration costs.....................................             --             --             --
  EBITDA............................................................     (2,793,455)    (1,992,649)    (1,296,844)
  Adjusted EBITDA...................................................     (2,793,455)    (1,396,223)      (444,885)
  Net interest expense..............................................      2,949,574      1,004,334        820,395
  Segment assets....................................................      4,579,975      2,483,090      2,444,460

NOTE 19. YEAR 2000

    The Company is assessing the readiness of its systems for handling the Year 2000. Although the assessment is still underway, management currently believes that all material systems will be compliant by Year 2000 and that the costs associated with this are not material. The Company has incurred only minimal costs to date associated with the Year 2000 issue.

    The Company is in the process of identifying key third-party vendors to understand their ability to continue providing services through Year 2000. The Company uses well-regarded nationally known software vendors for both its general accounting applications and industry-specific customer information and billing systems. The Company is implementing a new general accounting package which will be fully Year 2000 compatible, and the provider of the solid waste industry customer information and billing system is Year 2000 compatible. The Company's banking arrangements are with national banking institutions, which are taking all necessary steps to insure its customers' uninterrupted service throughout applicable Year 2000 timeframes. The Company's payroll is performed out-of-house by the largest provider of third party payroll services in the country, which has made a commitment of uninterrupted service to their customers throughout applicable Year 2000 timeframes.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 19. YEAR 2000 (CONTINUED)
    While the Company currently expects that the Year 2000 issue will not cause significant operational problems, delays in the implementation of new information systems, or failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of suppliers and financial institutions could have material adverse consequences. Therefore, the Company is developing contingency plans for continuous operations in the event such problems arise.

NOTE 20. SUBSEQUENT EVENTS

    SENIOR NOTES OFFERING AND DEBT REPAYMENT. On March 2, 1999, the Company completed a private placement of $100.0 million of 11.5% Senior Notes (the "Senior Notes") and warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share (the "Warrants"). The Senior Notes mature on January 15, 2006 and bear interest at 11.5% per annum, payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1999, subject to prepayment in certain circumstances. The interest rate on the Senior Notes is subject to adjustment upon the occurrence of certain events as provided in the Senior Notes Indenture. The Senior Notes may be redeemed at the option of the Company after March 2, 2003 at redemption prices set forth in the Senior Notes Indenture, together with accrued and unpaid interest. The Warrants are exercisable from September 2, 1999, through March 2, 2004. The number of shares for which, and the price per share at which, a Warrant is exercisable, are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The net proceeds to the Company, after deducting the discount to the initial purchaser and related issuance costs, was approximately $97.3 million. The Company used a portion of the proceeds from the Senior Notes to repay $20.0 million of the Company's 13% short term notes due June 30, 1999 (the outstanding balance of the 13% short-term notes was $7.5 million at December 31, 1998), $10.0 million of the BankNorth Group, N.A. credit facility and approximately $1.7 million of capital leases and other notes payable. In addition, the Company redeemed approximately $1.45 million principal amount of the Company's 10% Convertible Subordinated Debentures due October 6, 2000 and completed several acquisitions as described below. The Company intends to use the balance of the proceeds for general corporate purposes, including possible future acquisitions and working capital.

    CONVERSION OF DEBT INTO EQUITY. On March 3, 1999, the Company offered to exchange up to 2,244,109 shares of the Company's common stock for a portion of the Company's 7% Subordinated Notes due May 13, 2005. The exchange price per share of $4.63 was equal to the closing price of the common stock on the Nasdaq SmallCap Market on the first interim closing as reported by NASDAQ. Any accrued but unpaid interest on the Notes will be paid in cash. As a result of the exchange offer, the Company retired $10,449,000 of its 7% Convertible Subordinated Notes. The remaining 7% Convertible Subordinated Notes are convertible by holders into common stock at $10.00 per share.

    STOCK REPURCHASE WITH THE PROCEEDS OF THE SENIOR NOTES. The Company repurchased 497,778 shares of the Company's common stock from the Federal Deposit Insurance Corporation (FDIC) for an aggregate purchase price of approximately $2.8 million.

    ACQUISITIONS. Since December 31, 1998 through March 24, 1999. The Company has completed six acquisitions, consisting of five collection operations and one landfill. The aggregate purchase price for these acquisitions was approximately $38 million which was paid in cash and the assumption of approximately $3 million of debt. These acquisitions have combined annual revenue of approximately $12 million. The acquisitions have all been recorded using the purchase method of accounting.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                 MARCH 31,
                                                                                   1999
                                                                                -----------
ASSETS
  Current assets:
    Cash and cash equivalents.................................................  $36,816,693
    Accounts receivable, less allowance for doubtful accounts of $125,816.....    6,131,059
    Prepaid expenses and other current assets.................................    3,302,502
                                                                                -----------
      Total current assets....................................................   46,250,254

  Restricted cash and securities..............................................       40,337
  Property and equipment, net (Notes 2 and 3).................................   76,822,303
  Intangible assets, net (Notes 2 and 4)......................................   45,166,342
  Other assets................................................................    5,604,886
                                                                                -----------
      Total assets............................................................  $173,884,122
                                                                                -----------
                                                                                -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt and notes payable (Note 5)..............  $   256,865
    Accounts payable..........................................................    4,782,915
    Accrued expenses..........................................................    4,421,146
    Deferred revenue..........................................................    2,649,614
                                                                                -----------
      Total current liabilities...............................................   12,110,540

  Long-term debt and notes payable (Note 5)...................................  151,800,557
  Landfill closure and post-closure costs.....................................    4,081,000
                                                                                -----------
      Total liabilities.......................................................  167,992,097
                                                                                -----------
Commitments and Contingencies (Note 7)

Stockholders' equity (Note 5 and 6):
  Common stock, $.01 par value. Authorized 30,000,000 shares; 13,465,094
    shares issued and outstanding.............................................      134,651
  Additional paid-in capital..................................................   50,643,082
  Accumulated deficit.........................................................  (44,885,708)
                                                                                -----------
      Total stockholders' equity..............................................    5,892,025
                                                                                -----------
      Total liabilities and stockholders' equity..............................  $173,884,122
                                                                                -----------
                                                                                -----------

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED MARCH 31
                                                                                     ----------------------------
                                                                                         1999           1998
                                                                                     -------------  -------------
Revenues...........................................................................   $ 8,862,258    $ 1,527,970

Cost of operations:
  Operating expenses...............................................................     5,571,116        863,580
  Depreciation and amortization....................................................     1,752,514        374,242
  Acquisition integration costs (Note 2)...........................................       544,400        320,000
                                                                                     -------------  -------------
    Total costs of operations......................................................     7,868,030      1,557,822
                                                                                     -------------  -------------
    Gross profit (loss)............................................................       994,228        (29,852)

Selling, general and administrative expenses.......................................     1,913,609        657,213
                                                                                     -------------  -------------
    Loss from operations...........................................................      (919,381)      (687,065)
                                                                                     -------------  -------------
Other income (expense):
  Royalty and other income (expense), net..........................................      (132,402)       (14,126)
  Interest income..................................................................       168,342         27,985
  Interest expense and financing costs.............................................    (2,006,467)      (434,045)
  Non-cash charge for debt conversion (Note 5).....................................    (5,583,717)            --
                                                                                     -------------  -------------
    Total other income (expense)...................................................    (7,554,244)      (420,186)
                                                                                     -------------  -------------
    Loss before extraordinary item.................................................    (8,473,625)    (1,107,251)

      Extraordinary item--
        loss on extinguishment of debt.............................................      (223,008)            --
                                                                                     -------------  -------------
    Net loss.......................................................................    (8,696,633)    (1,107,251)

  Preferred stock dividends........................................................            --        242,524
                                                                                     -------------  -------------
    Net loss available for common shareholders.....................................   $(8,696,633)   $(1,349,775)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Basic net loss per share:
  Loss from continuing operations..................................................   $     (0.72)   $     (0.35)
  Extraordinary item...............................................................         (0.02)            --
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Basic net loss per share.........................................................   $     (0.74)   $     (0.35)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average number of shares used in
  computation of basic net loss per share..........................................    11,737,727      3,904,969
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                        THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                        -------------------------
                                                                                            1999         1998
                                                                                        ------------  -----------
Cash flows from operating activities:
  Net loss............................................................................  $ (8,696,633) $(1,107,251)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
    Depreciation and amortization.....................................................     1,775,970      406,116
    Non-cash charge for conversion of debt to equity..................................     5,583,717           --
    Accrued landfill closure and post-closure costs...................................        74,244       47,000
    Extraordinary loss on extinguishment of debt......................................       223,008           --
    Changes in assets and liabilities:
    Accounts receivable...............................................................      (885,610)     158,165
    Prepaid expenses and other current assets.........................................     1,543,673      (68,734)
    Accounts payable..................................................................       403,520      581,440
    Accrued expenses..................................................................     1,449,618     (453,861)
    Deferred revenue..................................................................       263,453           --
                                                                                        ------------  -----------
  Net cash provided (used) by continuing operations...................................     1,734,960     (437,125)
  Net cash used by discontinued operations and restructuring..........................            --     (583,290)
                                                                                        ------------  -----------
    Net cash provided (used) by operating activities..................................     1,734,960   (1,020,415)
                                                                                        ------------  -----------
Cash flows from investing activities:
  Net assets acquired through acquisitions............................................   (35,997,173)  (4,531,781)
  Restricted cash and securities......................................................          (495)      25,000
  Landfills...........................................................................            --      (14,392)
  Landfill and other development projects.............................................      (786,495)     (67,840)
  Machinery and equipment.............................................................      (210,997)    (112,321)
  Rolling stock.......................................................................      (303,747)      (5,412)
  Containers..........................................................................      (719,931)      (1,543)
  Office furniture and equipment......................................................      (157,799)    (141,983)
  Deposits for future acquisitions....................................................            --   (2,301,957)
  Intangible assets...................................................................      (443,086)      (3,964)
  Other assets........................................................................      (451,629)    (124,272)
                                                                                        ------------  -----------
    Net cash used by investing activities.............................................   (39,071,352)  (7,280,465)
                                                                                        ------------  -----------
Cash flows from financing activities:
  Deferred financing and registration costs...........................................    (2,590,393)    (253,879)
  Repurchase of common stock..........................................................    (2,835,022)          --
  Repayments of notes payable and long-term debt......................................   (20,615,113)  (1,541,420)
  Borrowings from notes payable and long-term debt....................................   100,000,000    8,009,369
  Proceeds from issuance of common stock..............................................            --       16,583
                                                                                        ------------  -----------
    Net cash provided by financing activities.........................................    73,959,472    6,230,653
                                                                                        ------------  -----------
Increase (decrease) in cash and cash equivalents......................................    36,623,080   (2,070,227)
Cash and cash equivalents, beginning of period........................................       193,613    2,964,274
                                                                                        ------------  -----------
Cash and cash equivalents, end of period..............................................  $ 36,816,693  $   894,047
                                                                                        ------------  -----------
                                                                                        ------------  -----------

          See accompanying notes to consolidated financial statements.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements of Waste Systems and its subsidiaries include the accounts of the Company after elimination of all significant intercompany accounts and transactions. These consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999 and for all periods presented have been made. The results of operations for the period ended March 31, 1999 are not necessarily indicative of the operating results for the full year. Certain information and footnote disclosure normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

    There have been no significant additions to or changes in accounting policies of the Company since December 31, 1998. For a complete description of the Company's accounting policies, see Note 2 to Consolidated Financial Statements for December 31, 1998, 1997 and 1996 on F-11.

NOTE 2. ACQUISITIONS

    During the three months ended March 31, 1999, Waste Systems acquired three collection companies and a landfill in central Pennsylvania, one collection company in central Massachusetts, and one collection company in upstate New York. The aggregate cost of the acquisitions was approximately $37.9 million consisting of $36.0 million in cash and $1.9 million in assumed liabilities. The acquisitions have combined annual revenues of approximately $12.0 million. The acquisitions have been accounted for using the purchase method of accounting. The purchase prices were allocated to the assets and liabilities of the acquired companies based on their respective fair values at the dates of acquisition as follows: the Company acquired property and equipment of approximately $30.3 million, intangible assets of $7.5 million and other assets of $0.1 million. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $6.4 million has been recorded as goodwill and is being amortized on a straight-line basis over forty years.

    Acquisition integration costs consist of one-time, non-recurring costs, which in the opinion of management have no future value and, therefore, are expensed. Such costs include termination and retention of employees, lease termination costs, costs related to the integration of information systems and costs related to the change of name of the acquired company or business. These charges are estimated and accrued at the time the acquisition is closed. The estimates are reviewed frequently by Company management and the related operation teams integrating the new acquisitions and adjusted as required. Acquisition integration costs totaled approximately $544,400 and $320,000 for the three months ended March 31, 1999 and 1998, respectively.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and the aggregate of the acquired entities for the three months ended March 31, 1999 and 1998 as if the acquisitions had occurred as of January 1, 1998 after giving effect to certain adjustments, including amortization of intangibles and additional depreciation of property and equipment. The pro forma financial information does not necessarily reflect the results of operations

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 2. ACQUISITIONS (CONTINUED)
that would have occurred had the Company and the aggregate of the acquired entities constituted a single entity during such period.

                                                               MARCH 31, 1999  MARCH 31, 1998
                                                               --------------  --------------
                                                                (UNAUDITED)     (UNAUDITED)
Net revenues.................................................   $  9,973,000    $  9,491,000
                                                               --------------  --------------
                                                               --------------  --------------
Loss from operations.........................................   $ (2,346,000)   $ (1,244,000)
                                                               --------------  --------------
                                                               --------------  --------------
Net loss.....................................................   $ (8,049,000)   $ (1,244,000)
                                                               --------------  --------------
                                                               --------------  --------------
Basic loss per share.........................................   $      (0.68)   $      (0.32)
                                                               --------------  --------------
                                                               --------------  --------------

NOTE 3. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of the following:

                                                                                MARCH 31, 1999
                                                                                --------------
Landfills.....................................................................   $ 46,549,564
Landfill and other development projects.......................................      9,452,706
Buildings, facilities and improvements........................................      4,519,513
Machinery and equipment.......................................................      4,520,197
Rolling stock.................................................................     10,562,773
Containers....................................................................      5,738,833
Office furniture and equipment................................................        889,334
                                                                                --------------
                                                                                   82,232,920
  Less accumulated depreciation and amortization..............................     (5,410,617
                                                                                --------------
Property and equipment, net...................................................   $ 76,822,303
                                                                                --------------
                                                                                --------------

NOTE 4. INTANGIBLE ASSETS

    Intangible assets consist of the following;

                                                                                MARCH 31, 1999
                                                                                --------------
Goodwill......................................................................   $ 36,746,649
Non-compete agreements                                                              4,967,435
Customer lists................................................................      4,573,599
Other.........................................................................        734,133
                                                                                --------------
                                                                                   47,021,816
    Less accumulated amortization.............................................     (1,855,474)
                                                                                --------------
Total intangible assets.......................................................   $ 45,166,342
                                                                                --------------
                                                                                --------------

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 5. LONG-TERM DEBT AND NOTES PAYABLE

    CONVERTIBLE SUBORDINATED NOTES AND CONVERSION INTO EQUITY. On May 13, 1998, the Company closed an offering of $60.0 million in 7% Convertible Subordinated Notes (the "Notes" or "7% Subordinated Notes"), which resulted in net proceeds to the Company of approximately $58.3 million. The Notes mature in May 2005, and bear interest at 7.0% per annum, payable semi-annually in arrears on each June 30 and December 31. The Notes and any accrued but unpaid interest are convertible into common stock at a conversion price of $10.00 per share. The shares are convertible at the option of the holder at any time and can be mandatorily converted by the Company after two years if the Company's common stock closing price equals or exceeds the conversion price of $10.00 per share for a period of 20 consecutive trading days. The Company used the majority of the proceeds from the Notes to repay existing debt of approximately $11.7 million and complete several acquisitions.

    On March 31, 1999, the Company exchanged 2,244,109 shares of the Company's common stock for $10,449,000 of the Notes. The exchange price per share of $4.656 was equal to the closing price of the common stock as reported by NASDAQ on that date. Interest on the Notes totaling approximately $183,000 was paid in cash.

    In connection with the conversion of debt into equity, the Company issued 1,199,252 shares of common stock in excess of the shares that would have been issued if the debt was converted in accordance with its original terms. The Company recorded a non-cash charge of $5,583,717 attributable to the issuance of these additional shares of common stock, which has been offset in consolidated stockholders' equity by the additional deemed proceeds from the issuance of the shares.

    SENIOR NOTES OFFERING AND DEBT REPAYMENT. On March 2, 1999, the Company completed a private placement of $100.0 million of 11.5% Senior Notes (the "Senior Notes") and warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock at an exercise price of $6.25 per share (the "Warrants"). The Senior Notes mature on January 15, 2006 and bear interest at 11.5% per annum, payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1999, subject to prepayment in certain circumstances. The interest rate on the Senior Notes is subject to adjustment upon the occurrence of certain events as provided in the Indenture for the Senior Notes offering. The Senior Notes may be redeemed at the option of the Company after March 2, 2003 at redemption prices set forth in the Senior Notes Indenture, together with accrued and unpaid interest. The Warrants are exercisable from September 2, 1999, through March 2, 2004. The number of shares for which, and the price per share at which, a Warrant is exercisable, are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The net proceeds to the Company, after deducting the discount to the initial purchaser and related issuance costs, was approximately $97.3 million. The Company used a portion of the proceeds from the Senior Notes to repay existing debt of approximately $20.6 and completed several acquisitions as previously described. The Company intends to use the balance of the proceeds for general corporate purposes, including possible future acquisitions and working capital.

    The Company had a $10 million line of credit facility with The BankNorth Group, N.A. which was fully drawn as of December 31, 1998. The entire balance was repaid on March 2, 1999 with the proceeds from the Senior Notes and the credit facility was closed. The Company is currently negotiating a new expanded facility with The BankNorth Group, N.A. which it expects to close in the second quarter of 1999.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 6. COMMON STOCK

    With a portion of the proceeds of the Senior Notes discussed above, the Company repurchased 566,278 shares of its common stock from the period March 3, 1999 through May 13, 1999 for an aggregate cost of approximately $3.2 million. These shares were retired upon repurchase.

NOTE 7. COMMITMENTS AND CONTINGENCIES

    In the normal course of its business, and as a result of the extensive governmental regulation of the solid waste industry, the Company periodically may become subject to various judicial and administrative proceedings involving federal, state, or local agencies. In these proceedings, the agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time, the Company also may be subjected to actions brought by citizens' groups in connection with the permitting of its landfills or transfer stations, or alleging violations of the permits pursuant to which the Company operates. Certain federal and state environmental laws impose strict liability on the Company for such matters as contamination of water supplies or the improper disposal of waste. The Company's operation of landfills subjects it to certain operational, monitoring, site maintenance, closure and post-closure obligations which could give rise to increased costs for monitoring and corrective measures.

    The Company has environmental impairment liability insurance policies at each of its operating landfills which covers claims for sudden or gradual onset of environmental damage. If the Company were to incur liability for environmental damage in excess of its insurance limits, its financial condition could be adversely affected. The Company carries a comprehensive general liability insurance policy which management considers adequate at this time to protect its assets and operations from other risks.

    None of the Company's landfills is currently connected with the Superfund National Priorities List or potentially responsible party issues.

    The Company is party to pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's management, after consultation with outside legal counsel, is of the opinion that the expected final outcome should not have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 8. SEGMENT INFORMATION

    The Company manages its business segments primarily on a regional basis. The Company's reportable segments are comprised of central Pennsylvania, Vermont, upstate New York and central Massachusetts. The accounting policies of the various segments are the same as those described in the "Summary of Significant Accounting Policies" in Note 2 in the Company's Notes to Consolidated Financial Statements for December 31, 1998, 1997 and 1996. The Company evaluates the performance of its segments based on operating income (loss), EBITDA and Adjusted EBITDA, as further described in Note 18 in the Company's Notes to Consolidated Financial Statements for December 31, 1998, 1997 and 1996.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 8. SEGMENT INFORMATION (CONTINUED)
    Summary information by segment as of and for the three months ended March 31, 1999 and 1998 is as follows:

                                                                                           1999           1998
                                                                                       -------------  ------------
Central Pennsylvania
    Revenue..........................................................................  $   3,326,390            --
    Income (loss) from continuing operations.........................................       (125,558)           --
    EBITDA...........................................................................        683,392            --
    Adjusted EBITDA..................................................................        863,966            --
    Segment assets...................................................................     77,217,152     2,401,956

Vermont
    Revenues.........................................................................  $   2,277,959  $  1,527,970
    Income (loss) from continuing operations.........................................        578,204       (86,373)
    EBITDA...........................................................................      1,144,884       287,869
    Adjusted EBITDA..................................................................      1,149,965       607,869
    Segment assets...................................................................     27,203,469    18,981,555

Upstate New York
    Revenue..........................................................................  $   2,023,405            --
    Income (loss) from continuing operations.........................................       (249,252)           --
    EBITDA...........................................................................          9,242            --
    Adjusted EBITDA..................................................................        267,489            --
    Segment assets...................................................................     14,980,307            --

Central Massachusetts
    Revenue..........................................................................  $   1,234,504            --
    Income (loss) from continuing operations.........................................        (99,749)           --
    EBITDA...........................................................................         18,642            --
    Adjusted EBITDA..................................................................        119,140            --
    Segment assets...................................................................     13,130,050     1,111,352

Corporate
    Revenue..........................................................................  $          --            --
    Income (loss) from continuing operations.........................................     (1,023,026)     (600,692)
    EBITDA...........................................................................       (999,571)     (568,818)
    Adjusted EBITDA..................................................................       (999,571)     (568,818)
    Segment assets...................................................................     41,353,144     1,383,552

NOTE 9. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    During the three months ended March 31, 1999 and 1998, cash paid for interest was $620,903 and $299,059, respectively.

    On March 31, 1999, the Company exchanged 2,244,109 shares of the Company's common stock for $10,449,000 of its 7% Subordinated Notes. The Company incurred a non-cash charge of $5,583,717 in connection with this conversion of debt into equity.

               WASTE SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 9. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION: (CONTINUED)
    In connection with the Company's acquisitions, during 1999, the Company acquired property and equipment of $30.3 million, intangible assets of $7.5 million and other assets of $0.1 million. The Company paid $36.0 million in cash and assumed liabilities from the acquired companies of $1.9 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WASTE SYSTEMS INTERNATIONAL, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL             , 2000 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   [        ]

                                 WASTE SYSTEMS
                              INTERNATIONAL, INC.

                         11 1/2% SERIES B SENIOR NOTES
                                    DUE 2006
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    We have obtained directors' and officers' insurance providing benefits aggregating $5 million. In addition, Article X of our Second Amended and Restated Certificate of Incorporation (the "Charter") provides that directors or officers of Waste Systems, or others serving as a director or officer of another corporation at our request, shall be indemnified to the fullest extent permitted by the DGCL. Article X further provides that the indemnification rights provided by such Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the Charter further provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Any amendment or repeal of Article VII by the stockholders or an amendment to the DGCL shall not adversely affect any right or protection under such Article existing at the time of such amendment or repeal with respect to any act or omission occurring prior to such amendment or repeal of a person serving as a director at the time of such amendment or repeal.

    Article V of our By-laws provides that present and former directors and officers of Waste Systems shall be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may in the future be amended to provide for broader indemnification rights, against any and all reasonable expenses or liability incurred in connection with any threatened, pending or completed legal proceeding in which any such person is involved as a result of serving or having served as a director or officer of Waste Systems, as a director or officer of any subsidiary of Waste Systems, or acting or having acted in any capacity with any other entity at our written request or direction, in each case if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Waste Systems, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. The By-laws provide that any indemnification extended to an officer pursuant to Article V shall include the reimbursement of expenses by us prior to the final disposition of the proceeding upon the receipt of an undertaking by such indemnified person to repay such payment if it is determined that such indemnified person is not entitled to such reimbursement. The By-laws further provide that the previously described provisions of Article V are deemed to be a contract between Waste Systems and each director and officer. In addition, the By-laws provide that the provisions with respect to indemnification and payment of expenses incurred in defending a covered proceeding shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Charter or the By-laws, agreement, vote of the stockholders or disinterested directors or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        3.1    Second Amended and Restated Certificate of Incorporation of Waste Systems International, Inc. filed
               February 13, 1998 (incorporated by reference to Exhibit 3(i).1 to the Company's Annual Report on Form
               10-K for the year ended December 31, 1997).

        3.2    Certificate of Designation of Series B Convertible Preferred Stock of Waste Systems International,
               Inc. filed March 5, 1998 (incorporated by reference to Exhibit 3(i).2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

        3.3    Certificate of Corrections to the Second Amended and Restated Certificate of Incorporation of Waste
               Systems International, Inc. as filed February 13, 1998, filed March 17, 1998 (incorporated by reference to Exhibit 3(i).3 to the Company's Annual Report on Form 10-K for the year ended December
               31, 1997).

        3.4    Certificate of Designation of Series B Convertible Preferred Stock of Waste Systems International,
               Inc. filed October 20, 1997 (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

        3.5    Bylaws of the Company, adopted and effective as of October 27, 1997 (incorporated by reference to
               Exhibit 3(ii).1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

        4.1    Amended and Restated Subscription Agreement dated as of June 30, 1997 (incorporated by reference to
               Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

        4.2    Indenture, dated as of March 2, 1999, between Waste Systems International, Inc. and IBJ Whitehall
               Bank & Trust Company, including a form of the 11 1/2% Senior Note due 2006 (incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, dated March 2, 1999).

        4.3    Warrant Agreement, dated as of March 2, 1999, between Waste Systems International, Inc. and subsidiaries and IBJ Whitehall Bank & Trust Company, a New York banking corporation as warrant agent
               (incorporated by reference to Exhibit No. 4.2 of the Company's Current Report on Form 8-K, dated
               March 2, 1999).

        4.4    Note Registration Rights Agreement, dated as of March 2, 1999, by and among Waste Systems
               International, Inc. and its subsidiaries and First Albany Corporation (incorporated by reference to
               Exhibit No. 4.3 of the Company's Current Report on Form 8-K, dated March 2, 1999).

        4.5    Warrant Registration Rights Agreement, dated as of March 2, 1999, by and among Waste Systems
               International, Inc. and its subsidiaries and First Albany Corporation (incorporated by reference to
               Exhibit No. 4.4 of the Company's Current Report on Form 8-K, dated March 2, 1999).

       5.1*    Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

       8.1*    Opinion of Goodwin, Procter & Hoar LLP regarding tax matters.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       10.2    1995 Stock Option Plan (incorporated by Reference to Exhibit 10.1 of the Company's Current Report on
               Form 8-K, dated March 29, 1995).

       10.3    Agreement between BioSafe, Inc. and the Town of South Hadley, Massachusetts, dated August 22, 1995
               (incorporated by reference to Exhibit No. 10.12 to the Registration Statement on Form S-1 of BioSafe
               International, Inc. File No. 33-93966 as filed on June 26 1995).

       10.4    Form of 10% Convertible, Redeemable, Subordinated Note Due 2000 (incorporated by reference to Exhibit
               No. 10.15 to the Registration Statement on Form S-1 of BioSafe International, Inc. File No.
               33-93966).

      12.1*    Statements re: Computation of Ratios.

     21.1**    Schedule of Subsidiaries.

      23.1*    Consent of Goodwin, Procter & Hoar LLP.

       23.2    Consent of KPMG LLP, Independent Accountants.

     24.1**    Powers of Attorney.

     25.1**    Statement of eligibility of Trustee.

      27.1*    Financial Data Schedules.

     99.1**    Form of Letter of Transmittal.

      99.2*    Form of Notice of Guaranteed Delivery.

      99.3*    Form of Letter to Brokers.

      99.4*    Form of Letter to Clients.



 * To be filed by Amendment
** Previously filed


ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington, Commonwealth of Massachusetts, on this 8th day of July, 1999.


                                WASTE SYSTEMS INTERNATIONAL, INC.

                                By:              /s/ ROBERT RIVKIN
                                     ------------------------------------------
                                                   Robert Rivkin
                                      EXECUTIVE VICE PRESIDENT--ACQUISITIONS,
                                        CHIEF FINANCIAL OFFICER, SECRETARY,
                                               TREASURER AND DIRECTOR
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Philip Strauss
                                      Chairman, Chief Executive Officer and President
                                      (Principal Executive Officer)

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Robert Rivkin
                                      Executive Vice President--Acquisitions,
                                      Chief Financial Officer, Secretary, Treasurer and
                                      Director
                                      (Principal Financial and Accounting Officer)

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Jay J. Matulich--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      David J. Breazzano--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Charles Johnston--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Judy K. Mencher--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      William B. Philipbar--Director



*By:/s/ ROBERT RIVKIN
    --------------------------------
    Robert Rivkin
    Attorney-in-fact

                                 CO-REGISTRANT
                                   SIGNATURES


    Pursuant to the requirements of Securities Act, each of the co-registrants listed on Footnote A hereto certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington, Commonwealth of Massachusetts, on this 8th day of July, 1999.



                                On behalf of each co-registrant listed on Footnote A hereto
                                WASTE SYSTEMS INTERNATIONAL, INC.

                                By:              /s/ ROBERT RIVKIN
                                     ------------------------------------------
                                                   Robert Rivkin
                                      EXECUTIVE VICE PRESIDENT--ACQUISITIONS,
                                        CHIEF FINANCIAL OFFICER, SECRETARY,
                                               TREASURER AND DIRECTOR
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Philip Strauss
                                      Chairman, Chief Executive Officer and President
                                      (Principal Executive Officer)

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Robert Rivkin
                                      Executive Vice President--Acquisitions,
                                      Chief Financial Officer, Secretary, Treasurer and
                                      Director
                                      (Principal Financial and Accounting Officer)

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Jay J. Matulich--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      David J. Breazzano--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Charles Johnston--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      Judy K. Mencher--Director

Date: July 8, 1999         By:        *
                                      -------------------------------------------
                                      William B. Philipbar--Director



*By:/s/ ROBERT RIVKIN
    -------------------------------------
    Robert Rivkin
    Attorney-in-fact